   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 2002

                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                       ENDURANCE SPECIALTY HOLDINGS LTD.
             (Exact Name of Registrant as Specified in Its Charter)

              BERMUDA                                6331                            NOT APPLICABLE
  (State or Other Jurisdiction of        (Primary Standard Industrial     (I.R.S. Employer Identification No.)
   Incorporation or Organization)        Classification Code Number)

                                  CROWN HOUSE
                              4 PAR-LA-VILLE ROAD
                            HAMILTON HM 08, BERMUDA
                                 (441) 278-0400
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             CT CORPORATION SYSTEM
                         111 EIGHTH AVENUE, 13TH FLOOR
                            NEW YORK, NEW YORK 10011
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ---------------------

                                   COPIES TO:

              SUSAN J. SUTHERLAND, ESQ.                                 MICHAEL GROLL, ESQ.
       SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                       SHERI E. BLOOMBERG, ESQ.
                  FOUR TIMES SQUARE                            LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
               NEW YORK, NEW YORK 10036                                 125 WEST 55TH STREET
                    (212) 735-3000                                    NEW YORK, NEW YORK 10019
              (212) 735-2000 (FACSIMILE)                     (212) 424-8000; (212) 424-8500 (FACSIMILE)

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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--------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                       AGGREGATE OFFERING           AMOUNT OF
                SECURITIES TO BE REGISTERED                        PRICE(1)(2)            REGISTRATION FEE
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Ordinary Shares, $1.00 par value............................       $200,000,000               $18,400
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(1) Includes shares to cover over-allotments, if any, pursuant to an over-allotment option granted to the underwriters.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                Subject to Completion. Dated December 19, 2002.
PROSPECTUS

                                  ,000,000 SHARES

                                (ENDURANCE LOGO)

                       ENDURANCE SPECIALTY HOLDINGS LTD.
                                ORDINARY SHARES
                             ----------------------

       This is the initial public offering of ordinary shares of Endurance
Specialty Holdings Ltd. All of the           ordinary shares are being sold by
the Company.

       The Company expects the initial public offering price to be between
$     and $     per share. No public market currently exists for the ordinary shares. The Company intends to apply to have the ordinary shares approved for listing on the New York Stock Exchange under the symbol "ENH."
                             ----------------------

       INVESTING IN THE ORDINARY SHARES INVOLVES RISK.   SEE "RISK FACTORS"
BEGINNING ON PAGE 9 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING ORDINARY SHARES.
                             ----------------------

                                                              PER SHARE              TOTAL
                                                              ---------              -----
Initial public offering price...............................    $                    $
Underwriting discount.......................................    $                    $
Proceeds, before expenses, to Endurance Specialty Holdings
  Ltd.......................................................    $                    $

                             ----------------------
       To the extent that the underwriters sell more than      ordinary shares,
the underwriters have the option to purchase up to an additional      ordinary
shares from the Company at the initial price to public less the underwriting discount.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The shares will be ready for delivery on or about           , 2003.
                             ----------------------

                           JOINT BOOKRUNNING MANAGERS
GOLDMAN, SACHS & CO.                                         MERRILL LYNCH & CO.
                             ----------------------
                                    JPMORGAN
                             ----------------------
CREDIT SUISSE FIRST BOSTON                                         DEUTSCHE BANK
                             ----------------------

                The date of this prospectus is           , 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    9
Cautionary Statement Regarding Forward-Looking Statements...   27
Use of Proceeds.............................................   28
Dividend Policy.............................................   29
Capitalization..............................................   30
Dilution....................................................   31
Selected Consolidated Financial Information.................   32
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   34
Industry Background.........................................   46
Business....................................................   48
Regulatory Matters..........................................   65
Management..................................................   76
Principal Shareholders......................................   85
Certain Relationships and Related Transactions..............   88
Description of Share Capital................................   89
Certain Indebtedness........................................  101
Shares Eligible for Future Sale.............................  103
Material Tax Considerations.................................  105
Underwriting................................................  114
Legal Matters...............................................  117
Experts.....................................................  117
Where You Can Find More Information.........................  117
Enforceability of Civil Liabilities under United States
  Federal Securities Laws and Other Matters.................  118
Index to Consolidated Financial Statements..................  F-1
Glossary of Selected Insurance and Other Terms..............  G-1

                             ---------------------

       YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY THESE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR ORDINARY SHARES.

       ORDINARY SHARES MAY BE OFFERED OR SOLD IN BERMUDA ONLY IN COMPLIANCE WITH THE PROVISIONS OF THE INVESTMENT BUSINESS ACT OF 1998 OF BERMUDA WHICH REGULATES THE SALE OF SECURITIES IN BERMUDA. IN ADDITION, THE BERMUDA MONETARY AUTHORITY (THE "BMA") MUST APPROVE ALL ISSUANCES AND TRANSFERS OF SHARES OF A BERMUDA EXEMPTED COMPANY. BEFORE THIS OFFERING, WE EXPECT THE BMA WILL HAVE ISSUED THEIR PERMISSION FOR THE ISSUE AND FREE TRANSFERABILITY OF THE ORDINARY SHARES BEING OFFERED PURSUANT TO THIS PROSPECTUS, AS LONG AS THE SHARES ARE LISTED ON THE NYSE, TO AND AMONG PERSONS WHO ARE NON-RESIDENTS OF BERMUDA FOR EXCHANGE CONTROL PURPOSES. IN ADDITION, WE WILL DELIVER TO AND FILE A COPY OF THIS PROSPECTUS WITH THE REGISTRAR OF COMPANIES IN BERMUDA IN ACCORDANCE WITH BERMUDA LAW. THE BMA AND THE REGISTRAR OF COMPANIES ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY PROPOSAL OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED IN THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

       This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read the entire prospectus carefully, including the "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" sections and our consolidated financial statements and the notes to those financial statements before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to "we," "us," "our" and "the Company" refer to the consolidated operations of Endurance Specialty Holdings Ltd., and its direct and indirect subsidiaries, including Endurance Specialty Insurance Ltd. ("Endurance Bermuda"), Endurance Worldwide Holdings Limited, Endurance Worldwide Insurance Limited ("Endurance U.K."), Endurance U.S. Holdings Corp. and Endurance Reinsurance Corporation of America ("Endurance U.S."). "Endurance Holdings" refers solely to Endurance Specialty Holdings Ltd. In this prospectus, amounts are expressed in U.S. dollars and the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), except as otherwise indicated. We have included a glossary of insurance and other terms, commencing on page G-1. Each term defined in the glossary is printed in boldface the first time it appears in this prospectus. On December 17, 2002, we effected a share premium issuance to our existing shareholders. Except as otherwise indicated, all share data in this prospectus assumes the share premium issuance to our existing shareholders of four additional shares for each common share outstanding had occurred as of the date such data is presented. As used in this prospectus, "common shares" refers to our ordinary shares and class A shares, collectively. Unless otherwise indicated, all data in this prospectus assumes no exercise of either the underwriters' over-allotment option or of any outstanding warrants or options to purchase common shares of Endurance Holdings.

                                  THE COMPANY

OVERVIEW

       Endurance Holdings is a holding company domiciled in Bermuda. Through our operating subsidiaries based in Bermuda, the United Kingdom and the United States, we focus on writing specialty lines of commercial PROPERTY and CASUALTY INSURANCE and REINSURANCE on a global basis. We define specialty lines as those lines of insurance and reinsurance that require dedicated, specialized UNDERWRITING skills and resources in order to be profitably underwritten. Our portfolio of specialty lines of business is organized into the following segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk and other specialty lines.

       We seek to create a portfolio of specialty lines which are profitable and have limited CORRELATION with one another. We believe that a well constructed portfolio of diversified risks will produce less volatile results than each of the individual lines of business independently and will provide a superior risk-adjusted return on our capital. We identify and underwrite attractive insurance and reinsurance business through our experienced underwriting staff and apply a centralized quantitative framework of risk analysis across all of our business segments. We produce our business through the leading worldwide insurance and reinsurance intermediaries.

       We began operations on December 17, 2001 after Endurance Bermuda completed a private placement of $1.2 billion of its equity securities. Initial investors in Endurance Bermuda included Aon Corporation ("Aon"), Zurich Financial Services Group ("Zurich"), Thomas H. Lee Partners, L.P. ("THL"), Texas Pacific Group ("TPG"), Capital Z Financial Services Fund II, L.P. ("Capital Z"), Perry Capital, Metro Center Investments Pte Ltd, General Motors Asset Management ("GM"), Lightyear Capital, Credit Suisse First Boston, Golden Gate Capital, Reservoir Capital and TIAA-CREF.

       Since our founding and initial private placement, we have been able to achieve significant success in the development of our business. Our accomplishments include recruiting a highly experienced management team and building a staff of over 100; forming and licensing insurance subsidiaries in Bermuda, the United Kingdom and the United States; acquiring the property catastrophe business of

LaSalle Re Limited ("LaSalle"); establishing a $300 million credit facility; and repurchasing the equity interests in the Company owned by Zurich. For the nine months ended September 30, 2002, we had $623 million in GROSS PREMIUMS WRITTEN AND ACQUIRED and $63 million in net income. At September 30, 2002, we had $1.9 billion in total assets and $1.2 billion in shareholders' equity.

       Current conditions in the global insurance and reinsurance markets present an attractive opportunity for us to deploy our capital. Many global property and casualty insurers and reinsurers are currently experiencing significantly reduced capital resulting from several years of excessively competitive pricing, expanding coverage terms, significant increases in LOSSES from asbestos liability, under-reserving, poor investment performance and losses from the World Trade Center tragedy. This reduction in capacity has resulted in considerable increases in pricing and in terms and conditions that are significantly more favorable for insurers and reinsurers. We believe that the additional capital provided through this offering, combined with our business strategy, experienced management team and unencumbered balance sheet, will enhance our ability to benefit from this market environment.

OUR COMPETITIVE STRENGTHS

       We believe certain characteristics distinguish us from our competitors, including:

       - Extensive Specialized Underwriting and Risk Management Capabilities. We have made significant initial investments in our technical capabilities, including hiring 38 experienced UNDERWRITERS, an actuarial staff of seven, and a risk analysis and modeling staff of six. We extensively integrate our underwriting decisions with actuarial analysis, developing our own view as to the adequacy of the pricing in the insurance and reinsurance business which we underwrite.

       - Experienced Management Team. Our senior management team averages over 20 years of experience in the insurance and reinsurance industry. Our senior management, underwriting and technical professionals participate in our stock option plan that ties compensation to the achievement of goals aligned with those of our shareholders.

       - Strong Market Relationships. The underwriting expertise and extensive industry relationships previously developed by our senior management team and underwriters have allowed us to quickly establish our presence in the global insurance and reinsurance markets. We have strong relationships with major insurance and reinsurance brokers, including: Aon, Marsh & McLennan Companies, Inc. ("Marsh"), Willis Group Holdings, Ltd. ("Willis"), Benfield Group plc ("Benfield") and A.J. Gallagher & Co. ("A.J. Gallagher"). To date, we have written business with approximately 550 clients.

       - Bermuda-Based Operations. Bermuda is our principal base of operations. As one of the leading centers of the global insurance industry, Bermuda provides us with ready access to clients who increasingly seek Bermuda-based capacity to meet their insurance and reinsurance needs. Bermuda also has a well developed network of insurance and reinsurance brokers, an experienced pool of employees with significant insurance expertise and a very responsive regulatory environment which allows for rapid innovation in insurance and reinsurance products.

       - Conservative Investment Policy. We have a conservative investment policy aimed at minimizing the volatility of our investment results. At September 30, 2002, 100% of our invested assets were held in cash equivalents and fixed maturity securities, 86% of which were rated AAA and 100% were rated A or better, with an average duration of 2.6 years.

       - Unencumbered Capital Base. We have statutory capital and surplus of approximately $1.2 billion. As a newly formed company, we are unencumbered by any historical losses relating to asbestos liabilities, the World Trade Center tragedy and other historical liability EXPOSURES currently affecting many of our competitors. By choosing to form and license new subsidiaries rather than assuming unknown liabilities through the acquisition of existing licensed "shell" companies, we have no risk that loss reserve development relating to historical exposures prior to our formation will negatively impact our future financial results. We believe that our unencumbered capital will allow us to distinguish ourselves from many of our competitors and help to attract clients who are seeking long-term financial stability from their insurers and reinsurers.

BUSINESS STRATEGY

       Our goal is to generate a superior long-term return on capital by leveraging our competitive strengths and executing our strategy. The key elements of our strategy are:

       - Maintain a Portfolio of Profitable Specialty Lines. We believe that there are significant opportunities in a number of lines of business in the current market environment. We participate in those specific specialty lines which we believe have the potential to offer the highest risk-adjusted return on capital and in which we believe we can establish a competitive advantage through our specialized teams of expert underwriters. We intend to use our ability to participate in multiple lines of business to deploy capital and resources to the most attractive business lines at the most opportune times.

       - Utilize Monoline Level of Expertise in Each Line of Business. We have formed teams of highly experienced professionals to manage each of our specific lines of business. Each team is led by a senior executive with extensive experience in the distinct business line for which the team is responsible and is supported by highly experienced underwriting personnel who are specialists in their unique business line.

       - Apply Extensive Technical Analysis to Our Underwriting. We manage our portfolio of risks through the utilization of CATASTROPHE modeling and dynamic financial analysis techniques that provide a quantitative basis for the management of risk aggregation and correlation. We license a broad array of catastrophe modeling products available from AIR Worldwide Corporation ("AIR") and RMS, Inc. ("RMS"). We have also launched our own proprietary underwriting risk management system and are building a proprietary suite of individual contract, portfolio and market risk management and price monitoring tools around this system. We intend to proactively monitor market trends to look for competitive threats to the lines of business in which we are operating as well as analyze potential new lines that may provide attractive opportunities.

             We require significant amounts of data in our underwriting process. We avoid writing business for which we believe sufficient data is not available, and therefore, to date have written no QUALIFYING QUOTA SHARES and only a limited amount of retrocessional business. We also limit the use of retrocessional protection, relying upon our underwriting analysis for risk management purposes.

       - Maintain an Efficient Expense Structure. We believe an efficient expense structure will allow us to produce more profitable results and more easily deploy our resources to those lines of business that become more attractive as market conditions change. Several factors contribute to our low cost structure, including our utilization of variable cost brokerage distribution, our presence in the Bermuda market which targets large insurance and reinsurance programs for clients, our current focus on high severity, low FREQUENCY lines which can be underwritten by relatively small teams, and our centralized risk management structure which limits redundant expenses and systems.

       - Proactively Manage Our Capital Base. We actively manage our capital by allocating resources to underwriting opportunities which we believe will offer the highest risk-adjusted return on capital. Over the long-term, we will seek to return excess capital to our shareholders rather than use excess capital to underwrite business at unattractive pricing levels. We believe the acquisition of the LaSalle property catastrophe business and the repurchase of the Zurich equity stake in the Company demonstrates two different aspects of our proactive capital management.

RECENT DEVELOPMENTS

       In September 2002, Endurance Holdings repurchased 5,000,000 of its ordinary shares and cancelled warrants to purchase 2,049,600 of its ordinary shares from two subsidiaries of Zurich for $100 million in cash. We financed the purchase by drawing down $100 million from our existing term loan facility. This debt currently bears interest at the London Interbank Offer Rate ("LIBOR") plus 1.00%. See "Certain Indebtedness" for additional disclosure.

       Endurance U.K. was incorporated on April 10, 2002. On December 4, 2002, Endurance U.K. was authorized by the United Kingdom's Financial Services Authority ("FSA") to begin writing certain lines of insurance and reinsurance in the United Kingdom. As an authorized insurer in the United Kingdom, Endurance U.K. would be able to operate throughout the European Union, subject to compliance with certain notification requirements of the FSA and, in some cases, certain local regulatory requirements.

       Endurance U.S. was incorporated on September 5, 2002. On December 18, 2002, it received a license to write certain lines of reinsurance business in the State of New York from the New York State Department of Insurance (the "New York Department").

       On November 21, 2002, Endurance Holdings borrowed $92 million available under the term loan facility. These funds were used as part of a capital contribution to Endurance Bermuda, which in turn made contributions to Endurance U.S. and Endurance U.K. as part of their initial capitalization. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for additional disclosure.

                             ---------------------

       Our principal executive offices are located at Crown House, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda and our telephone number is (441) 278-0400.

                                  THE OFFERING

Shares we are offering........        ordinary shares

Over-allotment option.........        ordinary shares

Common shares to be
outstanding after this
offering......................                  shares

Voting rights.................   On all matters submitted to a vote of
                                 shareholders, holders of our ordinary shares are entitled to one vote per share, subject to the adjustments regarding voting set forth in "Description of Share Capital -- Voting
                                 Rights."

Use of proceeds...............   Assuming our ordinary shares are offered at an
                                 initial public offering price of $
                                 (the midpoint of the range stated on the front
                                 cover page of this prospectus), the net
                                 proceeds from this offering after deducting the
                                 estimated underwriting discount and our
                                 estimated offering expenses are estimated to be
                                 approximately $          million (assuming no
                                 exercise of the underwriters' over-allotment
                                 option) or approximately $          million
                                 (assuming the full exercise of the
                                 underwriters' over-allotment option). We intend to use these proceeds to provide additional capital to our subsidiaries, to repay a portion of the outstanding debt under our credit facilities and for other general corporate purposes.

Dividend policy...............   Our board of directors has not yet determined
                                 its intention regarding the payment of
                                 dividends on our ordinary shares. Our ability to pay dividends is subject to significant restrictions which are described under
                                 "Dividend Policy," "Regulatory Matters" and elsewhere in this prospectus.

Risk factors..................   See "Risk Factors" and other information
                                 included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Stock exchange listing........   We intend to apply to have our ordinary shares
                                 approved for listing on the New York Stock
                                 Exchange under the symbol "ENH."

The number of common shares to be outstanding after the offering is based upon the number of shares to be outstanding as of December 18, 2002 and reflects a share premium issuance of four additional shares for each common share outstanding that was effected immediately prior to that date. The information
above does not include           ordinary shares that may be issued pursuant to
the underwriters' over-allotment option, 3,287,290 ordinary shares issuable upon the exercise of stock options that had been granted as of September 30, 2002 or 6,641,960 ordinary shares and 600,930 class A shares issuable upon the exercise of warrants outstanding as of September 30, 2002.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

       The following table sets forth our summary consolidated financial information for the periods ended and as of the dates indicated. As described in
Note 1 to our consolidated financial statements included elsewhere in this prospectus, our consolidated financial statements include the accounts of both Endurance Holdings and Endurance Bermuda (our only operating subsidiary as of September 30, 2002). Endurance Bermuda was incorporated on November 30, 2001 and commenced operations on December 17, 2001. Endurance Holdings was incorporated on June 27, 2002 and effected an exchange offer in July 2002 with the shareholders of Endurance Bermuda. The exchange offer was accounted for as a business combination of companies under common control.

       The summary consolidated financial information presented below is derived from our consolidated financial statements included elsewhere in this prospectus. The financial information for and as of the nine months ended September 30, 2002 is based on our unaudited financial statements. These historical results are not necessarily indicative of results to be expected from any future period or of our full year performance. You should read this summary consolidated financial information together with our consolidated financial statements and related notes and the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                 PERIOD ENDED           NINE MONTHS ENDED
                                                               DECEMBER 31, 2001        SEPTEMBER 30, 2002
                                                             ---------------------    ----------------------
                                                             (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)
SUMMARY INCOME STATEMENT DATA:
Gross premiums written and acquired(a).....................         $   376                  $623,472
Net premiums written and acquired(b).......................             376                   590,513
Net premiums earned........................................               1                   204,282
Net investment income......................................             838                    29,355
Net realized gains on sales of investments.................              --                     3,688
Losses and loss expenses...................................              --                   115,146
Acquisition expenses.......................................              --                    33,304
General and administrative expenses........................             527                    26,494
Net income.................................................             312                    63,488
PER SHARE DATA:
Basic earnings per share...................................         $  0.01                  $   1.06
Diluted earnings per share.................................         $  0.01                  $   1.06
Weighted average number of common shares outstanding
  Basic....................................................          39,630                    59,945
  Diluted..................................................          39,630                    60,088

                                                                             AS OF SEPTEMBER 30, 2002
                                                        AS OF          -------------------------------------
                                                  DECEMBER 31, 2001        ACTUAL           AS ADJUSTED(C)
                                                  -----------------    --------------     ------------------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY BALANCE SHEET DATA:
Cash and investments............................     $1,162,498          $1,453,234
Total assets....................................      1,165,099           1,853,083
Reserve for losses and loss expenses............             --             114,779
Reserve for unearned premiums...................            375             402,803
Bank debt(d)....................................             --             100,000
Total shareholders' equity......................      1,162,312           1,174,408
PER SHARE DATA:
Book value per share(e).........................     $    19.37          $    21.35
Diluted book value per share(f).................     $    19.37          $    21.10
SELECTED NON-U.S. GAAP DATA:
Net operating income(g).........................     $      312          $   59,800

                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 2002
                                                              ------------------
Loss ratio(h)...............................................         56.4%
Acquisition expense ratio(i)................................         16.3%
General and administrative expense ratio(j).................         13.0%
                                                                     ----
Combined ratio(k)...........................................         85.7%
                                                                     ====

------------

(a) Gross premiums written and acquired for the nine months ended September 30, 2002 include $89 million of gross premiums acquired in the LaSalle transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(b) NET PREMIUMS WRITTEN AND ACQUIRED for the nine months ended September 30, 2002 include $67 million of net premiums acquired in the LaSalle transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(c) The as adjusted summary balance sheet data as of September 30, 2002 reflects
    the application of the net proceeds of the sale of           ordinary shares
    in this offering at an assumed initial public offering price of $     , the
    midpoint of the range set forth on the cover of this prospectus (assuming no exercise of the underwriters' over-allotment option) after deducting the estimated underwriting discount and our estimated offering expenses. See "Use of Proceeds."

(d) On November 21, 2002, Endurance Holdings borrowed the remaining $92 million available under its term loan facility. For a full description of the Company's credit facilities, see "Certain Indebtedness."

(e) Book value per share is based on total shareholders' equity divided by basic common shares outstanding of 60,000,000 at December 31, 2001 and 55,000,000 at September 30, 2002.

(f) Diluted book value per share is based on total shareholders' equity divided by the number of common shares and common share equivalents outstanding at the end of the period, using the treasury stock method. Common share equivalents include options and warrants which are dilutive when the book value of the Company exceeds the exercise price of the options or warrants. Diluted shares outstanding at December 31, 2001 were 60,000,000, and at September 30, 2002 were 55,667,170.

(g) Net operating income for the nine months ended September 30, 2002 is calculated by subtracting net realized gains on sales of investments of $3.7 million from net income of $63.5 million. Net operating income was equal to net income for the period ended December 31, 2001.

(h) The loss ratio is calculated by dividing losses and loss expenses by net premiums earned.

(i) The acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.

(j) The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(k) The combined ratio is the sum of the loss ratio, the acquisition expense ratio and the general and administrative expense ratio.

                                  RISK FACTORS

       Before investing in our ordinary shares you should carefully consider the following risk factors and all other information set forth in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the trading price of our ordinary shares to decline. You could lose all or part of your investment.

                         RISKS RELATING TO OUR BUSINESS

SINCE WE HAVE A LIMITED OPERATING HISTORY, IT IS DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.

       Our Bermuda insurance subsidiary, Endurance Bermuda, was formed on November 30, 2001 and began operations on December 17, 2001. Endurance Holdings was formed on June 27, 2002 and our other subsidiaries were only recently formed. We therefore have a limited operating and financial history. As a result, there is limited historical financial and operating information available to help you evaluate our past performance or to make a decision about an investment in our ordinary shares. Companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. These new companies must successfully develop business relationships, establish operating procedures, hire staff, install information management and other systems, establish facilities and obtain licenses, as well as take other steps necessary to conduct their intended business activities. There can be no assurance that we will be successful in implementing our business strategy or in completing the development of the infrastructure necessary to run our business. In addition, because our business consists of a relatively limited number of insurance and reinsurance transactions, and because we have not experienced any substantial CLAIMS to date, our historical financial results may not accurately predict our future performance. As a result of industry factors or factors specific to us, we may have to alter our anticipated methods of conducting our business, such as the nature, amount and types of risks we assume.

AS A PROPERTY AND PROPERTY CATASTROPHE INSURER AND REINSURER, WE ARE PARTICULARLY VULNERABLE TO LOSSES FROM CATASTROPHES.

       Our property and property catastrophe insurance and reinsurance operations expose us to claims arising out of catastrophes. Catastrophes can be caused by various unpredictable events, including earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, explosions and other natural or man-made disasters. We also face substantial exposure to losses resulting from acts of war, acts of terrorism and political instability. The global geographic distribution of our business subjects us to catastrophe exposure for natural events occurring in a number of areas throughout the world, including, but not limited to, windstorms in Europe, hurricanes in Florida, the Gulf Coast and the Atlantic coast regions of the United States, typhoons and earthquakes in Japan and earthquakes in California and the New Madrid region of the United States. The loss experience of property catastrophe insurers and reinsurers has generally been characterized as low frequency but high severity in nature. In the event that we experience CATASTROPHE LOSSES, there is no assurance that our unearned premium and LOSS RESERVES will be adequate to cover these risks. In addition, because accounting regulations do not permit insurers and reinsurers to reserve for such catastrophic events until they occur, claims from catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could have a material adverse affect on our financial condition or results of operations. Our ability to write new business also could be adversely impacted. See "Business -- Underwriting and Risk Management."

IF ACTUAL CLAIMS EXCEED OUR RESERVE FOR LOSSES AND LOSS EXPENSES, OUR FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED.

       Our success depends upon our ability to accurately assess the risks associated with the businesses that we insure or reinsure. We establish loss reserves to cover our estimated liability for the payment of all losses and LOSS EXPENSES incurred with respect to premiums earned on the policies that we write. Loss reserves do not represent an exact calculation of liability. Rather, loss reserves are estimates of what we expect the ultimate settlement and administration of claims will cost. These estimates are based upon actuarial and statistical projections and on our assessment of currently available data, as well as estimates of future trends in claims severity and frequency, judicial theories of liability and other factors. Loss reserve estimates are refined continually in an ongoing process as experience develops and claims are reported and settled. Establishing an appropriate level of loss reserves is an inherently uncertain process. Moreover, these uncertainties are greater for new issuers like us than for an issuer with a longer operating history because we do not yet have an established loss history. Because of this uncertainty, we cannot assure you that our reserves at any given time will prove adequate.

       To the extent we determine that actual losses and loss expenses exceed our expectations and reserves reflected in our financial statements, we will be required to immediately reflect these changes. This could cause a material increase in our liabilities and a reduction in our profitability, including an operating loss and reduction of capital. The number and size of reported claims that we have received to date has been small. In the future, the number of claims will increase, and their cumulative size could exceed our loss reserves.

THE RISKS ASSOCIATED WITH REINSURANCE UNDERWRITING COULD ADVERSELY AFFECT US.

       Because we participate in reinsurance markets, the success of our underwriting efforts depends, in part, upon the policies, procedures and expertise of the CEDING COMPANIES making the original underwriting decisions. We face the risk that these ceding companies may fail to accurately assess the risks that they assume initially, which, in turn, may lead us to inaccurately assess the risks we assume. If we fail to establish and receive appropriate premium RATES, we could face significant losses on these contracts.

THE FAILURE OF ANY OF THE LOSS LIMITATION METHODS WE EMPLOY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION OR ON OUR RESULTS OF OPERATIONS.

       We seek to limit our loss exposure by writing many of our insurance and reinsurance contracts on an EXCESS OF LOSS basis, adhering to maximum limitations on policies written in defined geographical zones, limiting program size for each client, establishing PER RISK and PER OCCURRENCE LIMITATIONS for each event and prudent underwriting guidelines for each program written. In the case of PROPORTIONAL TREATIES, we seek per occurrence limitations or LOSS RATIO CAPS to limit the impact of losses from any one event. Most of our direct LIABILITY INSURANCE policies include MAXIMUM AGGREGATE LIMITATIONS. We also seek to limit our loss exposure through geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and whether a policy falls within particular zone LIMITS. Disputes relating to coverage and choice of legal forum may also arise. There can be no assurance that various provisions of our policies, such as limitations or exclusions from coverage or choice of forum, will be enforceable in the manner we intend nor can there be any assurance that any of our other loss limitation methods will be effective. Underwriting is a matter of judgment, involving important assumptions about matters that are inherently unpredictable and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition and our results of operations, possibly to the extent of eliminating our shareholders' equity.

WE ARE DEPENDENT ON KEY EXECUTIVES.

       Our success substantially depends upon our ability to attract and retain qualified employees and upon the ability of our senior management and other key employees to implement our business strategy. We believe there are only a limited number of available qualified executives in the business lines in which we compete. Although we are not aware of any planned departures, we rely substantially upon the services of Kenneth J. LeStrange, our Chief Executive Officer, President and Chairman of the board of directors, Steven W. Carlsen, President of Endurance U.S., and James R. Kroner, our Chief Financial Officer. The loss of any of their services or the services of other members of our management team or the inability to attract and retain other talented personnel could impede the further implementation of our business strategy, which could have a material adverse effect on our business. We do not currently maintain key man life insurance policies with respect to any of our employees.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY BERMUDA EMPLOYMENT RESTRICTIONS.

       We will need to hire additional employees to work in Bermuda. Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. All of our Bermuda-based professional employees who require work permits have been granted permits by the Bermuda government. The terms of these permits range from three to five years depending on the individual. None of our current Bermuda employees for whom we have applied for a work permit have been denied. It is possible that we could lose the services of one or more of our key employees if we are unable to obtain or renew their work permits, which could have a material adverse affect on our business.

ENDURANCE BERMUDA AND ENDURANCE U.K. ARE RATED "A-" (EXCELLENT) BY A.M. BEST COMPANY AND A DECLINE IN THIS RATING COULD AFFECT THEIR STANDING AMONG BROKERS AND CUSTOMERS AND CAUSE OUR PREMIUMS AND EARNINGS TO DECREASE. OUR OTHER INSURANCE SUBSIDIARY MAY NOT BE ABLE TO OBTAIN OR MAINTAIN RATINGS.

       Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. A.M. Best assigned to Endurance Bermuda and Endurance U.K. a financial strength rating of "A-" (Excellent). The objective of A.M. Best's rating system is to provide an opinion of an insurer's or reinsurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect A.M. Best's opinion of Endurance Bermuda's and Endurance U.K.'s initial capitalization, management and sponsorship, and are not an evaluation directed to investors in our ordinary shares and are not a recommendation to buy, sell or hold our ordinary shares. These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best, and we cannot assure you that we will be able to retain these ratings.

       If Endurance Bermuda's or Endurance U.K.'s rating is reduced from its current level by A.M. Best, our competitive position in the insurance and reinsurance industry would suffer, and it would be more difficult for us to market our products. A downgrade could result in a significant reduction in the number of insurance and reinsurance contracts we write and in a substantial loss of business as client companies, and brokers that place such business, move to other competitors with higher ratings.

       Our other insurance subsidiary, Endurance U.S., has not yet received a rating from any rating agency. There can be no assurances that this insurance subsidiary will receive or be able to maintain any particular ratings, which could have an adverse effect on its competitive position.

OUR HOLDING COMPANY STRUCTURE AND CERTAIN REGULATORY AND OTHER CONSTRAINTS AFFECT OUR ABILITY TO PAY DIVIDENDS AND MAKE OTHER PAYMENTS.

       Endurance Holdings is a holding company and, as such, has no substantial operations of its own. Endurance Holdings does not have any significant operations or assets other than its ownership of the shares of its direct and indirect subsidiaries, including Endurance Bermuda, Endurance U.K. and Endurance U.S. Dividends and other permitted distributions from insurance subsidiaries are expected to be Endurance Holdings' sole source of funds to meet ongoing cash requirements, including debt service payments and other expenses, and to pay dividends, if any, to shareholders. Bermuda law and regulations, including, but not limited to Bermuda insurance regulation, restrict the declaration and payment of dividends and the making of distributions by Endurance Bermuda unless certain regulatory requirements are met. The inability of Endurance Bermuda to pay dividends in an amount sufficient to enable Endurance Holdings to meet its cash requirements at the holding company level could have a material adverse effect on its operations. In addition, Endurance U.K. and Endurance U.S. are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. We therefore do not expect to receive dividends from either of those subsidiaries for the foreseeable future.

       Endurance Holdings is subject to Bermuda regulatory constraints that will affect its ability to pay dividends on its ordinary shares and make other payments. Under the Bermuda Companies Act of 1981, as amended (the "Companies Act"), Endurance Holdings may declare or pay a dividend out of distributable reserves only if it has reasonable grounds for believing that it is, or would after the payment be, able to pay its liabilities as they become due and if the realizable value of its assets would thereby not be less than the aggregate of its liabilities and issued share capital and share premium accounts. In addition, our credit facilities prohibit Endurance Holdings from declaring or paying any dividends if a default or event of default has occurred and is continuing at the time of such declaration or payment or would result from such declaration or payment. For a discussion of the legal limitations on our subsidiaries' ability to pay dividends to Endurance Holdings and of Endurance Holdings to pay dividends to its shareholders, see "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Certain Indebtedness" and "Regulatory Matters."

THE COST OF REINSURANCE SECURITY ARRANGEMENTS MAY MATERIALLY IMPACT OUR MARGINS.

       As a Bermuda reinsurer, Endurance Bermuda is required to post collateral security with respect to reinsurance liabilities it assumes from ceding insurers domiciled in the U.S. The posting of collateral security is generally required in order for U.S. ceding companies to obtain credit on their U.S. statutory financial statements with respect to reinsurance liabilities CEDED to unlicensed or unaccredited reinsurers. Under applicable statutory provisions, the security arrangements may be in the form of letters of credit, reinsurance trusts maintained by third-party trustees or funds-withheld arrangements whereby the trusted assets are held by the ceding company. Endurance Bermuda has the ability to issue up to $108 million in letters of credit under the Company's revolving credit facility that expires on August 11, 2003. If this facility is not sufficient or if the Company is unable to renew this facility or is unable to arrange for other types of security on commercially acceptable terms, the ability of Endurance Bermuda to provide reinsurance to U.S.-based clients may be severely limited.

       Security arrangements may subject our assets to security interests and/or require that a portion of our assets may be pledged to, or otherwise held by, third parties. Although the investment income derived from our assets while held in trust typically accrues to our benefit, the investment of these assets is governed by the investment regulations of the state of domicile of the ceding insurer, which may be more restrictive than the investment regulations applicable to us under Bermuda law. The restrictions may result in lower investment yields on these assets, which could materially adversely affect our profitability.

OUR LEAD INVESTORS CURRENTLY HAVE THE RIGHT TO DESIGNATE A MAJORITY OF THE DIRECTORS ON OUR BOARD, AND WE MAY BE ADVERSELY AFFECTED BY PERCEIVED OR POTENTIAL CONFLICTS OF INTEREST RELATING TO OUR LEAD INVESTORS OR THEIR BOARD DESIGNEES.

       Immediately upon completion of this offering, our existing shareholders, including the lead investors in our original private placement, are expected to
beneficially own ordinary shares aggregating      % of the combined voting power
and      % of the equity interest in our ordinary shares on a fully diluted basis assuming the full exercise of all vested share options and warrants exercisable for ordinary shares or class A shares and full conversion of outstanding class A shares for ordinary shares. Certain of our lead investors have contractual rights to representation on our board of directors and committees of our board of directors, and have designated eight of our existing twelve directors. See "Description of Share Capital -- Shareholders Agreement."

       As a result of their ownership position and board and committee representation, our lead investors and their board representatives, independently and voting together with our other existing shareholders, will have the ability to significantly influence matters requiring shareholder approval, including, without limitation, the election of directors and amalgamations, consolidations and sales of all or substantially all of our assets.

       Certain of our lead investors engage in commercial activities and enter into transactions or agreements with us or in competition with us, which may give rise to conflicts of interest. We derive a significant portion of our business through reinsurance relationships and other arrangements in which Aon has acted as a broker or insurance or reinsurance intermediary. Due to Aon's investment in us and their involvement in our formation, it is possible that certain brokers and intermediaries that compete with Aon will perceive a conflict of interest in our relationships with Aon and may, therefore, be hesitant to present insurance and reinsurance proposals and opportunities to us.

       Our lead investors or their affiliates have sponsored, and may in the future sponsor, other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which, together with the lead investors, may compete with us. Certain of our lead investors and their affiliates have also entered into agreements with and made investments in numerous companies that may compete with us. In particular, THL, Capital Z and Credit Suisse First Boston have each made significant investments in new and existing companies which compete directly with us.

PROFITABILITY MAY BE ADVERSELY IMPACTED BY INFLATION.

       The effects of inflation could cause the severity of claims from catastrophes or other events to rise in the future. Our reserve for losses and loss expenses includes assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. To the extent inflation causes these costs to increase above reserves established for these claims, we will be required to increase our loss reserves with a corresponding reduction in our net income in the period in which the deficiency is identified.

OUR INVESTMENT PERFORMANCE MAY AFFECT OUR FINANCIAL ASSETS AND ABILITY TO CONDUCT BUSINESS.

       We derive a significant portion of our income from our invested assets. As a result, our operating results depend in part on the performance of our investment portfolio, which currently consists of fixed maturity securities. Our operating results are subject to a variety of investment risks, including risks relating to general economic conditions, market volatility, interest rate fluctuations, liquidity risk and credit and default risk. Additionally, with respect to certain of our investments, we are subject to pre-payment or reinvestment risk. Fixed income markets have become increasingly volatile in the last year, particularly since the events of September 11, 2001.

       With respect to our longer-term liabilities, we strive to structure our investments in a manner that recognizes our liquidity needs for our future liabilities. In that regard, we attempt to correlate the maturity and duration of our investment portfolio to our general and specific liability profile. We cannot assure you that we will be successful in continuing to structure our investment portfolio in that manner. The market value of our fixed maturity investments will be subject to fluctuation depending on changes in various factors, including prevailing interest rates. To the extent that we are unsuccessful in correlating our investment portfolio with our expected liabilities, we may be forced to liquidate our investments at times and prices that are not optimal, which could have a material adverse affect on the performance of our investment portfolio.

       Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. A significant increase in interest rates could have a material adverse effect on our book value.

WE MAY BE ADVERSELY AFFECTED BY FOREIGN CURRENCY FLUCTUATIONS.

       Our functional currency is U.S. dollars for Endurance Bermuda and Endurance U.S. and British Sterling for Endurance U.K. The reporting currency for all entities is U.S. dollars. We maintain a portion of our investments and liabilities in currencies other than the U.S. dollar. We have made a significant investment in the capitalization of Endurance U.K. Endurance U.K. is subject to the FSA rules concerning the matching of the currency of its assets to the currency of its liabilities. Depending on the profile of Endurance U.K.'s liabilities, it may be required to hold some of its assets in currencies corresponding to the currencies of its liabilities. We may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies, which could have a material adverse effect on our results of operations.

WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE WHICH MAY NOT BE AVAILABLE OR ONLY AVAILABLE ON UNFAVORABLE TERMS.

       Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that the funds generated by this offering are insufficient to fund future operating requirements and cover claim losses, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the ordinary shares offered hereby. If we cannot obtain adequate capital, our business, results of operations and financial condition could be adversely affected.

SINCE WE DEPEND ON A FEW BROKERS FOR A LARGE PORTION OF OUR REVENUES, LOSS OF BUSINESS PROVIDED BY ANY ONE OF THEM COULD ADVERSELY AFFECT US.

       We market our insurance and reinsurance worldwide primarily through insurance and reinsurance brokers. In the nine months ended September 30, 2002, our top five brokers represented approximately 90% of our gross premiums written, excluding gross premiums acquired in the LaSalle transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." One of those brokers, Aon, is one of our investors. Affiliates of two of these brokers, Marsh and Benfield, have also co-sponsored the formation of Bermuda reinsurers that may compete with us, and those brokers may decide to favor the reinsurers they sponsored over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.

OUR RELIANCE ON BROKERS SUBJECTS US TO THEIR CREDIT RISK.

       In accordance with industry practice, we frequently pay amounts owed on claims under our insurance or reinsurance contracts to brokers, and these brokers, in turn, pay these amounts over to the clients that have purchased insurance or reinsurance from us. In some jurisdictions, if a broker fails to make such a payment, we may remain liable to the client for the deficiency. Conversely, in certain jurisdictions, when the client pays premiums for these policies to brokers for payment over to us, these premiums are considered to have been paid and the client will no longer be liable to us for those amounts, whether or not we have actually received the premiums. Consequently, we assume a degree of credit risk associated with brokers around the world.

THE EFFECTS OF EMERGING CLAIM AND COVERAGE ISSUES ON OUR BUSINESS ARE UNCERTAIN.

       As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues can have a negative effect on our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. The effects of unforeseen emerging claim and coverage issues are extremely hard to predict and could harm our business.

WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT WHICH COULD ADVERSELY IMPACT OUR OPERATING MARGINS.

       The insurance and reinsurance industries are highly competitive. We compete with major U.S. and non-U.S. insurers and reinsurers, including other Bermuda-based insurers and reinsurers. Many of our competitors have greater financial, marketing and management resources. A number of newly-organized, Bermuda-based insurance and reinsurance entities compete in the same market segments in which we operate. In addition, we may not be aware of other companies that may be planning to enter the segments of the insurance and reinsurance market in which we operate or of existing companies that may be planning to raise additional capital. Increasing competition could result in fewer submissions, lower premium rates and less favorable policy terms and conditions, which could have a material adverse impact on our growth and profitability.

       Further, insurance/risk-linked securities and derivative and other non-traditional risk transfer mechanisms and vehicles are being developed and offered by other parties, including non-insurance company entities, which could impact the demand for traditional reinsurance. A number of new, proposed or potential legislative or industry developments could also increase competition in our industries. In addition, insurance companies that merge may be able to enhance their negotiating position when buying reinsurance and may be able to spread their risks across a consolidated, larger capital base so that they require less reinsurance.

       New competition from these developments could cause the demand for insurance or reinsurance to fall or the expense of customer acquisition and RETENTION to increase, either of which could have a material adverse affect on our growth and profitability.

THE HISTORICAL CYCLICALITY OF THE PROPERTY AND CASUALTY INSURANCE AND REINSURANCE INDUSTRIES MAY CAUSE FLUCTUATIONS IN OUR RESULTS.

       Historically, reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. Demand for reinsurance is influenced significantly by underwriting results of primary property and casualty insurers and prevailing general economic conditions. The supply of reinsurance is related to prevailing prices, the levels of insured losses and the levels of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the reinsurance industry. As a result, the reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. Although premium levels for many products have increased in recent months, the supply of reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing reinsurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and conditions and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insurers may affect the cycles of the reinsurance business significantly, and we expect to experience the effects of such cyclicality.

THE REGULATORY SYSTEM UNDER WHICH WE OPERATE, AND POTENTIAL CHANGES THERETO, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

       General. Our insurance subsidiaries may not be able to obtain or maintain necessary licenses, permits, authorizations or accreditations, or may be able to do so only at great cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. Failure to comply with or to obtain appropriate exemptions under any applicable laws could result in restrictions on our ability to do business in one or more of the jurisdictions in which we operate and fines and other sanctions, which could have a material adverse effect on our business. See "Regulatory Matters."

       Endurance Bermuda. Endurance Bermuda is a registered Class 4 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes, regulations and policies of the BMA require Endurance Bermuda to maintain minimum levels of statutory capital, statutory capital and surplus and liquidity, to meet solvency standards, to obtain prior approval of ownership and transfer of shares and to submit to certain periodic examinations of its financial condition. These statutes and regulations may, in effect, restrict Endurance Bermuda's ability to write insurance and reinsurance policies, to make certain investments and to distribute funds.

       Endurance Bermuda does not maintain a principal office, and its personnel do not solicit, advertise, settle claims or conduct other activities that may constitute the transaction of the business of insurance or reinsurance, in any jurisdiction in which it is not licensed or otherwise not authorized to engage in such activities. Although Endurance Bermuda does not believe it is or will be in violation of insurance laws or regulations of any jurisdiction outside Bermuda, inquiries or challenges to Endurance Bermuda's insurance or reinsurance activities may still be raised in the future.

       The offshore insurance and reinsurance regulatory environment has become subject to increased scrutiny in many jurisdictions, including the United States and various states within the United States. Compliance with any new laws regulating offshore insurers or reinsurers could have a material adverse effect on our business.

       Endurance U.K. Endurance U.K. has received authorization from the FSA to begin writing certain lines of insurance and reinsurance in the United Kingdom. As an authorized insurer in the United Kingdom, Endurance U.K. would be able to operate throughout the European Union, subject to compliance with certain notification requirements of the FSA and in some cases, certain local regulatory requirements. As an FSA authorized insurer, the insurance and reinsurance businesses of Endurance U.K. will be subject to close supervision by the FSA. The FSA is currently seeking to strengthen its requirements for senior management arrangements, systems and controls of insurance and reinsurance companies under its jurisdiction and intends to place an increased emphasis on risk identification and management in relation to the prudential regulation of insurance and reinsurance business in the United Kingdom. Changes in the FSA's requirements may have an adverse impact on the business of Endurance U.K.

       In addition, given that the framework for supervision of insurance and reinsurance companies in the United Kingdom is largely formed by E.U. directives (which are implemented by member states through national legislation), changes at the E.U. level may affect the regulatory scheme under which Endurance U.K. will operate. A general review of E.U. insurance directives is currently in progress and may lead to changes such as increased minimum capital requirements.

       Endurance U.S. Endurance U.S. is organized in and has received a license to write certain lines of reinsurance business in the State of New York and, as a result, is subject to New York law and regulation under the supervision of the Superintendent of Insurance of the State of New York. The New York Superintendent also has regulatory authority over a number of affiliate transactions between Endurance U.S. and other members of our holding company system. The purpose of the state insurance regulatory statutes is to protect U.S. insureds and U.S. ceding insurance companies, not our shareholders. Among other matters, state insurance regulations will require Endurance U.S. to maintain minimum levels of capital, surplus and liquidity, require Endurance U.S. to comply with applicable RISK-BASED CAPITAL requirements and will impose restrictions on the payment of dividends and distributions. These statutes and regulations may, in effect, restrict the ability of Endurance U.S. to write new business or distribute assets to Endurance Holdings.

       In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the NATIONAL ASSOCIATION OF INSURANCE COMMISSIONERS ("NAIC"), which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations. Changes in these laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our business.

       For example, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the World Trade Center tragedy, the Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law establishes a federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. This law could adversely affect our business by increasing underwriting capacity for our competitors as well as by requiring that coverage for terrorist acts be offered by insurers. We are in the process of evaluating the likely impact of this law on our future operations. We are currently unable to predict the extent to which the foregoing new initiative may affect the demand for our products or the risks which may be available for us to consider underwriting.

               RISKS RELATED TO OWNERSHIP OF OUR ORDINARY SHARES

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR ORDINARY SHARES.

       Currently there is no public trading market for our ordinary shares and there can be no assurance that an active trading market will develop and continue upon completion of this offering or that the market price of our ordinary shares will not decline below the initial public offering price. We intend to apply to have our ordinary shares approved for listing on the NYSE under the symbol "ENH." The initial public offering price per ordinary share will be determined by agreement among us and the representatives of the underwriters and may not be indicative of the market price of our ordinary shares after our initial public offering.

FUTURE SALES OF ORDINARY SHARES MAY AFFECT THEIR MARKET PRICE.

       We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares in the public market following our initial public offering, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares and may make it more difficult for you to sell your ordinary shares at a time and price which you deem appropriate. See "Description of Share Capital -- Registration Rights Agreement" and "Shares Eligible for Future Sale" for further information regarding circumstances under which additional ordinary shares may be sold. Upon completion of our initial public
offering, we will have           ordinary shares outstanding and an additional
          ordinary shares will be issuable upon the full exercise or conversion of outstanding vested options, warrants and class A shares. If the underwriters'
over-allotment option is exercised, an additional           ordinary shares will
be outstanding. Of these shares, the ordinary shares sold in this offering will be freely transferable, except for any shares sold to our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining shares will be "restricted securities" subject to the volume limitations and the other conditions of Rule 144.

       We, our directors, officers and certain of our existing shareholders have agreed, with limited exceptions, for a period of 180 days after the effective date of this prospectus, that we and they will not, without the prior written consent of the representatives on behalf of the underwriters, directly or indirectly, offer to sell, sell or otherwise dispose of any of our ordinary shares. Upon the consummation of this offering, all existing shareholders and their transferees will have the right to require us to register their ordinary shares under the Securities Act for sale into the public markets, subject to the 180-day lock-up agreements. Upon the effectiveness of any such registration statement, all shares covered by the registration statement will be freely transferable. In addition, following the consummation of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to
register an aggregate of           ordinary shares reserved for issuance under
our 2002 Stock Option Plan. Subject to the exercise of issued and outstanding options, shares registered under the registration statement on Form S-8 will be available for sale into the public markets after the expiration of the 180-day lock-up agreements.

PUBLIC INVESTORS MAY SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

       The initial public offering price per ordinary share may be higher than our net book value per share. Accordingly, if you purchase ordinary shares in this offering, you will suffer immediate and substantial dilution of your
investment. Based upon the issuance and sale of           ordinary shares, you
will incur immediate dilution of approximately $          in the net book value
per common share if you purchase ordinary shares in this offering.

THERE ARE PROVISIONS IN OUR CHARTER DOCUMENTS THAT MAY REDUCE OR INCREASE THE VOTING RIGHTS OF OUR ORDINARY SHARES.

       Endurance Holdings' bye-laws provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. PERSON, by attribution, more than 9.5% of our ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group." A "control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the "controlled shares" of such person. "Controlled shares" means all ordinary shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Internal Revenue Code of 1986, as amended (the "Code")) or, in the case of a U.S. Person, constructively (within the meaning of Section 958(b) of the Code). A similar limitation is to be applied to shares held directly by members of a "related group." A "related group" means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes will generally be allocated proportionately among members of the shareholder's "control group" or "related group," as the case may be. The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of Endurance Holdings who were not members of these groups so long as such reallocation does not cause any person to become a 9.5% shareholder.

       Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. The bye-laws of Endurance Holdings provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders. See "Description of Share Capital -- Voting Rights."

       As a result of any reallocation of votes, your voting rights might increase above 5% of the aggregate voting power of the outstanding ordinary shares, thereby possibly resulting in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the reallocation of your votes could result in your becoming subject to filing requirements under Section 16 of the Exchange Act.

       The Company also has the authority to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated pursuant to the bye-laws. If a shareholder fails to respond to a request for information from the Company or submits incomplete or inaccurate information (after a reasonable cure period) in response to a request, the Company, in its reasonable discretion, may reduce or eliminate the shareholder's voting rights.

PROVISIONS OF ENDURANCE HOLDINGS' BYE-LAWS MAY RESTRICT THE ABILITY TO TRANSFER SHARES.

       Endurance Holdings' board of directors may decline to register a transfer of any ordinary shares under certain circumstances, including if the relevant instrument of transfer (if any) is in favor of five persons or more jointly or is not properly executed, the transferred shares are not fully paid shares or if the transferor fails to comply with all applicable laws and regulations governing the transfer.

A SHAREHOLDER MAY BE REQUIRED TO SELL ITS SHARES.

       Endurance Holdings' bye-laws provide that we have the option, but not the obligation, to require a shareholder to sell its ordinary shares for their fair market value to us, to other shareholders or to third parties if we determine, based on the written advice of legal counsel, that failure to exercise our option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares. In the latter case, our right to require a shareholder to sell its ordinary shares to us will be limited to the purchase of a number of ordinary shares that will permit avoidance of those adverse tax consequences. See "Description of Share Capital -- Acquisition of Ordinary Shares by Endurance Holdings."

INDEMNIFICATION BY A SHAREHOLDER FOR TAX LIABILITY RESULTING FROM ACTS OF THE SHAREHOLDER.

       Our bye-laws provide certain protections against adverse tax consequences to us resulting from laws that apply to our shareholders. If a shareholder's death or non-payment of any tax or duty payable by the shareholder, or any other act or thing involving the shareholder, causes any adverse tax consequences to us, (i) the shareholder (or his executor or administrator) is required to indemnify us against any tax liability that we incur as a result, (ii) we will have a lien on any dividends or any other distributions payable to the shareholder by us to the extent of the tax liability, and (iii) if any amounts not covered by our lien on dividends and distributions are owed to us by the shareholder as a result of our tax liability, we have the right to refuse to register any transfer of the shareholder's shares.

THERE ARE REGULATORY LIMITATIONS ON THE OWNERSHIP AND TRANSFER OF OUR ORDINARY SHARES.

       Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 1998 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of shares of a Bermuda exempted company. Before this offering, we expect the BMA will have issued their permission for the issue and free transferability of the ordinary shares being offered pursuant to this prospectus, as long as the shares are listed on the NYSE, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

       The Financial Services and Markets Act 2000 ("FSMA") regulates the acquisition of "control" of any U.K. insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares of a U.K. authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of FSMA, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. A purchaser of more than 10% of our ordinary shares would therefore be considered to have acquired "control" of Endurance U.K. Under the FSMA, any person proposing to acquire "control" over a U.K. authorized insurance company must notify the FSA of his intention to do so and obtain the FSA's prior approval. The FSA would then have three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA must be satisfied both that the acquirer is a fit and proper person to have such "control" and that the interests of consumers would not be threatened by such acquisition of "control." Failure to make the relevant prior application would constitute a criminal offense.

       State laws in the United States also require prior notices or regulatory agency approval of changes in control of an insurer or its holding company. The insurance laws of the State of New York, where Endurance U.S. will be domiciled, provide that no corporation or other person except an authorized insurer may acquire control of a domestic insurance or reinsurance company unless it has given notice to such company and obtained prior written approval of the New York Superintendent. Any purchaser of 10% or more of our ordinary shares could become subject to such regulations and could be required to file certain notices and reports with the New York Superintendent prior to such acquisition.

U.S. PERSONS WHO OWN OUR ORDINARY SHARES MAY HAVE MORE DIFFICULTY IN PROTECTING THEIR INTERESTS THAN U.S. PERSONS WHO ARE SHAREHOLDERS OF A U.S. CORPORATION.

       The Companies Act, which applies to Endurance Holdings and Endurance Bermuda, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight those differences, set forth below is a summary of certain significant provisions of the Companies Act, including, where relevant, information on Endurance Holdings' bye-laws, which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to Endurance Holdings and our shareholders.

       Interested Directors. Under Bermuda law and Endurance Holdings' bye-laws, we cannot void any transaction we enter into in which a director has an interest, nor can such director be accountable to us for any benefit realized pursuant to such transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing, to the directors. In addition, Endurance Holdings' bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest, but the resolution with respect to such transactions will fail unless it is approved by a majority of the disinterested directors voting on such a transaction. Under Delaware law such transaction would not be voidable if:

       - the material facts as to such interested director's relationship or interests were disclosed or were known to the board of directors and the board had in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

       - such material facts were disclosed or were known to the shareholders entitled to vote on such transaction and the transaction were specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

       - the transaction were fair as to the corporation as of the time it was authorized, approved or ratified.

       Under Delaware law, the interested director could be held liable for a transaction in which the director derived an improper personal benefit.

       Business Combinations with Large Shareholders or Affiliates. As a Bermuda company, Endurance Holdings may enter into business combinations with its large shareholders or one or more wholly-owned subsidiaries, including asset sales and other transactions in which a large shareholder or a wholly-owned subsidiary receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders or other wholly-owned subsidiaries, without obtaining prior approval from our shareholders and without special approval from our board of directors. Under Bermuda law, amalgamations require the approval of the board of directors, and in some instances, shareholder approval. However, when the affairs of a Bermuda company are being conducted in a manner which is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to a Bermuda court, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or the company. If we were a Delaware company, we would need prior approval from our board of directors or a supermajority of our shareholders to enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute. Bermuda law or Endurance Holdings' bye-laws would require board approval and in some instances, shareholder approval, of such transactions.

       Shareholders' Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under Bermuda law. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence a derivative action in the name of a company where the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of Endurance Holdings' memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The successful party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Endurance Holdings' bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Endurance Holdings, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to any claims or rights of action that would render the waiver void pursuant to the Companies Act, that arise out of fraud or dishonesty on the part of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.

       Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

       Indemnification of Directors and Officers. Under Bermuda law and Endurance Holdings' bye-laws, Endurance Holdings will indemnify its directors or officers or any person appointed to any committee by the board of directors and any resident representative (and their respective heirs, executors or administrators) against all actions, costs, charges, liabilities, loss, damage or expense, to the fullest extent permitted by law, incurred or suffered by such officer, director or other person by reason of any act done, conceived in or omitted in the conduct of the company's business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not be opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

       For more information on the differences between Bermuda and Delaware corporate laws, see "Description of Share Capital -- Differences in Corporate Law."

ANTI-TAKEOVER PROVISIONS IN OUR BYE-LAWS COULD IMPEDE AN ATTEMPT TO REPLACE OR REMOVE OUR DIRECTORS, WHICH COULD DIMINISH THE VALUE OF OUR ORDINARY SHARES.

       Endurance Holdings' bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging changes in management and takeover attempts in the future.

       Examples of provisions in our bye-laws that could have such an effect include:

       - election of our directors is staggered, meaning that the members of only one of four classes of our directors are elected each year;

       - the total voting power of any shareholder owning more than 9.5% of our ordinary shares will be reduced to 9.5% of the total voting power of our ordinary shares;

       - our directors may, in their discretion, decline to record the transfer of any ordinary shares on our share register, unless the instrument of transfer is in favor of less than five persons jointly or if they are not satisfied that all required regulatory approvals for such transfer have been obtained; and

       - we have the option, but not the obligation, to require a shareholder to sell its ordinary shares to us, to our other shareholders or to third parties at fair market value if we determine, based on the advice of legal counsel, that failure to exercise our option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares.

IT MAY BE DIFFICULT TO ENFORCE SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS AGAINST US AND OUR OFFICERS AND DIRECTORS.

       Endurance Holdings is a Bermuda company and certain of its officers and directors are residents of various jurisdictions outside the United States. A substantial portion of its assets and its officers and directors, at any one time, are or may be located in jurisdictions outside the United States. Although Endurance Holdings has irrevocably appointed CT Corporation System as an agent in New York, New York to receive service of process with respect to actions against Endurance Holdings arising out of violations of the U.S. federal securities laws in any federal or state court in the United States relating to the transactions covered by this prospectus, it may be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States or to enforce against us or our directors and officers judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

       We have been advised by Appleby Spurling & Kempe, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not United States) law.

       In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce a United States federal securities law that is either penal or contrary to public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

                           RISKS RELATED TO TAXATION

WE MAY BECOME SUBJECT TO TAXES IN BERMUDA AFTER MARCH 28, 2016, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

       The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given Endurance Holdings and Endurance Bermuda an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Endurance Holdings, Endurance Bermuda or any of their respective operations, shares, debentures or other obligations until March 28, 2016. See "Material Tax Considerations -- Certain Bermuda Tax Considerations." We cannot assure you that we will not be subject to any Bermuda tax after that date.

WE AND OUR SUBSIDIARIES MAY BE SUBJECT TO U.S. TAX.

       Endurance Holdings and Endurance Bermuda are Bermuda companies and Endurance U.K. is an English company. We believe that Endurance Holdings, Endurance Bermuda and Endurance U.K. will each operate in such a manner that none of these companies will be subject to U.S. tax (other than U.S. excise tax on reinsurance premiums and withholding tax on certain investment income from U.S. sources) because they will not be engaged in a trade or business conducted within the United States. Nevertheless, because definitive identification of activities which constitute being engaged in a trade or business in the United States is not provided by the Code, or regulations or court decisions, the Internal Revenue Service, or the IRS, might contend that any of Endurance Holdings, Endurance Bermuda and/or Endurance U.K. are/is engaged in a trade or business in the United States. If Endurance Holdings, Endurance Bermuda and/or Endurance U.K. were engaged in a trade or business in the United States, and if Endurance U.K. or Endurance Bermuda were to qualify for benefits under the applicable income tax treaty with the United States, but such trade or business were attributable to a "permanent establishment" in the United States (or in the case of Endurance Bermuda, with respect to investment income, arguably even if such income were not attributable to a "permanent establishment"), Endurance Holdings, Endurance U.K. and/or Endurance Bermuda would be subject to U.S. federal income tax at regular corporate rates on the income that is effectively connected with the U.S. trade or business, plus an additional 30% "branch profits" tax in certain circumstances, in which case our results of operations and your investment could be materially adversely affected. See "Material Tax Considerations -- Certain United States Federal Income Tax
Considerations -- United States Taxation of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S."

       Endurance Holdings and/or any of its subsidiaries could be subject to U.S. tax on a portion of its income that is earned from U.S. sources if any of them are considered to be a personal holding company, or a PHC, for U.S. federal income tax purposes. This status will depend on the portion of our shareholder base, based on value, that consists of or is deemed to consist of individuals and the percentage of our income, or the income of our subsidiaries, as determined for U.S. federal income tax purposes, that consists of "personal holding company income." We believe that neither we nor any of our subsidiaries will be considered a PHC, but we cannot assure you that this will be the case or that the amount of U.S. tax that would be imposed if it were not the case would be immaterial. See "Material Tax Considerations -- Certain United States Federal Income Tax Considerations -- United States Taxation of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. -- Personal Holding Companies."

WE AND OUR SUBSIDIARIES MAY BE SUBJECT TO U.K. TAX.

       Endurance Holdings and Endurance Bermuda are incorporated in Bermuda and Endurance U.S. is a company incorporated in the United States. Accordingly, because they are not incorporated in the United Kingdom, none of Endurance Holdings, Endurance Bermuda or Endurance U.S. will be treated as being resident in the United Kingdom unless their central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. The directors of Endurance Holdings, Endurance Bermuda and Endurance U.S. intend to manage their affairs so that none of them are resident in the United Kingdom for tax purposes.

       A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a branch or agency in the United Kingdom but the charge to U.K. corporation tax is limited to profits (including revenue profits and capital gains) connected with such branch or agency. The directors of Endurance Holdings, Endurance Bermuda and Endurance U.S. intend that each will operate in such a manner that none of these companies carry on a trade through a branch or agency in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a branch or agency, the U.K. Inland Revenue might contend that any of Endurance Holdings, Endurance Bermuda and/or Endurance U.S. are/is trading in the United Kingdom through a branch or agency in the United Kingdom. If Endurance U.S. were trading in the U.K. through a branch or agency and Endurance U.S. were to qualify for benefits under the applicable income tax treaty between the United Kingdom and the United States, only those profits which were attributable to a permanent establishment in the United Kingdom would be subject to U.K. corporation tax. The United Kingdom has no income tax treaty with Bermuda.

       If Endurance Holdings, Endurance Bermuda or Endurance U.S. were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or as carrying on a trade in the United Kingdom through a branch or agency, our earnings and your investment could be materially adversely affected.

IF YOU ACQUIRE 10% OR MORE OF ENDURANCE HOLDINGS' ORDINARY SHARES, "CONTROLLED FOREIGN CORPORATION" ("CFC") RULES MAY APPLY TO YOU.

       Each "10% U.S. Shareholder" of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if "10% U.S. Shareholders" own more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. A 10% U.S. Shareholder is a U.S. Person who owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign corporation in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. For purposes of determining whether a corporation is a CFC, and therefore whether the 50% (or 25%, in the case of insurance income) and 10% ownership tests have been satisfied, "own" means owned directly, indirectly through foreign entities or is considered as owned by application of certain constructive ownership rules. Endurance Holdings believes that it is currently, and after the offering, that it could be, considered a CFC under the 25% ownership test. Endurance Holdings believes, however, that due to the anticipated dispersion of its share ownership among holders, its bye-law provisions that impose limitations on the concentration of voting power of its ordinary shares, authorize the board to purchase such shares under certain circumstances, and other factors, no U.S. Person that owns shares in Endurance Holdings directly or indirectly through foreign entities should be subject to treatment as a 10% U.S. Shareholder of a CFC. There can be no assurance, however, that the IRS will not challenge the effectiveness of these provisions or that a court will not sustain such a challenge. See "Material Tax Considerations -- United States Taxation of Holders of Ordinary
Shares -- Shareholders Who Are U.S. Persons."

U.S. PERSONS WHO HOLD ORDINARY SHARES MAY BE SUBJECT TO U.S. INCOME TAXATION ON THEIR PRO RATA SHARE OF OUR "RELATED PARTY INSURANCE INCOME" ("RPII").

       If Endurance U.K.'s or Endurance Bermuda's RPII were to equal or exceed 20% of Endurance U.K.'s or Endurance Bermuda's gross insurance income in any taxable year and direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly) 20% or more of the voting power or value of the shares of Endurance U.K. or Endurance Bermuda, a U.S. Person who owns ordinary shares of Endurance Holdings directly or indirectly through foreign entities on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes the shareholder's pro rata share of Endurance U.K.'s or Endurance

Bermuda's RPII for the entire taxable year, determined as if such RPII were distributed proportionately to such U.S. shareholders at that date regardless of whether such income is distributed. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization will be treated as unrelated business taxable income. The amount of RPII earned by Endurance U.K. or Endurance Bermuda (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of Endurance U.K. or Endurance Bermuda or any person related to such shareholder) will depend on a number of factors, including the geographic distribution of Endurance U.K.'s or Endurance Bermuda's business and the identity of persons directly or indirectly insured or reinsured by Endurance U.K. or Endurance Bermuda. Some of the factors, which determine the extent of RPII in any period, may be beyond Endurance U.K.'s or Endurance Bermuda's control. Consequently, Endurance U.K.'s or Endurance Bermuda's RPII could equal or exceed 20% of its gross insurance income in any taxable year and ownership of its shares by direct or indirect insureds and related persons could equal or exceed the 20% threshold described above.

       The RPII rules provide that if a shareholder who is a U.S. Person disposes of shares in a foreign insurance corporation that has RPII (even if the amount of RPII is less than 20% of the corporation's gross insurance income or the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold) and in which U.S. Persons own 25% or more of the shares, any gain from the disposition will generally be treated as ordinary income to the extent of the shareholder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the shareholder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the shareholder. These rules should not apply to dispositions of ordinary shares because Endurance Holdings will not itself be directly engaged in the insurance business and because proposed U.S. Treasury regulations appear to apply only in the case of shares of corporations that are directly engaged in the insurance business. However, the IRS might interpret the proposed regulations in a different manner and the applicable proposed regulations may be promulgated in final form in a manner that would cause these rules to apply to dispositions of our ordinary shares. See "Material Tax Considerations -- United States Taxation of Holders of Ordinary Shares -- Shareholders Who Are U.S. Persons."

U.S. PERSONS WHO HOLD ORDINARY SHARES WILL BE SUBJECT TO ADVERSE TAX CONSEQUENCES IF WE ARE CONSIDERED A PASSIVE FOREIGN INVESTMENT COMPANY (A "PFIC") FOR U.S. FEDERAL INCOME TAX PURPOSES.

       We believe that we are not, and we currently do not expect to become, a PFIC for U.S. federal income purposes. We cannot assure you, however, that we will not be considered a PFIC. If we were considered a PFIC it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation, including subjecting the investor to a greater tax liability than might otherwise apply or subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on a shareholder that is subject to U.S. federal income taxation. See "Material Tax Considerations -- United States Taxation of Holders of Ordinary Shares -- Shareholders Who Are U.S. Persons."

U.S. PERSONS WHO HOLD ORDINARY SHARES WILL BE SUBJECT TO ADVERSE TAX CONSEQUENCES IF WE OR ANY OF OUR SUBSIDIARIES ARE CONSIDERED A "FOREIGN PERSONAL HOLDING COMPANY" ("FPHC") FOR U.S. FEDERAL INCOME TAX PURPOSES.

       We believe that neither we nor any of our subsidiaries are, and we currently do not expect any of them or us to become, a FPHC for U.S. federal income tax purposes. We cannot assure you, however, that we will not be considered a FPHC. If we were considered a FPHC it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation including subjecting the investor to a greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. See "Material Tax Considerations -- United States Taxation of Holders of Ordinary
Shares -- Shareholders Who Are U.S. Persons."

CHANGES IN U.S. FEDERAL INCOME TAX LAW COULD MATERIALLY ADVERSELY AFFECT SHAREHOLDERS' INVESTMENT.

       Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there is no currently pending legislative proposal which, if enacted, would have a material adverse effect on us, our subsidiaries or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, our subsidiaries or our shareholders.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

       Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "seek," "will," and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

       All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

       - the effects of competitors' pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products;

       -     the impact of acts of terrorism and acts of war;

       -     the effects of terrorist related insurance legislation and laws;

       - greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices have anticipated;

       - decreased level of demand for property and casualty insurance or reinsurance or increased competition due to an increase in capacity of property and casualty reinsurers;

       - the inability to obtain or maintain financial strength or claims-paying ratings by one or more of our subsidiaries;

       -     uncertainties in our reserving process;

       - changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers;

       - acceptance of our products and services, including new products and services;

       - changes in the availability, cost or quality of reinsurance or RETROCESSIONAL COVERAGE;

       -     loss of key personnel;

       -     political stability of Bermuda;

       -     changes in accounting policies or practices; and

       - changes in general economic conditions, including inflation, foreign currency exchange rates and other factors which could affect our investment portfolio.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

                                USE OF PROCEEDS

       Assuming our ordinary shares are offered at an initial public offering
price of $          (the midpoint of the range stated on the cover page of this prospectus), the net proceeds from this offering after deducting the estimated underwriting discount and our estimated offering expenses are estimated to be
approximately $          million (assuming no exercise of the underwriters'
over-allotment option) or approximately $          million (assuming the full
exercise of the underwriters' over-allotment option). We intend to use these proceeds to provide additional capital to our subsidiaries, to repay a portion of the outstanding debt under our credit facilities and for other general corporate purposes.

       As of September 30, 2002, we had $100 million of principal outstanding under our term loan facility. These borrowings were used to repurchase the interests in the Company owned by Zurich. Endurance Holdings borrowed the remaining $92 million available under the term loan facility on November 21, 2002 to make a capital contribution to Endurance Bermuda, which in turn made contributions to Endurance U.S. and Endurance U.K. as part of their initial capitalization.

       Currently, the $100 million outstanding under the term loan facility bears interest at the rate of 2.81% per annum; the remaining $92 million outstanding under the term loan facility bears interest at 2.50% per annum. Under the current terms of the term loan facility, we must apply 50% of the cash proceeds of any sale of equity securities we or any of our subsidiaries may issue to the repayment of outstanding principal of term loans outstanding under the term loan facility. The amounts outstanding under the term loan must be repaid in three installments: the first installment equals 20% of all outstanding principal and is due one year after the initial borrowing under the term loan facility or September 30, 2003, whichever occurs first. The second installment equals 40% of all outstanding principal and is due two years after the initial borrowing or September 30, 2004, whichever occurs first. The final installment equals all remaining outstanding principal and is due three years after the initial borrowing or September 30, 2005, whichever occurs first.

                                DIVIDEND POLICY

       Our board of directors has not yet determined its intention regarding the payment of dividends on our ordinary shares. Any determination to pay dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant.

       Endurance Holdings is a holding company and has no direct operations. The ability of Endurance Holdings to pay dividends or distributions will depend almost exclusively on the ability of its subsidiaries to pay dividends to Endurance Holdings. Under Bermuda law, Endurance Bermuda may not declare or pay a dividend if there are reasonable grounds for believing that Endurance Bermuda is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of Endurance Bermuda's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, Endurance Bermuda, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or other distributions. Endurance U.K. is subject to significant regulatory restrictions limiting its ability to pay dividends. In addition, Endurance U.S. has agreed with the New York Department to not pay a dividend for two years after its license is issued without prior regulatory approval. For a further description of the restrictions on the ability of our subsidiaries to pay dividends, see "Regulatory Matters -- Bermuda -- Minimum Solvency Margin and Restrictions on Dividends and Distributions," "-- U.K. Regulation -- Restrictions on Dividend Payments" and "-- U.S. Regulation -- New York State Dividend Limitations." In addition, our credit facilities prohibit Endurance Holdings from declaring or paying any dividends if a default or event of default has occurred and is continuing at the time of such declaration or payment or would result from such declaration or payment. See "Certain Indebtedness."

       As of September 30, 2002, the maximum amount of distributions that Endurance Bermuda could pay to Endurance Holdings under applicable insurance and Companies Act regulations without prior regulatory approval was approximately $112 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

       The following table sets forth our consolidated capitalization as of September 30, 2002:

       - on an actual basis, as adjusted for the share premium issuance effected in December 2002, and

       - as adjusted to give effect to the sale of ordinary shares offered by us in this offering at an assumed initial public offering price
             of $     per share, the midpoint of the range set forth on the
             cover page of this prospectus, with net proceeds of approximately
             $          million (assuming no exercise of the underwriters'
             over-allotment option) after deducting the estimated underwriting discount and our estimated offering expenses.

       You should read this table in conjunction with "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes that are included elsewhere in this prospectus.

                                                              AS OF SEPTEMBER 30, 2002
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
DEBT OUTSTANDING:
Bank debt(a)................................................  $  100,000     $

SHAREHOLDERS' EQUITY(b):
Ordinary shares (par value $1.00); 54,061,185 shares
  outstanding(c)............................................      54,061
Class A shares (par value $1.00); 938,815 shares
  outstanding(c)............................................         939
Additional paid-in capital..................................   1,007,000
Accumulated other comprehensive income......................      48,608
Retained earnings...........................................      63,800
                                                              ----------     ------
  Total shareholders' equity................................  $1,174,408     $
                                                              ----------     ------
TOTAL CAPITALIZATION........................................  $1,274,408     $
                                                              ==========     ======

------------

(a) On November 21, 2002, Endurance Holdings borrowed the remaining $92 million available under its term loan facility. For a full description of the Company's credit facilities, see "Certain Indebtedness."

(b) As of September 30, 2002, the Company had 120,000,000 common shares of $1.00 par value authorized. This table does not give effect to warrants currently exercisable for 6,641,960 ordinary shares, class A warrants currently exercisable for 600,930 class A shares and options to purchase 438,640 ordinary shares that were fully vested at September 30, 2002.

(c) For a description of the terms of our ordinary shares and class A shares, see "Description of Share Capital." Our outstanding non-voting class A shares are convertible into ordinary shares and are currently held by one of our lead investors.

                                    DILUTION

       As of September 30, 2002, our net book value was $1.17 billion, or $21.35 per common share, assuming 55,000,000 common shares outstanding. As used below, our net book value per common share represents shareholders' equity divided by the number of common shares outstanding. After giving effect to the issuance of of our ordinary shares at an assumed initial public offering
price of $     per ordinary share (the midpoint of the range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discount and our estimated offering expenses (assuming that the underwriters' over-allotment option is not exercised), and the application of the estimated net proceeds therefrom, our net book value as of September 30, 2002 would have
been $ million, or $     per common share. This amount represents an immediate
increase of $     per common share to the existing shareholders and an immediate
dilution of $     per common share issued to the new investors purchasing shares offered hereby at the assumed public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per ordinary share....   $
  Net book value per common share before the offering.......    21.35
  Increase attributable to the offering.....................
Net book value per common share after the offering..........
Dilution per common share to new investors(a)...............   $

------------

(a) If the underwriters' overallotment option is exercised in full, dilution per
    common share to new investors will be $          .

       The following table sets forth as of September 30, 2002 the number of our common shares issued, the total consideration paid and the average price per common share paid by all of our existing shareholders (assuming the exchange of
class A shares for           ordinary shares) and by new investors, after giving
effect to the issuance of                ordinary shares in the offering at an
assumed initial public offering price of $     per share (the midpoint of the
range set forth on the cover page of this prospectus, before deducting the estimated underwriting discount and our estimated offering expenses and assuming that the underwriters' over-allotment option is not exercised).

                             COMMON SHARES ISSUED     TOTAL CONSIDERATION      AVERAGE PRICE
                             --------------------   ------------------------    PER COMMON
                               NUMBER     PERCENT       AMOUNT       PERCENT       SHARE
                             ----------   -------   --------------   -------   -------------
Existing shareholders......  55,000,000     100%    $1,100,000,000     100%       $20.00
                             ----------     ---     --------------     ---        ------
New investors..............
                             ----------     ---     --------------     ---        ------
     Total.................
                             ==========     ===     ==============     ===        ======

       This table does not give effect to warrants currently exercisable for 6,641,960 ordinary shares, class A warrants currently exercisable for 600,930 class A shares and options to purchase 438,640 ordinary shares that were fully vested at September 30, 2002.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

       The following table sets forth our selected consolidated financial information for the periods ended and as of the dates indicated. As described in
Note 1 to our consolidated financial statements included elsewhere in this prospectus, our consolidated financial statements include the accounts of both Endurance Holdings and Endurance Bermuda (our only operating subsidiary as of September 30, 2002). Endurance Bermuda was incorporated on November 30, 2001 and commenced operations on December 17, 2001. Endurance Holdings was incorporated on June 27, 2002 and effected an exchange offer in July 2002 with the shareholders of Endurance Bermuda. The exchange offer was accounted for as a business combination of companies under common control.

       We derived the following selected consolidated financial and additional data for the period from November 30, 2001(inception) through December 31, 2001 from our audited consolidated financial statements and related notes. We derived the following selected consolidated financial and additional data for the nine months ended September 30, 2002 from unaudited financial statements, which include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for this period. These historical results are not necessarily indicative of results to be expected from any future period and the results presented below are not necessarily indicative of our full year performance.

       You should read the following selected consolidated financial information along with the information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                               PERIOD ENDED            NINE MONTHS ENDED
                                                            DECEMBER 31, 2001         SEPTEMBER 30, 2002
                                                           --------------------      ---------------------
                                                           (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)
SELECTED INCOME STATEMENT DATA:
Gross premiums written and acquired(a)...................        $   376                   $623,472
Net premiums written and acquired(b).....................            376                    590,513
Net premiums earned......................................              1                    204,282
Net investment income....................................            838                     29,355
Net realized gains on sales of investments...............             --                      3,688
Losses and loss expenses.................................             --                    115,146
Acquisition expenses.....................................             --                     33,304
General and administrative expenses......................            527                     26,494
Net income...............................................            312                     63,488

PER SHARE DATA:
Basic earnings per share.................................        $  0.01                   $   1.06
Diluted earnings per share...............................        $  0.01                   $   1.06
Weighted average number of common shares outstanding
  Basic..................................................         39,630                     59,945
  Diluted................................................         39,630                     60,088

                                                                          AS OF SEPTEMBER 30, 2002
                                                           AS OF         ---------------------------
                                                     DECEMBER 31, 2001     ACTUAL     AS ADJUSTED(C)
                                                     -----------------   ----------   --------------
                                                                          (IN THOUSANDS, EXCEPT PER
                                                                                 SHARE DATA)
SELECTED BALANCE SHEET DATA:
Cash and investments...............................     $1,162,498       $1,453,234
Total assets.......................................      1,165,099        1,853,083
Reserve for losses and loss expenses...............             --          114,779
Reserve for unearned premiums......................            375          402,803
Bank debt(d).......................................             --          100,000
Total shareholders' equity.........................      1,162,312        1,174,408

PER SHARE DATA:
Book value per share(e)............................     $    19.37       $    21.35
Diluted book value per share(f)....................     $    19.37       $    21.10

SELECTED NON-U.S. GAAP DATA:
Net operating income(g)............................     $      312       $   59,800

                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 2002
                                                              ------------------
Loss ratio(h)...............................................         56.4%
Acquisition expense ratio(i)................................         16.3%
General and administrative expense ratio(j).................         13.0%
                                                                     ----
Combined ratio(k)...........................................         85.7%
                                                                     ====

------------

(a) Gross premiums written and acquired for the nine months ended September 30, 2002 include $89 million of gross premiums acquired in the LaSalle transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(b) Net premiums written and acquired for the nine months ended September 30, 2002 include $67 million of net premiums acquired in the LaSalle transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(c) The as adjusted summary balance sheet data as of September 30, 2002 reflects the application of the net proceeds of the sale of ordinary shares in this offering at an assumed initial public offering
     price of $          , the midpoint of the range set forth on the cover of
     this prospectus (assuming no exercise of the underwriters' over-allotment option) after deducting the estimated underwriting discount and our estimated offering expenses. See "Use of Proceeds."

(d) On November 21, 2002, Endurance Holdings borrowed the remaining $92 million available under its term loan facility. For a full description of the Company's credit facilities, see "Certain Indebtedness."

(e) Book value per share is based on total shareholders' equity divided by basic common shares outstanding of 60,000,000 at December 31, 2001 and 55,000,000 at September 30, 2002.

(f) Diluted book value per share is based on total shareholders' equity divided by the number of common shares and common share equivalents outstanding at the end of the period, using the treasury stock method. Common share equivalents include options and warrants which are dilutive when the book value of the Company exceeds the exercise price of the options or warrants. Diluted shares outstanding at December 31, 2001 were 60,000,000, and at September 30, 2002 were 55,667,170.

(g) Net operating income for the nine months ended September 30, 2002 is calculated by subtracting net realized gains on sales of investments of $3.7 million from net income of $63.5 million. Net operating income was equal to net income for the period ended December 31, 2001.

(h) The loss ratio is calculated by dividing losses and loss expenses by net premiums earned.

(i) The acquisition expense ratio is calculated by dividing acquisition expenses by net premiums earned.

(j) The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(k) The combined ratio is the sum of the loss ratio, the acquisition expense ratio and the general and administrative expense ratio.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risk and uncertainties. Please see the "Cautionary Statement Regarding Forward-Looking Statements" for more information. You should review the "Risk Factors" set forth elsewhere in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein.

       Our results of operations are affected by the following business and accounting factors and critical accounting policies:

REVENUES

       We derive our revenues primarily from premiums from our insurance policies and reinsurance contracts and, to a lesser extent, income from our investment portfolio. Insurance and reinsurance premiums are a function of the amount and type of policies and contracts we write, as well as prevailing market prices.

EXPENSES

       Our expenses consist primarily of losses and loss expenses, acquisition expenses and general and administrative expenses. Losses and loss expenses are estimated by management and reflect our best estimate of ultimate losses and costs arising during the reporting period and revisions of prior period estimates. We record losses and loss expenses based on an actuarial analysis of the estimated losses we expect to be reported on policies and contracts written. We reserve for catastrophe losses as soon as a loss event is known to have occurred. The ultimate losses and loss expenses will depend on the actual costs to settle claims. Acquisition expenses consist principally of commissions and brokerage expenses that are typically a percentage of the premiums on insurance policies or reinsurance contracts written. General and administrative expenses consist primarily of personnel expenses, general operating expenses and interest expense.

CRITICAL ACCOUNTING POLICIES

       Our consolidated financial statements contain certain amounts that are inherently subjective in nature and require management to make assumptions and best estimates to determine the reported values. If factors such as those described in the "Risk Factors" section of this prospectus cause actual events or results to differ materially from management's underlying assumptions or estimates, there could be a material adverse effect on our results of operations and financial condition and liquidity.

       We believe that the following critical accounting policies affect significant estimates used in the preparation of our consolidated financial statements.

       Premiums. Premiums written and assumed are earned on a pro-rata basis over the terms of the underlying contracts and policies. Reinsurance contracts and insurance policies written on a LOSSES OCCURRING BASIS cover losses which occur during the term of the contract or policy, typically 12 months. Accordingly, the premium is earned evenly over the term. Reinsurance contracts written on a POLICIES ATTACHING BASIS cover losses which attach to the underlying insurance policies written during the terms of the contracts. Premiums earned on a policies attaching basis usually extend beyond the original term of the reinsurance contract, typically resulting in recognition of premiums earned over a 24 month period rather than the traditional 12 month period. Policies attaching contracts accounted for 34% of our gross premiums written and acquired during the nine-month period ended September 30, 2002.

       Premiums written and assumed include estimates based on information received from brokers, ceding companies and insureds, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. Premiums on our excess of loss and proportional reinsurance contracts are estimated by management when the business is underwritten. For excess of loss contracts, the minimum and deposit premium, as defined in the contract, is generally considered to be the best estimate of the contract's written premium at inception. Accordingly, this is the amount we generally record as written premium in the period the underlying risks incept. Estimates of premiums assumed under proportional contracts, primarily written on a policies attaching basis, are recorded in the period in which the underlying risks are expected to incept and are based on information provided by brokers and ceding companies and estimates of the underlying economic conditions at the time the risk is underwritten. As actual premiums are reported by the ceding companies, management evaluates the appropriateness of the premium estimate and any adjustment to this estimate is recorded in the period in which it becomes known. Adjustments to original premium estimates could be material and such adjustments may directly and significantly impact earnings in the period they are determined because the subject premium may be fully or substantially earned.

       Reserve for Losses and Loss Expenses. The reserve for losses and loss expenses includes reserves for unpaid reported losses and losses INCURRED BUT NOT REPORTED ("IBNR"). The reserve for unpaid reported losses and loss expenses is established by management based on reports from brokers, ceding companies and insureds and consultations with independent legal counsel, and represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company. The reserve for incurred but not reported losses and loss expenses is established by management based on estimates of ultimate losses and loss expenses.

       Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss expenses resulting from catastrophic events based upon the Company's historical claim experience is inherently difficult because of the Company's short operating history and the possible severity of catastrophe claims. Therefore, the Company utilizes both proprietary and commercially available models, as well as historical reinsurance industry catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

       Several aspects of the Company's casualty insurance and reinsurance operations complicate the actuarial reserving techniques for loss reserves as compared to other insurance and reinsurance operations. Among these aspects are the differences in the Company's policy forms from more traditional forms, the lack of complete historical data for losses of the same type intended to be covered by the policies and contracts written by the Company, and the expectation that losses in excess of the Company's attachment levels will be low frequency and high severity in nature, limiting the utility of claims experience of other insurers and reinsurers for similar claims.

       The Company uses statistical and actuarial methods to reasonably estimate ultimate expected losses and loss expenses. The period of time from the reporting of a loss to the Company and the settlement of the Company's liability may be several years. During this period, additional facts and trends will be revealed. As these factors become apparent, CASE RESERVES will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of IBNR reserves to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. The establishment of new reserves or the adjustment of previously recorded reserves could result in significant upward or downward changes to our financial condition for any particular period. While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and there can be no assurance that losses and loss expenses will not exceed the total reserves.

       Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in our consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in earnings in the period in which they are determined.

       Stock-based Employee Compensation Plans. Stock-based compensation is accounted for using the intrinsic value-based method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." As the exercise price of the options granted exceeded the fair value of the underlying stock on the date of grant, no stock compensation expense has been recognized in the Company's financial statements.

       The Company is evaluating the impact of adopting the fair value method of recording stock-based compensation as contained in Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under SFAS No. 123, employee stock option grants and other stock-based compensation will be expensed and included in general and administrative expenses over the vesting period based on the estimated fair value at the date the stock-based compensation is granted. The Financial Accounting Standards Board has issued an exposure draft, which, if finalized as drafted, would allow companies adopting the fair value method permitted under SFAS No. 123 to choose from three alternative transition methods. The Company will evaluate these alternatives and select an appropriate transition method after the issuance of the final standard, which is expected later in 2002. The ultimate impact on the Company's financial statements will depend upon the transition method selected.

RESULTS OF OPERATIONS

       The following is a discussion and analysis of the Company's consolidated results of operations for the period from November 30, 2001 (inception) to December 31, 2001 and separately for the nine months ended September 30, 2002.

  PERIOD ENDED DECEMBER 31, 2001

       During the period from November 30, 2001 to December 31, 2001, the Company wrote a small volume of business, with gross premiums written of $0.4 million and an immaterial amount of earned premiums. The Company did not incur any losses during this period. Net investment income resulting from the investment of the proceeds from our private placement contributed $0.8 million to our earnings. General and administrative expenses for the period were $0.5 million and net income was $0.3 million.

  NINE MONTHS ENDED SEPTEMBER 30, 2002

       Premiums. In the nine months ended September 30, 2002, gross premiums written and acquired were $623.5 million. Gross premiums written and acquired were comprised of gross premiums written of $534.9 million and gross premiums acquired from LaSalle of $88.6 million. Reinsurance premiums ceded for the nine months ended September 30, 2002 were $33.0 million. These premiums consisted primarily of $21.5 million of reinsurance protection provided to the Company in conjunction with the LaSalle transaction and $10.6 million of reinsurance purchased in August 2002. Endurance Bermuda purchased such reinsurance in August to manage its exposure to certain identified catastrophic losses in its property and property catastrophe segments. Net premiums earned for the nine months ended September 30, 2002 were $204.3 million.

       Net Investment Income. Net investment income for the nine months ended September 30, 2002 was $29.4 million, and was primarily comprised of interest on coupon paying bonds partially offset by investment management fees for the period of $0.9 million.

       The Company invested its assets in cash and cash equivalents until the end of February 2002. In March 2002, the Company and its asset managers embarked on a program to invest in a broader array of assets based upon the Company's investment guidelines. The Company reached its target level of investment by June 30, 2002.

       The annualized 2002 book yield (which is the average yield of the invested portfolio after adjusting for accretion and amortization from the purchase dates of its aggregate assets) and total return (which is the implied yield attributable to the accretion in market value of the invested portfolio) were 4.49% and 6.63% for the nine months ended September 30, 2002, respectively. Total return includes unrealized gains and losses.

       Net Realized Investment Gains. Net realized investment gains for the nine months ended September 30, 2002 were $3.7 million, and were primarily due to gains realized from the sale of fixed maturity securities, executed as part of the ongoing management of our investment portfolio.

       Losses and Loss Expenses. Losses and loss expenses for the nine months ended September 30, 2002 were $115.1 million. The loss ratio for the nine months ended September 30, 2002 was 56.4%. The overall loss reserves were established by the Company's actuaries and reflect the best estimate of ultimate losses.

       Acquisition Expenses. Acquisition expenses for the nine months ended September 30, 2002 were $33.3 million. The acquisition expense ratio for the nine months ended September 30, 2002 was 16.3%.

       General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 2002 were $26.5 million, and were comprised of $14.9 million in personnel costs, $4.8 million relating to the implementation of the Company's structure and commencement of business and $6.8 million in other expenses. The general and administrative expense ratio for the nine months ended September 30, 2002 was 13.0%.

       Net Income. Net income for the nine months ended September 30, 2002 was $63.5 million, comprised of net underwriting income of $29.3 million, net investment income of $29.4 million, net realized investment gains of $3.7 million and net foreign exchange gains of $1.1 million.

       Comprehensive Income. Comprehensive income for the nine months ended September 30, 2002 was $112.1 million, which was comprised of the net income of $63.5 million described above and a net increase in unrealized investment gains of $48.6 million.

UNDERWRITING RESULTS BY OPERATING SEGMENTS

       The determination of the Company's business segments was based on how the Company monitors the performance of its underwriting operations. Management measures segment results on the basis of the combined ratio, which is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. The Company does not manage its assets by segment; accordingly, investment income and total assets are not allocated to the individual segments. General and administrative expenses are allocated to segments based on each segment's proportional share of gross premiums written and acquired.

       The following table summarizes the underwriting results and associated ratios for our six business segments for the nine months ended September 30, 2002.

                                     PROPERTY PER     PROPERTY
                                     RISK TREATY     CATASTROPHE    CASUALTY TREATY
                                     REINSURANCE     REINSURANCE      REINSURANCE
(IN THOUSANDS)                       ------------    -----------    ---------------
REVENUES
Gross premiums written and
  acquired.........................    $123,585       $170,185         $143,481
                                       --------       --------         --------
Net premiums written and
  acquired.........................     123,585        138,099          143,481
                                       --------       --------         --------
Net premiums earned................      28,448         77,257           35,405
                                       --------       --------         --------

EXPENSES
Losses and loss expenses...........      14,657         45,937           20,820
Acquisition expenses...............       6,019         11,419            8,452
General and administrative
  expenses.........................       5,252          7,232            6,097
                                       --------       --------         --------
Total Expenses.....................      25,928         64,588           35,369
                                       --------       --------         --------

UNDERWRITING INCOME................    $  2,520       $ 12,669         $     36
                                       ========       ========         ========

RATIOS
Loss ratio.........................        51.5%          59.5%            58.8%
Acquisition expense ratio..........        21.2%          14.8%            23.9%
General and administrative expense
  ratio............................        18.5%           9.4%            17.2%
                                       --------       --------         --------
Combined ratio.....................        91.2%          83.7%            99.9%
                                       ========       ========         ========

                                        PROPERTY
                                       INDIVIDUAL      CASUALTY            OTHER
                                          RISK      INDIVIDUAL RISK   SPECIALTY LINES    TOTAL
(IN THOUSANDS)                         ----------   ---------------   ---------------   --------
REVENUES
Gross premiums written and
  acquired...........................   $50,989         $66,289           $68,943       $623,472
                                        -------         -------           -------       --------
Net premiums written and acquired....    50,116          66,289            68,943        590,513
                                        -------         -------           -------       --------
Net premiums earned..................    19,263          21,525            22,384        204,282
                                        -------         -------           -------       --------

EXPENSES
Losses and loss expenses.............     4,661          16,425            12,646        115,146
Acquisition expenses.................     1,909           1,894             3,611         33,304
General and administrative
  expenses...........................     2,167           2,817             2,929         26,494
                                        -------         -------           -------       --------
Total Expenses.......................     8,737          21,136            19,186        174,944
                                        -------         -------           -------       --------

UNDERWRITING INCOME..................   $10,526         $   389           $ 3,198       $ 29,338
                                        =======         =======           =======       ========

RATIOS
Loss ratio...........................      24.2%           76.3%             56.5%          56.4%
Acquisition expense ratio............       9.9%            8.8%             16.1%          16.3%
General and administrative expense
  ratio..............................      11.2%           13.1%             13.1%          13.0%
                                        -------         -------           -------       --------
Combined ratio.......................      45.3%           98.2%             85.7%          85.7%
                                        =======         =======           =======       ========

PROPERTY PER RISK TREATY REINSURANCE

       Our Property Per Risk Treaty Reinsurance business segment reinsures individual property risks of ceding companies on a treaty basis. Our property per risk reinsurance contracts cover claims from individual insurance policies written by our ceding company clients and include both personal lines and commercial lines exposures.

  NINE MONTHS ENDED SEPTEMBER 30, 2002

       Premiums. For the nine months ended September 30, 2002, gross premiums written were $123.6 million and net premiums earned were $28.4 million. The ratio of net premiums earned to net premiums written during this period was 23% due to 57% of the premiums in this segment having been written on a policies attaching basis. The majority of the policies attaching contracts have a 24-month risk period and, as such, the premiums are earned over that risk period.

       Losses and Loss Expenses. Losses and loss expenses for the nine months ended September 30, 2002 were $14.7 million and the loss ratio was 51.5%.

       Acquisition Expenses. Acquisition expenses for the nine months ended September 30, 2002 were $6.0 million or 21.2% of net premiums earned.

       General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 2002 were $5.3 million.

PROPERTY CATASTROPHE REINSURANCE

       Our Property Catastrophe Reinsurance business segment reinsures catastrophic perils for ceding companies on a treaty basis. Our property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by our ceding company clients. Protection under property catastrophe treaties is provided on an occurrence basis, allowing our ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies.

  NINE MONTHS ENDED SEPTEMBER 30, 2002

       Premiums. For the nine months ended September 30, 2002, gross premiums written and acquired were $170.2 million, representing gross premiums written of $81.6 million and gross premiums acquired from LaSalle of $88.6 million. The majority of the contracts associated with this segment are written on a losses occurring basis. Accordingly, the premium is earned evenly over the term. Reinsurance premiums ceded during this period were approximately $32.1 million and were comprised of $21.5 million of reinsurance protection assumed by Endurance Bermuda in conjunction with the LaSalle transaction and $10.6 million of reinsurance purchased in August 2002. This reinsurance was purchased to reduce Endurance Bermuda's exposure to catastrophic losses.

       Losses and Loss Expenses. Losses and loss expenses for the nine months ended September 30, 2002 were $45.9 million. The loss ratio of 59.5% was principally attributable to the small number of catastrophe losses experienced in the nine months ended September 30, 2002. Results in this segment were adversely impacted by approximately $30 million of losses from the August 2002 flooding in Central Europe which were partially offset by light catastrophic loss activity in other regions. The losses and loss expenses recorded have not resulted in any recoveries under the reinsurance protection purchased. Accordingly, no losses recoverable have been recorded.

       Acquisition Expenses. Acquisition expenses for the nine months ended September 30, 2002 were $11.4 million or 14.8% of net premiums earned.

       General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 2002 were $7.2 million.

CASUALTY TREATY REINSURANCE

       Our Casualty Treaty Reinsurance business segment reinsures third party liability exposures from ceding companies on a treaty basis. The exposures that we reinsure include AUTOMOBILE LIABILITY, PROFESSIONAL LIABILITY, DIRECTORS' AND OFFICERS' LIABILITY, UMBRELLA LIABILITY and WORKERS' COMPENSATION. We focus on business that is exposed to severity losses and not expected to produce high levels of claims frequency.

         NINE MONTHS ENDED SEPTEMBER 30, 2002

       Premiums. In the nine months ended September 30, 2002, gross premiums written were $143.5 million and net premiums earned were $35.4 million. For the nine months ended September 30, 2002, 70% of premiums in this segment were written on a policies attaching basis. The majority of the policies attaching contracts have a 24-month risk period, and as such, the premiums are earned over the risk period.

       Losses and Loss Expenses. Losses and loss expenses for the nine months ended September 30, 2002 were $20.8 million and the loss ratio was 58.8%. The losses and loss expenses of $20.8 million, established by the Company's actuaries, reflect management's best estimate of ultimate losses.

       Acquisition Expenses. Acquisition expenses for the nine months ended September 30, 2002 were $8.5 million or 23.9% of net premiums earned.

       General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 2002 were $6.1 million.

PROPERTY INDIVIDUAL RISK

       Our Property Individual Risk business segment is comprised of the insurance and FACULTATIVE REINSURANCE of commercial properties. The policies written in this segment provide coverage for one insured for each policy. The types of risks insured are generally commercial properties with sufficiently large values to require multiple insurers and reinsurers to accommodate their insurance capacity needs.

         NINE MONTHS ENDED SEPTEMBER 30, 2002

       Premiums. In the nine months ended September 30, 2002, gross premiums written were $51.0 million and net premiums earned were $19.3 million. The ratio of net premiums earned to net premiums written during this period was 38.4%. The earned premium percentage reflects the fact that staffing in this operating segment increased substantially during 2002. On January 1, 2002 this operating segment had one underwriter while at September 30, 2002 there were six underwriters. As the number of underwriters increased, the volume of premiums written increased. Policies written in this segment are written on a losses occurring basis and typically earn over the 12-month period of the contract.

       Losses and Loss Expenses. Losses and loss expenses for the nine months ended September 30, 2002 were $4.7 million, and the loss ratio was 24.2%. As of September 30, 2002, we had not received any notices of losses for this segment. Accordingly, the losses and loss expenses of $4.7 million were established by the Company's actuaries based on historical industry reporting patterns and qualitative factors and represent management's best estimate of ultimate losses.

       Acquisition Expenses. Acquisition expenses for the nine months ended September 30, 2002 were $1.9 million or 9.9% of net premiums earned.

       General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 2002 were $2.2 million.

CASUALTY INDIVIDUAL RISK

       Our Casualty Individual Risk business segment is comprised of the insurance and facultative reinsurance of third party liability exposures. This includes third party general liability insurance, directors' and officers' liability insurance, errors and omissions insurance and employment practices liability insurance, all written for a wide range of industry groups, as well as medical professional liability insurance which is written for large institutional healthcare providers. Our clients in this segment typically employ sophisticated risk management practices and retain significant portions of their own risk in addition to purchasing large insurance limits.

        NINE MONTHS ENDED SEPTEMBER 30, 2002

       Premiums. In the nine months ended September 30, 2002, gross premiums written were $66.3 million and net premiums earned were $21.5 million. The ratio of net premiums earned to net premiums written during this period was 32.5%. The majority of the policies were written subsequent to March 31, 2002, and all premiums written by this segment are earned ratably over the terms of the insurance policies. At March 31, 2002, two underwriters were employed in this business segment and at September 30, 2002, there were seven underwriters on the team. As the number of underwriters has increased, the amount of premiums written also has increased.

       Losses and Loss Expenses. Losses and loss expenses for the nine months ended September 30, 2002 were $16.4 million, and the loss ratio was 76.3%. We have received only a limited number of notices of potential losses for this segment, none of which have yet reached a level which would result in our paying a claim. Accordingly, the losses and loss expenses of $16.4 million were established by the Company's actuaries based on historical industry loss data and program specific loss information, and represent management's best estimate of ultimate losses.

       Acquisition Expenses. Acquisition expenses for the nine months ended September 30, 2002 were $1.9 million or 8.8% of net premiums earned.

       General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 2002 were $2.8 million.

OTHER SPECIALTY LINES

       Our Other Specialty Lines business segment is comprised of the insurance and reinsurance of unique opportunities, including Aerospace, Self Insured Risks and a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others. Aerospace includes aviation hull, aircraft liability and aircraft products coverage, and the space business includes satellite launch and in-orbit coverage. Our Self Insured Risks business provides traditional property and casualty insurance products to entities that are able to bear a significant portion of their own risk. The coverages we provide include general liability, automobile liability, workers' compensation and property insurance. We provide both insurance and reinsurance coverages, with the reinsurance written both in the form of facultative and treaty reinsurance.

        NINE MONTHS ENDED SEPTEMBER 30, 2002

       Premiums. In the nine months ended September 30, 2002, gross premiums written were $68.9 million and net premiums earned were $22.4 million. For the nine months ended September 30, 2002, 57% of premiums were written on a policies attaching basis. The majority of the policies attaching contracts have a 24-month risk period, and as such, the premiums are earned over the risk period.

       Losses and Loss Expenses. Losses and loss expenses for the nine months ended September 30, 2002 were $12.6 million, and the loss ratio was 56.5%.

       Acquisition Expenses. Acquisition expenses for the nine months ended September 30, 2002 were $3.6 million or 16.1% of net premiums earned.

       General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 2002 were $2.9 million.

SIGNIFICANT TRANSACTIONS

       On May 16, 2002, Endurance Bermuda completed a transaction with LaSalle, and LaSalle's parent, Trenwick Group Ltd. The transaction was structured as a quota share retrocession agreement effective as of April 1, 2002, a purchase of renewal rights, a transfer and purchase agreement and an administrative services agreement. Endurance Bermuda did not assume any of LaSalle's historical reinsurance liabilities. The primary reasons for the transaction were to increase the Company's presence in the property catastrophe marketplace and to increase the Bermuda-based staff of the Company. The transaction was accounted for as a purchase method business combination in accordance with SFAS No. 141 "Business Combinations."

       At closing, Endurance Bermuda agreed to pay a 25.0% ceding commission on the net unearned premiums, to be paid as premiums are collected under the assumed contracts, and Endurance Bermuda assumed $67.1 million of net unearned premium, comprised of $88.6 million of gross unearned premiums and $21.5 million of prepaid reinsurance premiums. Endurance Bermuda is also required to pay a renewal commission of 12.5% on all net reinsurance premiums renewed and collected during the first twelve months of the quota share retrocession agreement, subject to a minimum renewal fee of $8 million which was paid to LaSalle at the closing. In addition to the initial purchase price, Endurance Bermuda may be required to pay additional amounts. Such contingent amounts are based on the profitability during 2002 of the April 1, 2002 in-force contracts acquired and will be recorded in the period in which they are determined to be payable.

       On August 13, 2002, the Company entered into a $192 million three-year term loan agreement and a $108 million 364 day revolving credit facility with a syndicate of commercial banks. See "Certain Indebtedness." Proceeds from the three-year term loan agreement may be utilized by the Company for general corporate purposes and working capital requirements. The revolving credit facility also provides for the issuance of standby letters of credit. The revolving credit facility will terminate on August 11, 2003, at which point any revolving credit balance can be converted into a six-month term loan. Costs associated with the establishment of the debt facility were capitalized and are included in other assets. These capitalized costs will be amortized ratably over the term of the debt facility commitment periods.

       As of September 30, 2002, the Company had drawn down $100 million under the term loan facility, and letters of credit totaling $2.8 million were outstanding under the revolving credit facility. The term loan borrowing occurred on September 27, 2002, when Endurance Holdings drew down $100 million to repurchase 5,000,000 ordinary shares from subsidiaries of Zurich for $100 million. On November 21, 2002, Endurance Holdings borrowed the remaining $92 million under the term loan facility. Proceeds from the second term loan borrowing were used to provide additional capital to Endurance Bermuda and subsequently used by Endurance Bermuda to capitalize Endurance U.K. and Endurance U.S. Such borrowings currently carry interest at LIBOR plus 1.0%, 2.81% per annum on the first term loan borrowing and 2.50% per annum on the second term loan borrowing, and are subject to principal amortization of 20%, 40% and 40% by September 30, 2003, 2004 and 2005, respectively.

       Endurance U.K. was incorporated on April 10, 2002. On December 4, 2002, Endurance U.K. was authorized by the FSA to begin writing insurance and reinsurance in the United Kingdom. On November 27, 2002, Endurance Bermuda contributed L100 million to Endurance Worldwide Holdings Limited which, in turn, subsequently contributed such amount to capitalize Endurance U.K.

       Endurance U.S. was incorporated on September 5, 2002. On December 4, 2002, Endurance Bermuda contributed $335 million in cash and invested assets to Endurance U.S. Holdings Corp., which in turn, subsequently contributed such amount as statutory surplus of Endurance U.S. On December 18, 2002, Endurance U.S. received a license to write certain lines of insurance and reinsurance business from the New York Department.

LIQUIDITY AND CAPITAL RESOURCES

       Endurance Holdings is a holding company that does not have any significant operations or assets other than its ownership of the shares of its direct and indirect subsidiaries, including Endurance Bermuda, Endurance U.K. and Endurance U.S. Endurance Holdings relies primarily on dividends and other permitted distributions from its insurance subsidiaries to pay its operating expenses, interest on debt and dividends, if any, on its common shares. There are restrictions on the payment of dividends by Endurance Bermuda, Endurance U.K. and Endurance U.S. to Endurance Holdings, which are described in more detail below.

       The ability of Endurance Bermuda to pay dividends is dependent on its ability to meet the requirements of applicable Bermuda law and regulations. Under Bermuda law, Endurance Bermuda may not declare or pay a dividend if there are reasonable grounds for believing that Endurance Bermuda is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of Endurance Bermuda's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, Endurance Bermuda, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or distributions. As of September 30, 2002, Endurance Bermuda could pay a dividend or return additional paid-in capital totaling approximately $112 million without prior regulatory approval based upon insurance and Companies Act regulations. See "Regulatory Matters -- Bermuda -- Minimum Solvency Margin and Restrictions on Dividends and Distributions."

       We have agreed with the New York Department to not take a dividend from Endurance U.S. for two years after its license is issued without prior regulatory approval. Endurance U.K. is subject to significant regulatory restrictions limiting its ability to pay dividends. Accordingly, we do not currently intend to seek a dividend from Endurance U.K.

       Our aggregate invested assets as of September 30, 2002 totaled approximately $1.4 billion. The increase of cash and invested assets since December 14, 2001 resulted from collections of premiums on insurance policies and reinsurance contracts and investment income, offset by acquisition expenses paid, reinsurance premiums paid, general and administrative expenses paid and payments related to the LaSalle transaction. Total net cash flow from operations from December 17, 2001 through September 30, 2002 was approximately $223 million.

       We have $38.4 million in principal payments due and payable by September 30, 2003 for outstanding borrowings on our term loan facility. We anticipate using a combination of the proceeds from this offering and dividends from Endurance Bermuda to make such principal payments.

       We expect that the proceeds of this offering, together with the capital base we established in the private placement and under our credit facilities, will permit us to continue to implement our business strategy. On an ongoing basis, we expect our internally generated funds, together with borrowings available under our credit facilities and our capital base established by this offering and the private placement, to be sufficient to operate our business. There can be no assurance that we will not be required to incur other indebtedness to implement our business strategy or pay claims.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

       We believe that we are principally exposed to three types of market risk: interest rate risk, foreign currency risk and credit risk.

       Interest Rate Risk. Our primary market risk exposure is to changes in interest rates. Our fixed maturity portfolio is exposed to interest rate risk. Fluctuations in interest rates have a direct impact on the market valuation of these securities. As interest rates rise, the market value of our fixed maturity portfolio falls, and the converse is also true. We expect to manage interest rate risk through an active portfolio management strategy that involves the selection, by our managers, of investments with appropriate characteristics, such as duration, yield, currency and liquidity, that are tailored to the anticipated cash outflow characteristics of our liabilities.

       As of September 30, 2002, assuming parallel shifts in interest rates, the impact of an immediate 100 basis point increase in market interest rates on our investment portfolio of $1.4 billion would have been an estimated decrease in market value of 2.7% or approximately $39 million, and the impact on our investment portfolio of an immediate 100 basis point decrease in market interest rates would have been an estimated increase in market value of 2.3% or approximately $33 million.

       Foreign Currency Risk. We will attempt to manage our foreign currency risk by seeking to match our liabilities under insurance and reinsurance contracts that are payable in foreign currencies with investments that are denominated in such currencies. Furthermore, we may use forward foreign currency exchange contracts in an effort to hedge against movements in the value of foreign currencies relative to the U.S. dollar. A forward foreign currency exchange contract involves an obligation to purchase or sell a specified currency at a future date at a price set at the time of the contract. Foreign currency exchange contracts will not eliminate fluctuations in the value of our assets and liabilities denominated in foreign currencies, but rather allow us to establish a rate of exchange for a future point in time. We do not expect to enter into such contracts with respect to a material amount of our assets.

       Credit Risk. We have exposure to credit risk primarily as a holder of fixed maturity securities. Our risk management strategy and investment policy is to invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. We attempt to limit our credit exposure by purchasing fixed income investments rated A-/A3 or higher. In addition, we have limited our exposure to any single corporate issuer to 1% or less of our total portfolio.

CURRENCY

       Our functional currency is U.S. dollars for Endurance Bermuda and Endurance U.S. and British Sterling for Endurance U.K. The reporting currency for all entities is U.S. dollars. We maintain a portion of our investments and liabilities in currencies other than the U.S. dollar. We have made a significant investment in the capitalization of Endurance U.K. Endurance U.K. is subject to the FSA rules concerning the matching of the currency of its assets to the currency of its liabilities. Depending on the profile of Endurance U.K.'s liabilities, it may be required to hold some of its assets in currencies corresponding to the currencies of its liabilities. We may, from time to time, experience losses resulting from fluctuations in the values of foreign currencies, which could have a material adverse effect on our results of operations.

EFFECTS OF INFLATION

       The effects of inflation could cause the severity of claims to rise in the future. Our estimates for losses and loss expenses include assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. To the extent inflation causes these costs to increase above reserves established for these claims, we will be required to increase reserves for losses and loss expenses with a corresponding reduction in our earnings in the period in which the deficiency is identified.

RESERVES FOR LOSSES AND LOSS EXPENSES

       As of September 30, 2002, the Company had been notified of only a small number of potential claims under its insurance policies and reinsurance contracts. Of these notifications, management expects a limited number of the claims to penetrate layers in which we provide coverage; however, case reserves have been established for these expected losses. The Company participates in lines of business where claims may not be reported for many years. Accordingly, management does not believe that reported claims are currently a valid means for estimating ultimate obligations.

       At the time each insurance policy or reinsurance contract is written, the underwriter, generally working in conjunction with an actuary or a risk analyst, estimates a target or expected loss ratio for the contract. The estimate may be based on the prior experience of the insured or ceding company, current exposure profiles, analogous exposures under similar contracts with other insureds or ceding companies, modeled long-term expected losses and/or some combination of these factors. These target loss ratios are utilized along with other factors including industry experience and the judgment of our actuaries in establishing loss ratios by line of business.

CEDED REINSURANCE

       Endurance Bermuda's ceded premiums consisted primarily of reinsurance protection in conjunction with the LaSalle transaction and additional reinsurance purchased in August 2002. Total premiums ceded under these contracts were approximately $33 million for the nine months ended September 30, 2002. The reinsurance agreements principally provide Endurance Bermuda with protection related to certain identified catastrophes in its property and catastrophe segments.

       The Company remains obligated for amounts ceded in the event that its reinsurers or retrocessionaires do not meet their obligations. Accordingly, the Company has evaluated the reinsurers and retrocessionaires that are providing reinsurance and retrocessional protection and will continue to monitor the stability of its reinsurers and retrocessionaires. At September 30, 2002, the Company had not recorded any reinsurance recoverables.

INTANGIBLE ASSETS

       Goodwill and other intangibles that arise from business combinations are accounted for in accordance with SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." These standards require that identifiable intangible assets are amortized in accordance with their useful lives and goodwill and intangible assets with indefinite useful lives should not be amortized but should be tested for impairment at least annually. As a result of its acquisition of the property catastrophe business of LaSalle during the nine months ended September 30, 2002, the Company recorded goodwill of $0.9 million and other acquisition related intangibles of $25.7 million. The other acquisition related intangibles are being amortized over periods of up to ten years.

FOREIGN EXCHANGE

       Assets and liabilities of foreign operations whose functional currency is not the U.S. dollar are translated at exchange rates in effect at the balance sheet date. Revenues and expenses of such foreign operations are translated at average exchange rates during the year. The effect of the translation adjustments for foreign operations is included in accumulated other comprehensive income.

       Other monetary assets and liabilities denominated in foreign currencies are revalued at the exchange rates in effect at the balance sheet date with the resulting foreign exchange gains and losses included in earnings. Revenues and expenses denominated in foreign currencies are translated at the prevailing exchange rate on the transaction date.

                              INDUSTRY BACKGROUND

INDUSTRY CONDITIONS AND TRENDS

       The property and casualty insurance and reinsurance industry has historically been a cyclical business. During periods of excess underwriting capacity, competition generally results in lower pricing and less favorable policy terms and conditions for insurers and reinsurers. During periods of diminished underwriting capacity, industry-wide pricing and policy terms and conditions become more favorable for insurers and reinsurers. Underwriting capacity, as defined by capital available to the industry, is affected by a number of factors, including:

       - loss experience for the industry in general, and for specific lines of business or risks, in particular;

       - natural and man-made disasters, such as hurricanes, windstorms, earthquakes, floods, fires and acts of terrorism;

       - court decisions expanding insurance coverage and granting of large awards;

       - investment results including realized and unrealized gains and losses on investment portfolios and annual investment yields; and

       -     ratings and financial strength of competitors.

       In recent years, the insurance and reinsurance industry has gone from a period of excess capacity to one of more constrained capacity. From 1994 until 1999, the market faced increasing excess capital capacity, producing year-over-year rate decreases and coverage increases. Since 2000, an accumulation of losses from asbestos liability, under-reserving, poor investment performance and losses from the World Trade Center tragedy have significantly reduced the industry's capital base.

       The events of September 11, 2001 altered the insurance and reinsurance market landscape dramatically. While the full impact of the losses related to these events is still unknown, a wide range of industry experts estimate ultimate losses at approximately $40 billion. Prior to the World Trade Center tragedy, the largest insured catastrophic event was Hurricane Andrew, with approximately $20 billion of losses. Over the past twelve months, a number of major property and casualty insurers and reinsurers have announced charges of several hundred million dollars or more. The majority of these charges are related to adverse developments, particularly for underpriced business written from 1997 to 2001, and large asbestos claims losses.

            TEN LARGEST GLOBAL CATASTROPHIC EVENTS BY INSURED LOSSES
                                 (IN BILLIONS)
[BAR GRAPH]

World Trade Center                                                               40.20
Hurricane Andrew                                                                 19.60
Northbridge Earthquake                                                           16.30
Typhoon Mireille                                                                  7.10
Windstorm Daria                                                                   6.10
Windstorm Lothar                                                                  6.00
Hurricane Hugo                                                                    5.90
1987 European Storm and Floods                                                    4.60
Windstorm Vivian                                                                  4.20
Typhoon Bart                                                                      4.20

       There were 31 downgrades of U.S. property and casualty insurers in 2001, followed by 24 downgrades in 2002 by early November. Since the beginning of 2002, there have been 47 downgrades and only three upgrades among the 150 largest reinsurers.

       As a result of these capital reductions and ratings downgrades, a number of traditional insurance and reinsurance competitors have exited key markets and pricing has increased significantly across many lines of business and policy terms and conditions have improved dramatically.

       Consequently, new capital has entered the insurance and reinsurance industry to take advantage of favorable market conditions. However, by midyear 2002, the U.S. industry's supply of capital to support underwriting activity had declined about 15% from a high of $334 billion at year-end 1999, despite the vigorous capital-raising activity in the months that followed September 11, 2001.

THE BERMUDA INSURANCE MARKET

       Over the past 15 years, Bermuda has become one of the world's leading insurance and reinsurance markets. Bermuda's favorable regulatory and tax environment, which minimizes governmental involvement for those companies that meet certain solvency and liquidity requirements, creates an attractive platform for insurance and reinsurance companies.

       There are a number of other factors that have made Bermuda the venue of choice for us and other new property and casualty companies over the last several years, including:

       -     a highly reputable business center;

       -     excellent professional and other business services;

       -     a well-developed captive insurance industry;

       -     political and economic stability; and

       -     ease of access to global insurance markets.

       Notwithstanding the positive operating environment, a challenge faced by Bermuda-domiciled companies is the limited number of trained underwriting and professional staff in Bermuda. Many companies have addressed this issue by importing appropriately trained employees into Bermuda. Endurance Bermuda has successfully hired approximately 100 employees through September 30, 2002, through both its recruiting efforts and as a result of the LaSalle transaction, and believes it is adequately staffed.

       Most Bermuda-domiciled insurance and reinsurance companies have also pursued business diversification and international expansion. Although most of the Bermudian insurers were established as monoline specialist underwriters, in order to achieve long-term growth and better risk exposure, virtually all of these companies have diversified their operations, either across property and liability lines, into new international markets, or through a combination of both of these methods.

       Bermuda is now recognized as one of the leading reinsurance and insurance markets, currently serving as the headquarters for an increasing number of global reinsurance and insurance companies. Bermuda's strong industry position solidified after the events of September 11, 2001, as approximately $13 billion of capital flowed into Bermuda, which represented more than 50% of the new capital raised. Much of these new proceeds went to a variety of Bermuda-based start-up companies. At the end of 2001, over 1,600 international insurers were registered in Bermuda, of which 18 were Class 4 insurers.

                                    BUSINESS

OVERVIEW

       Endurance Holdings is a holding company domiciled in Bermuda. Through our operating subsidiaries based in Bermuda, the United Kingdom and the United States, we focus on writing specialty lines of commercial property and casualty insurance and reinsurance on a global basis. We define specialty lines as those lines of insurance and reinsurance that require dedicated, specialized underwriting skills and resources in order to be profitably underwritten. Our portfolio of specialty lines of business is organized into the following segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk and other specialty lines.

       We seek to create a portfolio of specialty lines which are profitable and have limited correlation with one another. We believe that a well constructed portfolio of diversified risks will produce less volatile results than each of the individual lines of business independently and will provide a superior risk-adjusted return on our capital. We identify and underwrite attractive insurance and reinsurance business through our experienced underwriting staff and apply a centralized quantitative framework of risk analysis across all of our business segments. We produce our business through the leading worldwide insurance and reinsurance brokers and intermediaries.

       We began operations on December 17, 2001 after Endurance Bermuda completed a private placement of $1.2 billion of its equity securities. Initial investors in Endurance Bermuda included Aon, Zurich, THL, TPG, Capital Z, Perry Capital, Metro Center Investments Pte Ltd, GM, Lightyear Capital, Credit Suisse First Boston, Golden Gate Capital, Reservoir Capital and TIAA-CREF.

       Since our founding and initial private placement, we have been able to achieve significant success in the development of our business. Our accomplishments include recruiting a highly experienced management team and building a staff of over 100; forming and licensing insurance subsidiaries in Bermuda, the United Kingdom and the United States; acquiring the property catastrophe business of LaSalle; establishing a $300 million credit facility; and repurchasing the equity interests in the Company owned by Zurich. For the nine months ended September 30, 2002, we had $623 million in gross premiums written and acquired and $63 million in net income. At September 30, 2002, we had $1.9 billion in total assets and $1.2 billion in shareholders' equity.

       Current conditions in the global insurance and reinsurance markets present an attractive opportunity for us to deploy our capital. Many global property and casualty insurers and reinsurers are currently experiencing significantly reduced capital resulting from several years of excessively competitive pricing, expanding coverage terms, significant increases in losses from asbestos liability, under-reserving, poor investment performance and losses from the World Trade Center tragedy. This reduction in capacity has resulted in considerable increases in pricing and in terms and conditions that are significantly more favorable for insurers and reinsurers. We believe that the additional capital provided through this offering, combined with our business strategy, experienced management team and unencumbered balance sheet, will enhance our ability to benefit from this market environment.

  Endurance U.K.

       Endurance U.K. was incorporated on April 10, 2002. On December 4, 2002, Endurance U.K. was authorized by the FSA to begin writing certain lines of insurance and reinsurance in the United Kingdom. Endurance U.K., which is headquartered in London, would be able to operate throughout the European Union, subject to compliance with certain notification requirements of the FSA and in some cases, certain local regulatory requirements, and will focus on the origination of property and casualty insurance and reinsurance from non-North American markets. Endurance U.K. also serves as a representative office in London to refer certain business which meets our underwriting criteria to Endurance Bermuda. We have capitalized Endurance U.K. with L100 million of initial capital. Endurance U.K. is headed by Mark Boucher.

  Endurance U.S.

       Endurance U.S. was incorporated on September 5, 2002. On December 18, 2002, Endurance U.S. received a license in the State of New York from the New York Department to conduct business as a property and casualty reinsurer. Certain reinsurance business, known as WORKING LAYER, is characterized by higher frequency and lower severity of losses as compared to the type of reinsurance business targeted by Endurance Bermuda. We believe that this business, which requires a higher degree of client contact including underwriting, claims, actuarial and accounting reviews, would be difficult to underwrite from a Bermuda location. Endurance U.S. will initially focus on such working layer business and will provide us with access to classes of reinsurance business and types of reinsurance clients which we would not otherwise be able to effectively access from Bermuda. We have initially capitalized Endurance U.S. with $335 million in capital. Endurance U.S. is headed by Steven W. Carlsen.

OUR COMPETITIVE STRENGTHS

       We believe certain characteristics distinguish us from our competitors, including:

- Extensive Specialized Underwriting and Risk Management Capabilities. We have made significant initial investments in our technical capabilities, including hiring 38 experienced underwriters, an actuarial staff of seven, and a risk analysis and modeling staff of six. We extensively integrate our underwriting decisions with actuarial analysis, developing our own view as to the adequacy of the pricing in the insurance and reinsurance business which we underwrite.

- Experienced Management Team. Our senior management team averages over 20 years of experience in the insurance and reinsurance industry. Our senior management, underwriting and technical professionals participate in our stock option plan that ties compensation to the achievement of goals aligned with those of our shareholders.

- Strong Market Relationships. The underwriting expertise and extensive industry relationships previously developed by our senior management team and underwriters have allowed us to quickly establish our presence in the global insurance and reinsurance markets. We have strong relationships with major insurance and reinsurance brokers, including: Aon, Marsh, Willis, Benfield and A.J. Gallagher. To date, we have written business with approximately 550 clients.

- Bermuda-Based Operations. Bermuda is our principal base of operations. As one of the leading centers of the global insurance industry, Bermuda provides us with ready access to clients who increasingly seek Bermuda-based capacity to meet their insurance and reinsurance needs. Bermuda also has a well developed network of insurance and reinsurance brokers, an experienced pool of employees with significant insurance expertise and a very responsive regulatory environment which allows for rapid innovation in insurance and reinsurance products.

- Conservative Investment Policy. We have a conservative investment policy aimed at minimizing the volatility of our investment results. At September 30, 2002, 100% of our invested assets were held in cash equivalents and fixed maturity securities, 86% of which were rated AAA and 100% were rated A or better, with an average duration of 2.6 years.

- Unencumbered Capital Base. We have statutory capital and surplus of approximately $1.2 billion. As a newly formed company, we are unencumbered by any historical losses relating to asbestos liabilities, the World Trade Center tragedy and other historical liability exposures currently affecting many of our competitors. By choosing to form and license new subsidiaries rather than assuming unknown liabilities through the acquisition of existing licensed "shell" companies, we have no risk that loss reserve development relating to historical exposures prior to our formation will negatively impact our future financial results. We believe that our unencumbered capital will allow us to distinguish ourselves from many of our competitors and help to attract clients who are seeking long-term financial stability from their insurers and reinsurers.

BUSINESS STRATEGY

       Our goal is to generate a superior long-term return on capital by leveraging our competitive strengths and executing our strategy. The key elements of our strategy are:

- Maintain a Portfolio of Profitable Specialty Lines. We believe that there are significant opportunities in a number of lines of business in the current market environment. We participate in those specific specialty lines which we believe have the potential to offer the highest risk-adjusted return on capital and in which we believe we can establish a competitive advantage through our specialized teams of expert underwriters. We intend to use our ability to participate in multiple lines of business to deploy capital and resources to the most attractive business lines at the most opportune times.

- Utilize Monoline Level of Expertise in Each Line of Business. We have formed teams of highly experienced professionals to manage each of our specific lines of business. Each team is led by a senior executive with extensive experience in the distinct business line for which the team is responsible and is supported by highly experienced underwriting personnel who are specialists in their unique business line.

- Apply Extensive Technical Analysis to Our Underwriting. We manage our portfolio of risks through the utilization of catastrophe modeling and dynamic financial analysis techniques that provide a quantitative basis for the management of risk aggregation and correlation. We license a broad array of catastrophe modeling products available from AIR and RMS. We have also launched our own proprietary underwriting risk management system and are building a proprietary suite of individual contract, portfolio and market risk management and price monitoring tools around this system. We intend to proactively monitor market trends to look for competitive threats to the lines of business in which we are operating as well as analyze potential new lines that may provide attractive opportunities.

      We require significant amounts of data in our underwriting process. We avoid writing business for which we believe sufficient data is not available, and therefore, to date have written no qualifying quota shares and only a limited amount of retrocessional business. We also limit the use of retrocessional protection, relying upon our underwriting analysis for risk management purposes.

- Maintain an Efficient Expense Structure. We believe an efficient expense structure will allow us to produce more profitable results and more easily deploy our resources to those lines of business that become more attractive as market conditions change. Several factors contribute to our low cost structure, including our utilization of variable cost brokerage distribution, our presence in the Bermuda market which targets large insurance and reinsurance programs for clients, our current focus on high severity, low frequency lines which can be underwritten by relatively small teams, and our centralized risk management structure which limits redundant expenses and systems.

- Proactively Manage Our Capital Base. We actively manage our capital by allocating resources to underwriting opportunities which we believe will offer the highest risk-adjusted return on capital. Over the long-term, we will seek to return excess capital to our shareholders rather than use excess capital to underwrite business at unattractive pricing levels. We believe the acquisition of the LaSalle property catastrophe business and the repurchase of the Zurich equity stake in the Company demonstrates two different aspects of our proactive capital management.

BUSINESS SEGMENTS

       Our commitment to specialized underwriting requires market knowledge, analytic capabilities and experience more typically found in monoline companies. Accordingly, we have organized our company by business segment, under the direction of managers for each line of business who are recognized leaders in their respective fields and average 22 years of relevant experience. We support these managers with centralized and state of the art analytic expertise and technology. Our six business segments and the related gross premiums written and acquired for the nine months ended September 30, 2002 are as follows:

                                                              GROSS PREMIUMS
                                                               WRITTEN AND
                                                                 ACQUIRED      % OF
BUSINESS SEGMENT                                              (IN MILLIONS)    TOTAL
----------------                                              --------------   -----
Property Per Risk Treaty Reinsurance........................      $123.6        19.8%
Property Catastrophe Reinsurance............................       170.2        27.3
Casualty Treaty Reinsurance.................................       143.5        23.0
Property Individual Risk....................................        51.0         8.2
Casualty Individual Risk....................................        66.3        10.6
Other Specialty Lines.......................................        68.9        11.1
                                                                  ------       -----
Total.......................................................      $623.5       100.0%
                                                                  ======       =====

These segments and their associated lines of business are described in greater detail below.

       Property Per Risk Treaty Reinsurance. Our Property Per Risk Treaty Reinsurance business segment reinsures individual property risks of ceding companies on a treaty basis. This segment is comprised of a highly diversified portfolio of property per risk reinsurance contracts covering claims from individual insurance policies issued by our ceding company clients and including both personal lines and commercial exposures (principally covering buildings, structures, equipment, contents and time element coverages). Loss exposures in this segment include the perils of fire, explosion, collapse, riot, vandalism, wind, tornado, flood and earthquake. This segment is comprised of proportional and excess of loss REINSURANCE AGREEMENTS. Our current mix of business, as measured by gross premiums written during the nine months ended September 30, 2002, is approximately 58% excess of loss and 42% proportional. Currently, over 90% of the exposures reinsured in this segment are in the United States, although we expect this percentage to gradually decline as we expand our activities in Europe and the United Kingdom through Endurance U.K.

       Because the reinsurance contracts written in this segment are exposed to losses on an individual policy basis, we underwrite and price the agreements based on anticipated claims frequency. We use actuarial techniques to examine our ceding companies' underwriting results as well as the underwriting results from the ceding companies with comparable books of business and pertinent industry results. These experience analyses are compared against actuarial exposure analyses to refine our pricing assumptions. Our pricing also takes into account our variable and fixed expenses and our assessment of an appropriate return on the capital required to support each individual contract relative to our portfolio of risks.

       Reinsurance contracts that provide coverage through individual underlying insurance policies may contain significant risk of accumulation of exposures, both to natural and other perils. Our underwriting process explicitly recognizes these exposures. Natural perils, such as windstorm, earthquake and flood, are analyzed through our catastrophe modeling systems. Other perils, such as fire and terrorism events, are considered on a contract-by-contract basis and monitored for cumulative aggregate exposure. All of our excess of loss agreements have occurrence limits and many have limited REINSTATEMENT rights. Proportional contracts can be particularly prone to accumulations of exposure and losses in catastrophic events. Most of our proportional contracts in effect at September 30, 2002 were also subject to occurrence limits. The only exceptions made to our occurrence limits requirements are a result of explicit approval by executive management and have been based on complete and ongoing disclosures by our ceding companies of the underlying policies. We do not currently write any qualified QUOTA SHARE AGREEMENTS emanating from Lloyd's or the London market.

       This business segment operates as a subscription market, with the reinsurance intermediaries seeking participation for specific treaties among a number of reinsurers. Those reinsurers that ultimately subscribe to any given treaty participate at substantially the same pricing and terms and conditions. Our average ATTACHMENT POINT is approximately $30 million. Our maximum limits capacity on any one program is $30 million on any one risk and our average commitment has been approximately $4 million.

       Our Property Per Risk Treaty Reinsurance business is produced principally by Aon, Benfield, Willis and Marsh. Our principal competitors in this segment include Arch Capital Group Ltd. ("Arch"), Converium Holding AG ("Converium"), GeneralCologne Re ("General Re"), Montpelier Re Holdings Ltd. ("Montpelier Re"), Munchener Ruckversicherungs-Gesellschaft Aktiengesellschaft ("Munich Re"), PartnerRe Ltd. ("PartnerRe"), Transatlantic Reinsurance Company ("Transatlantic Re") and XL Capital Ltd ("XL").

       Property Catastrophe Reinsurance. Our Property Catastrophe Reinsurance business segment reinsures catastrophic perils for ceding companies on a treaty basis. Our property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by our ceding company clients. The principal perils in our portfolio include hurricane, typhoon, earthquake, flood, tornado, hail and fire. This segment is comprised of reinsurance contracts which incur losses only when events occur that impact more than one risk or insured. Coverage for other perils may be negotiated on a case-by-case basis. Protection under property catastrophe treaties is provided on an occurrence basis, allowing our ceding company clients to combine losses that have been incurred in any single event from multiple underlying policies. The multiple claimant nature of property catastrophe reinsurance requires careful monitoring and control of cumulative aggregate exposure.

       We have licensed catastrophe modeling software from RMS and AIR. These software tools use exposure data provided by our ceding company clients to simulate catastrophic losses. We have high standards for the quality and level of detail of such exposure data and have an expressed preference for data at the zip code or postal code level or finer. Data provided at more summary levels, such as counties or CRESTA ZONES, is conservatively modeled and effectively surcharged for increased uncertainty. Our commitment to detailed exposure data precludes significant involvement as a retrocessionaire in the current market. To date, less than 5% of our gross written premiums have been derived from other reinsurers, with over 95% coming from the catastrophe programs of insurance companies.

       Data output from both sets of software described above is incorporated in a proprietary model for multiple purposes. First, the data output is used to estimate the amount of reinsurance premium that is required to pay the long-term expected losses under the proposed contracts. Second, the data output is used to estimate correlation among the contracts we have written. The degree of correlation is used to estimate the incremental capital required to support our participation on each proposed contract. Finally, the data output is used to monitor and control the Company's cumulative exposure to individual perils across all of our businesses.

       Our pricing of property catastrophe reinsurance contracts is based on a combination of modeled loss estimates, actual ceding company loss history, surcharges for potential unmodeled exposures, fixed and variable expense estimates and profit requirements. The profit requirements are based on incremental capital usage estimates described above and the Company's required return on consumed capital.

       Similar to the Property Per Risk Treaty Reinsurance segment, the Property Catastrophe Reinsurance market operates on a subscription basis with all subscribing reinsurers participating at substantially the same pricing and terms and conditions. Our average attachment point is approximately $185 million. Generally, our maximum capacity on any one program is $30 million per event.

       Our property catastrophe business is diversified geographically. Approximately 67% of our property catastrophe premium is associated with exposures in the United States and the remainder from over 20 other countries around the world. Our principal exposures outside the United States are in the United Kingdom, Europe, Australia, Canada and Japan. Our estimates of exposures to the major perils in each of these territories are provided in the "Risk Management" section below.

       Our Property Catastrophe Reinsurance business is produced primarily by Aon, Marsh, Willis and Benfield. Our principal competitors in this segment include ACE Limited ("ACE"), Arch, AXIS

Specialty Limited ("AXIS"), IPC Holdings Ltd. ("IPC"), Montpelier Re, PartnerRe, Renaissance Re Holdings Ltd. ("Renaissance Re") and XL.

       The Property Per Risk Treaty Reinsurance and Property Catastrophe Reinsurance segments are led by RobLee Womack, under the direction of Thomas Bell. Mr. Womack has over 19 years of experience in the industry and leads an underwriting team consisting of eight underwriters who work together with six modelers and the seven members of our actuarial team.

       Casualty Treaty Reinsurance. Our Casualty Treaty Reinsurance business segment reinsures third party liability exposures from ceding companies on a treaty basis. This segment is almost exclusively focused on exposures in the United States and is virtually all written on an excess of loss basis. Our excess of loss positions come most commonly from layered reinsurance structures with underlying ceding company retentions, but we also make use of proportional reinsurance contracts that are applied to portfolios of excess of loss insurance policies. The exposures that we reinsure include automobile liability, professional liability, directors' and officers' liability, umbrella liability and workers' compensation. We focus on business that is exposed to severity losses and not expected to produce high levels of claims frequency. The average attachment point for our Casualty Treaty Reinsurance segment is just under $25 million.

       Our Casualty Treaty Reinsurance segment may be further separated into three categories: treaties that are exposed to loss under individual underlying insurance policies, treaties that are exposed to loss only through a combination of claims from more than one underlying insurance policy (referred to as clash reinsurance), and workers' compensation catastrophe reinsurance.

       Our workers' compensation catastrophe business is written only at levels that would require multiple deaths or injuries to result in a loss. The treaties include limitations on the maximum amount of coverage for any one person and our attachment points are multiples of these stipulated maximum coverage limits. There is a potential for events that trigger property catastrophe claims to also result in injuries and deaths. Examples would include acts of terrorism, but also events such as catastrophic earthquakes. We closely monitor the potential for accumulation with our property businesses and are especially cautious about terrorism exposures. Inclusion of any level of terrorism coverage requires approval by executive management.

       Our customer base includes national, regional and specialty insurance companies. Due to the potential for long claims payment patterns in the underlying business, we target ceding companies with strong financial positions. We look for sophisticated actuarial capabilities, the demonstrated ability to monitor and react to shifts in pricing levels and coverage changes, experienced claims management capabilities and substantial net retentions from our clients. We also favor companies and management teams that have worked through prior property and casualty insurance market cycles.

       The maximum capacity available for casualty treaty programs that are exposed to loss by individual policy limits is $25 million, but we rarely allocate capacity over $10 million. Our average capacity commitment in this segment as of September 30, 2002 was $6.4 million per program.

       Our Casualty Treaty Reinsurance business is produced primarily by Aon, Marsh, Willis and A.J. Gallagher. Our principal competitors in this segment are American Re, Converium, General Re, Munich Re, Swiss Reinsurance Company ("Swiss Re"), Transatlantic Re and XL.

       Our casualty treaty business requires significant involvement by our actuarial team in conjunction with a highly experienced group of underwriters. The segment is managed by Ronald Koch, who has over 20 years of casualty treaty underwriting experience. Mr. Koch works with two additional underwriters who average 20 years of experience with similar books of specialty casualty business. The casualty treaty underwriting team works together with the seven members of our actuarial team.

       Property Individual Risk. Our Property Individual Risk business segment is comprised of the insurance and facultative reinsurance of commercial properties. The policies written in this segment provide coverage for one insured for each policy. The types of risks insured are generally properties with sufficiently large values to require multiple insurers and reinsurers to accommodate their insurance capacity needs.

       Our risks in this business segment are all well diversified across a range of industries with no one industry exceeding 25%. These industries include real estate, manufacturing, chemicals, financial, utilities, telecommunications, construction and civil engineering, municipalities/institutional properties and other industries.

       As of September 30, 2002, approximately half of the insured risks are located in the United States and half in the rest of the world, including multi-national exposures which include U.S. based risks. We expect the proportion of business written outside of the United States to increase as we expand our capabilities in Endurance U.K. Approximately 2/3 of the business in this segment is written on an excess of loss basis and 1/3 is written on a PROPORTIONAL BASIS. The proportional policies are typically written with large DEDUCTIBLES or SELF-INSURED retentions.

       Our average attachment point overall is slightly over $140 million. We offer gross limits capacity of up to $40 million on any one risk in the United States and $30 million on any one risk outside of the United States. We limit these lines to no more than $10 million on any one risk on risks located in active catastrophe zones. We have arranged a reinsurance facility for risks located in the United States that provides up to $10 million of proportional reinsurance protection to us. We do not retain more than $30 million on any one risk. To date, our average participation has been approximately $17 million on any one risk.

       Our Property Individual Risk business is produced primarily by Marsh, Aon and Jardine Lloyd Thompson. Our competitors in this segment include a large number of insurance and reinsurance companies. Among our most frequent competitors are ACE, Allianz AG ("Allianz"), Allied World Assurance Company Ltd. ("AWAC"), Arch, FM Global, Montpelier Re, Munich Re, Swiss Re, XL and Zurich.

       Our Property Individual Risk segment is under the direction of Louis Adanio. Mr. Adanio leads a dedicated team of six underwriters and four support staff. The underwriters all have experience as primary insurance company underwriters and average over 20 years of experience. The underwriting team is supported by our catastrophe modeling team in order to perform comprehensive analyses of our cumulative catastrophe peril exposure.

       Casualty Individual Risk. Our Casualty Individual Risk business segment is comprised of the insurance and facultative reinsurance of third party liability exposures. This segment is comprised of three lines of business:
Excess Casualty Insurance, Professional Lines Insurance and Healthcare. For the nine months ended September 30, 2002, these lines of business represented approximately 33%, 7% and 60% of the gross written premiums for this segment, respectively.

       The Excess Casualty Insurance line of business provides third party liability insurance for a wide range of industry groups. Our clients are typically Fortune 1000 companies with sophisticated risk management practices who generally retain large portions of their own risk and purchase large insurance limits. Our target clients within this group are in strong financial positions, have formal, well-developed risk management programs and proactive claims detection and management procedures. As of September 30, 2002, approximately 8% of our insured risks in this line of business were solely located in the United States and the remainder represented worldwide exposures, including the United States.

       Our minimum attachment point for the Excess Casualty Insurance line of business is $25 million and our average attachment point is approximately $230 million. In all cases, we carefully review and approve our policy forms and endorsements to ensure we are fully comfortable with the scope of coverage we provide. Our maximum line in this category is $25 million and our average line is approximately $24 million.

       The business in the Excess Casualty Insurance line of business is produced primarily by Marsh, Aon and Jardine Lloyd Thompson. Our principal competitors in this line of business include ACE, Arch,

AWAC, Kemper Insurance Companies ("Kemper"), Lloyd's of London ("Lloyd's"), Starr Excess Liability Insurance Company, Ltd ("Starr Excess"), XL and Zurich.

       David Cabral leads the underwriting team for our Excess Casualty Insurance business. He has four underwriting colleagues, all based in Bermuda, who average 15 years of underwriting experience. The underwriting team is supported by the seven members of our actuarial team.

       Our Professional Lines Insurance line of business includes a limited range of products: directors' and officers' liability insurance, errors and omissions insurance and employment practices liability insurance. Our clients include both for-profit and non-profit entities. We target clients with strong, stable financial positions, paying particular attention to liquidity, solvency margins and profitability. As of September 30, 2002, approximately 25% of our insured risks in this line of business were located within the United States, with the remainder representing worldwide risks, including the United States.

       We require a minimum attachment point of $25 million and our average attachment point has been approximately $250 million. We have maximum limits capacity of up to $25 million but only selectively commit more than $10 million on any one program. As of September 30, 2002, our average program participation was approximately $10 million. Business in this segment is written almost exclusively on a CLAIMS-MADE BASIS and all of the business is written on an excess of loss basis.

       Our Professional Lines Insurance business is produced primarily by Aon, Jardine Lloyd Thompson and Marsh. Our principal competitors in this line of business include ACE, Arch, AWAC, The Chubb Corporation, Lloyd's, Starr Excess, XL and Zurich.

       Our Professional Lines Insurance line of business is also led by David Cabral. Mr. Cabral works with two additional underwriters dedicated to this line of business. His colleagues average over 15 years of experience in this field.

       Our Healthcare business is focused on one narrow niche within the medical professional liability market: hospital malpractice insurance. Within this market, we target large institutional healthcare providers such as hospital groups, university teaching hospitals and integrated healthcare delivery systems. We do not work with smaller entities having 250 beds or less, nor do we seek risks that are principally from long-term-care facilities. We do not insure stand-alone individual physicians, physician groups, or other healthcare professionals. We estimate that the large institutional healthcare niche currently represents approximately $500 million in annual premiums. As of September 30, 2002, all of our healthcare insureds were based in the United States.

       All of the business in our Healthcare line of business is written on an excess of loss basis. Currently, our average attachment point is approximately $35 million. Nearly all of this business is written on a claims-made basis although we can consider occurrence coverage after review with and approval by executive management. We do not write any multi-year policies, or programs with profit sharing or swing-rating plans. Our average program participation is approximately $22 million.

       Our principal underwriting considerations from this line of business are based on evaluations of risk management policies and procedures, historical claims activity, current exposures and operating jurisdictions. Every account is evaluated in conjunction with our actuarial team. Pricing is determined based on account-specific experience and exposure ratings. We incorporate the insight that we have gained from a proprietary database of over 100,000 claims.

       Our Healthcare business is produced primarily by Marsh, Aon, Jardine Lloyd Thompson and A.J. Gallagher. Our principal competitors in this line of business are American International Group, Inc. ("AIG"), CNA Financial Corporation, Employers Reinsurance Corporation ("Employers Re") and Zurich.

       Our Healthcare line of business is led by Judy Hart, who has over 30 years of experience, and one senior underwriter. The two underwriters are supported by our seven person actuarial team.

       Other Specialty Lines. Our Other Specialty Lines business is comprised of the insurance and reinsurance of unique opportunities, including Aerospace, Self Insured Risks and a limited number of other treaty reinsurance programs such as surety, marine, energy, personal accident, terrorism and others.

       Our Aerospace line of business is comprised of aviation and space business. The aviation business includes hull, aircraft liability and aircraft products coverages. Currently, approximately 20% of the exposures insured in this line of business are in the United States with the remaining amount being distributed throughout the world, including the United States. We write these exposures both as insurance and reinsurance, with the reinsurance written both in the form of facultative reinsurance and treaty reinsurance. In all cases, we track our exposures by original insured in order to monitor our maximum exposures by major airline and by major manufacturer. Our maximum commitments are limited to up to 3% of the hull and liability programs of the major airlines, up to 13% of the regional airlines, up to 3% of the airframe and engine manufacturers and up to 20% of the component part manufacturers. We currently do not write hull war risk, primary general aviation business or workers' compensation for this category. Our average attachment point is $25 million. Our average commitment has been approximately $6 million per program.

       Our expertise in the aviation category stems from the more than 30 years of experience of our Aerospace team leader, Daniel Izard, and an extensive database of historical aviation claims and program structures. Individual account decisions are based on a combination of qualitative evaluations of the risk management programs of the original insureds and quantitative examinations of our clients' track records and the records of peer and comparable operations.

       The space business includes satellite launch and in-orbit coverage. We have chosen to write space business through industry recognized leaders, and currently support three organizations on a treaty reinsurance basis only.

       Our Aerospace business is produced primarily by Aon, Marsh and Willis. Our principal competitors in this line of business are Converium, Hannover Ruckversicherungs-Aktiengesellschaft and Lloyd's.

       Our Self Insured Risks line of business provides traditional property and casualty insurance products to entities that are able to bear a significant portion of their own risk. These entities include government organizations, education institutions, non-profit organizations, groups of homogeneous risks and large, sophisticated corporations. The coverages we provide include general liability, automobile liability, workers' compensation and PROPERTY INSURANCE. All of the coverage in this line of business is written on an excess of loss basis. As of September 30, 2002, our average attachment point was approximately $28 million. We offer limits capacity of up to $25 million, while our average program participation has been approximately $15 million. Approximately 80% of the insured risks are located in the United States, with the remainder multinational risks.

       Our Self Insured Risks business is produced primarily by A.J. Gallagher, Aon and Marsh. Our principal competitors in this line of business are ACE, AIG, Kemper, General Re and Munich Re.

       Our Self Insured Risks line of business is led by Ralph Serio. Mr. Serio works with one additional underwriter who has over 20 years of experience.

       Special Accounts comprise a limited number of other reinsurance programs underwritten directly by our executive management. Business within this category includes surety, marine, energy, personal accident, terrorism, nuclear, credit and political risk. Each of the approximately 20 existing programs has been underwritten by Thomas Bell, Steven Carlsen or Kenneth LeStrange.

       Approximately 65% of our Special Accounts business is written on an excess of loss basis and the remaining 35% is written on a proportional basis. The average attachment point is approximately $40 million with our average program participation at approximately $6 million. Approximately 20% of the insured risks are located in the United States and 80% on a worldwide basis including the United States.

       Our Special Accounts business is produced primarily by Aon, Willis and Benfield. Our principal competitors in this line of business are Arch, AXIS and Lloyd's.

DISTRIBUTION

       We are a BROKER-MARKET PARTICIPANT and conduct business almost exclusively through insurance and reinsurance brokers around the world. The brokerage distribution channel provides us with access to an efficient, variable cost, and global distribution system without the significant time and expense which would be incurred in creating wholly owned distribution networks.

       Aon is our largest distributor of our reinsurance lines while Marsh is our largest distributor of our insurance lines. A breakdown of our distribution by broker is provided in the table below.

                                                                 PERCENTAGE OF GROSS
                                                                  PREMIUMS WRITTEN
                                                              FOR THE NINE MONTHS ENDED
BROKER                                                          SEPTEMBER 30, 2002(1)
------                                                        -------------------------
Aon.........................................................             42.6%
Marsh.......................................................             28.1
Willis......................................................              9.4
Benfield....................................................              6.0
A.J. Gallagher..............................................              5.5
All Other...................................................              8.4
                                                                        -----
     Total..................................................            100.0%

------------

(1) Excludes gross premiums acquired from LaSalle.

CLAIMS MANAGEMENT

       We have experienced a relatively low number of reported claims due to our recent formation. Notwithstanding the lack of significant claims activity to date, we have a well developed process in place for identifying, tracking and settling potential claims. The Claims Department is headed by William Fawcett, who has over 15 years of loss adjusting, claims management and litigation experience. The responsibilities of the claims department include reviewing loss reports, monitoring claims handling activities of clients, requesting additional information where appropriate, establishing initial CASE RESERVES and approving payment of individual claims. We have established authority levels for all individuals involved in the reserving and settlement of claims.

       When we receive notification of a potential claim, a member of our staff logs the potential claim into our systems. An initial review is conducted by the underwriter and underwriting manager responsible for the program in coordination with our claims department. Once the validity of the given claim is established, responsibility for management of the claim is transferred to our claims department. As the claim develops, the claims department is empowered to draw on those resources, both internal and external, it deems appropriate to settle the claim appropriately. To date, the Company has worked to establish a network of external legal and claims experts to augment our own in-house team. This has included individuals with hospital malpractice insurance expertise as well as various skilled independent claims professionals.

       In addition to managing reported claims and conferring with ceding companies on claims matters, the claims department will conduct periodic audits of specific claims and the overall claims procedures of our clients at the offices of ceding companies. Through these audits, we will be able to evaluate ceding companies' claims-handling practices, including the organization of their claims departments, their fact-finding and investigation techniques, their loss notifications, the adequacy of their reserves, their negotiation and settlement practices and their adherence to claims-handling guidelines.

CEDED REINSURANCE

       With the exception of property and property catastrophe coverage, we retain all of our direct and assumed underwriting exposure on a NET BASIS.

       Reinsurance premiums ceded for the nine months ended September 30, 2002 were approximately $33 million. We purchased this reinsurance to manage exposure to catastrophic losses in the Property Per Risk Treaty Reinsurance, the Property Catastrophe Reinsurance and Property Individual Risk business segments.

       Going forward, we intend to reduce our purchase of retrocessional protection, relying more heavily on our internal risk management and portfolio management processes to control our exposures. However, we will monitor the reinsurance market and, if the purchase of reinsurance transactions would be financially attractive to us, we would consider entering into such transactions.

RESERVE FOR LOSSES AND LOSS EXPENSES

       We are required by applicable insurance laws and regulations and U.S. GAAP to establish reserves for losses and loss expenses that arise from our products. These reserves are balance sheet liabilities representing estimates of future amounts required to pay losses and loss expenses for insured or reinsured claims which have occurred at or before the balance sheet date, whether already known to us or not yet reported. It is our policy to establish these losses and loss reserves prudently after reflecting all information known to us as of the date they are recorded.

       Loss reserves fall into two categories: case reserves for reported losses and loss expenses associated with a specific reported insured claim and reserves for incurred but not reported, or IBNR, losses and loss expenses. These two categories of loss reserve are established as follows:

       - Upon receipt of a notice of claim from an insured, broker or ceding company, we establish a case reserve for the estimated amount of the ultimate settlement. Case reserves are usually based upon the amount of reserves reported and may subsequently be supplemented or reduced as deemed necessary by our claims department.

       - We also estimate and establish reserves for loss amounts incurred but not yet reported, including expected development of reported claims. These IBNR reserves will include estimated legal and other loss expenses. We calculate IBNR reserves by using generally accepted actuarial techniques. We utilize actuarial tools that rely on historical pricing information and statistical models as well as our pricing analyses. We revise these reserves for losses and loss expenses as additional information becomes available and as claims are reported and paid.

       Loss reserves represent our best estimate, at a given point in time, of the ultimate settlement and administration cost of claims incurred, and it is possible that the ultimate liability may exceed or be less than such estimates. The process of estimating loss reserves requires significant judgment due to a number of variables. These variables are affected by both internal and external events such as changes in claims handling procedures, inflation, judicial trends and legislative changes. Many of these items are not directly quantifiable, particularly on a prospective basis. Additionally, there may be significant reporting lags between the occurrence of the insured event and the time it is actually reported to the Company.

       Several aspects of the Company's casualty insurance and reinsurance operations further complicate the actuarial reserving techniques for loss reserves as compared to other insurance and reinsurance operations. Among these aspects are the differences in policy forms from more traditional forms, the lack of complete historical data for losses of the same type intended to be covered by the policies and contracts and the expectation that losses in excess of the Company's attachment levels will be characterized by low frequency and high severity, limiting the utility of claims experience of other insureds for similar claims.

       The Company uses statistical and actuarial methods to reasonably estimate ultimate expected losses and loss expenses. The period of time from the reporting of a loss to the Company and the settlement of the Company's liability may be several years. During this period additional facts and trends will be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of incurred but not reported reserves to specific case reserves.

       Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation by the Company of losses resulting from catastrophic events based upon its own historical claim experience is inherently difficult because of the Company's short operating history and the possible severity of property catastrophe claims. Therefore, the Company utilizes commercially available models, as well as historical reinsurance industry property catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

       Under U.S. GAAP, we are not permitted to establish loss reserves until the occurrence of an actual loss event. Once such an event occurs, we establish reserves based upon estimates of total LOSSES INCURRED by the ceding insurers as a result of the event and our estimate of the portion of such loss we have reinsured. As a result, only loss reserves applicable to losses incurred up to the reporting date may be set aside, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events will be estimated and recognized at the time the loss is incurred and could be substantial.

       To assist us in establishing appropriate reserves for losses and loss expense, we analyze a significant amount of insurance industry information with respect to the pricing environment and loss settlement patterns. In combination with our individual pricing analyses, this industry information is used to guide our loss and loss expense estimates. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the periods in which they are determined. Our losses and loss expense reserves are reviewed annually by our outside actuarial specialists.

       While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and there can be no assurance that losses and loss expenses will not exceed the total reserves.

UNDERWRITING AND RISK MANAGEMENT

       Internal underwriting controls are exercised through Kenneth J. LeStrange, our Chief Executive Officer. Underwriting authority is delegated to the managers of our lines of business and to underwriters in accordance with prudent practice and an understanding of each individual's capabilities. Detailed letters of underwriting authority are issued to each of our underwriters. These letters contain our operating guidelines, a description of the analytic process to be followed, referral requirements broken down by sources of business, terms and conditions, situations and the limits capacity and annual premium for any one contract authority grants. Our profitability guidelines are attached to each such letter as an exhibit and are stated in terms of maximum combined ratio targets, excluding our general and administrative expenses, by line of business. Our profitability guidelines are regularly reviewed to reflect changes in market conditions, interest rates, capital structure and market-expected returns.

       We have a disciplined approach to underwriting and risk management that relies heavily upon the collective underwriting expertise of our management and staff. This expertise is in turn guided by the following underwriting principles:

       - We will underwrite and accept only those risks we know and understand;

       - We will perform our own independent pricing or risk review on all risks we accept;

       - We will make consistent use of peer review -- no risk will be accepted without being reviewed and agreed to by at least two qualified individuals;

       - We will accept only those risks that are expected to earn a level of profit commensurate with the risk they present; and

       - We will limit our accepted business to be consistent with our corporate risk objectives.

       Before we review any program proposal, we consider the appropriateness of the client, including the quality of its management and its risk management strategy. In addition, we require each program to include significant information on the nature of the perils to be included and detailed aggregate information as to the location or locations of the risks covered. We further request information on the client's loss history for the perils being reinsured, together with relevant underwriting considerations. If a program meets the preceding underwriting criteria, we then evaluate the proposal in terms of its risk/reward profile to assess the adequacy of the proposed pricing and its potential impact on our overall return on capital as well as our corporate risk objectives.

       It is our corporate objective to limit the risk of a significant loss to the following levels:

       - We seek to limit the POTENTIAL ECONOMIC LOSS from a single one-in-100-year catastrophe event to no more than 10% of our total statutory capital and surplus after the recognition of all retrocessional protections that may exist, as well as appropriate premiums and reinstatement premiums received by the Company.

       - We seek to limit the potential economic loss from a one-in-100-year accumulation of events to no more than 20% of our total statutory capital and surplus after the recognition of all retrocessional protections that may exist, as well as appropriate premiums and reinstatement premiums received by the Company.

       - As of September 30, 2002, our potential economic loss from a single one-in-100 year catastrophe event for our Property Catastrophe Reinsurance business segment was $138 million, and our potential economic loss from a one-in-100-year accumulation of events for our Property Catastrophe Reinsurance business segment was $259 million.

       - As of September 30, 2002, our PROBABLE MAXIMUM LOSS from a single one-in-100-year catastrophe event for our Property Catastrophe Reinsurance business segment from our largest exposures was $215 million for Atlantic hurricane, $238 million for European wind, and $154 million for U.S. earthquake.

       To achieve the above objectives, we utilize a variety of proprietary and commercially available tools to quantify and monitor the various risks we accept as a company.

       Our proprietary systems include those for modeling risks associated with property catastrophe, hospital professional liability, and workers' compensation business, various casualty and specialty pricing models as well as our prototype portfolio risk model. These systems allow us to monitor our pricing and risk on a contract by contract basis across the Company's lines of business.

       We have fully integrated our internal actuarial staff into the underwriting and decision making process. We use in-depth actuarial and risk analysis to evaluate and approve all contracts prior to any authorization. In addition to internal actuaries and risk professionals, we make use of outside consultants as necessary to develop the appropriate analysis for pricing. We require significant amounts of data from our clients and turn down business in which we feel the data provided to us is insufficient for us to make an appropriate analysis.

       To monitor the catastrophe and correlation risk of our direct property and treaty property business, we have subscribed to and utilize three separate natural catastrophe modeling tools (ALM and DLM licensed by RMS and CATRADER licensed by AIR). We take an active role in the evaluation of these commercial catastrophe pricing models, providing feedback to the modeling companies to improve the efficiencies of these models. We also supplement the model output in certain territories with the results of our proprietary models. We use modeling not just for the underwriting of individual risks but also to optimize the total return and risk of our underwriting portfolio.

       Separate from our natural catastrophe exposed businesses, we underwrite and accept casualty and specialty insurance and reinsurance business. We apply the same standards with respect to actuarial and risk analysis to these businesses using commercial data and models licensed from the Insurance Services Office, Inc. ("ISO"), the National Council on Compensation Insurance, Inc. ("NCCI"), the Reinsurance Association of America ("RAA"), A.M. Best, Airclaims Ltd., Bloomberg, and various professional service firms. As with our natural catastrophe exposed businesses, we seek to identify those casualty and specialty exposures that are most likely to be simultaneously influenced by significant events. These exposures are then jointly tracked to ensure that we do not develop an excessive accumulation of exposure to that particular type of event.

       While we are working to develop a realistic event based approach to apply to our casualty and specialty business, we are also dedicating significant resources to developing our various pricing and price monitoring tools. It is management's belief that the single greatest risk associated with the casualty and specialty lines of business is pricing risk -- the risk that one misjudges the actuarially appropriate price of a contract. Recent history has shown that both reinsurers and insurers are highly prone to this error and as a consequence much of our actuarial resources are dedicated to this issue.

       In addition to the above technical and analytical practices, our underwriters use a variety of means, including specific contract terms, to manage the Company's exposure to loss. Substantially all business written contains aggregate limits in the contract, with limited reinstatements permitted to restore the original limit under the contract after the occurrence limit has been depleted by losses incurred on that contract. Additionally, underwriters use appropriate exclusions, terms and conditions to further eliminate particular risks or exposures that our underwriting team deems to be significant. Accordingly, our Bermuda underwriting location provides us with a particular advantage in this regard because there are no limitations upon our use of coverage restrictions.

INVESTMENTS

       We follow a conservative investment strategy designed to emphasize the preservation of our invested assets and provide sufficient liquidity for the prompt payment of claims. In determining our investment decisions, we consider the impact of various catastrophic events, particularly those to which our insurance and reinsurance portfolio may be exposed, on our invested assets to protect our financial position. As of September 30, 2002, our portfolio consists of high investment grade rated, liquid, fixed maturity securities of short to medium term duration. We have no investments in equity securities, less than investment grade securities, real estate, or other classes of alternative investments.

       As of September 30, 2002, our aggregate invested assets totaled approximately $1.4 billion. Invested assets include cash and cash equivalents managed by our investment managers. The portfolio is 100% fixed maturity and is primarily managed by BlackRock, Inc. ("BlackRock") and Wellington Management Company ("Wellington"). The average credit quality of our investments is AAA/Aaa, with no investments in securities rated below A-/A3 as determined by S&P and Moody's Investor Services ("Moody's") respectively. Short-term instruments must be rated a minimum of A-1/P-1. The target duration is 3.0 years and the portfolio has an income versus total return orientation. At September 30, 2002, the average duration of our invested assets was 2.6 years. There have been no credit losses to date. At September 30, 2002, there were approximately $49 million in unrealized gains in the portfolio.

       The following table sets forth the types of securities in our fixed maturity portfolio, excluding cash equivalents, and their fair values and amortized costs as of September 30, 2002 (in thousands):

                                              AMORTIZED    UNREALIZED   UNREALIZED
TYPE OF INVESTMENT                              COSTS        GAINS        LOSSES     FAIR VALUE
------------------                            ----------   ----------   ----------   ----------
U.S. government and agencies................    $395,023    $15,732        $ (6)     $  410,749
Corporate securities........................     191,437     15,589          --         207,026
Asset-backed securities.....................     162,917      5,397          (1)        168,313
Mortgage-backed securities..................     522,674     11,933         (36)        534,571
                                              ----------    -------        ----      ----------
Total.......................................  $1,272,051    $48,651        $(43)     $1,320,659
                                              ==========    =======        ====      ==========

       U.S. Government and Agencies. U.S. government and agency securities are comprised of bonds issued by the U.S. Treasury, the Federal Home Loan Bank, the Federal Home Loan Mortgage Corporation, and the Federal National Mortgage Association ("Fannie Mae").

       Corporate Securities. Corporate securities are comprised of bonds issued by corporations and foreign governmental entities rated A-/A3 or higher and are diversified across a wide range of issuers and industries. The principal risk of corporate securities is the potential loss of income and potential realized and unrealized principal losses due to insolvencies or deteriorating credit. The largest corporate credit in the Company's portfolio represented 0.3% of total invested assets at September 30, 2002. We actively monitor our corporate credit exposures and have had no realized credit related losses to date. Our investment guidelines call for the sale of any bond which becomes rated less than the lower of A- or A3 from S&P or Moody's.

       Asset-Backed Securities. Asset-backed securities are purchased both to diversify the overall risks of our fixed maturity portfolio and to provide attractive returns. Our asset-backed securities are diversified both by type of asset and by issuer and are comprised of AAA-rated bonds backed by pools of automobile loan receivables and credit card receivables originated by a variety of financial institutions.

       The principal risks in holding asset-backed securities are structural, credit and capital market risks. Structural risks include the security's priority in the issuer's capital structure, the adequacy of and ability to realize proceeds from the collateral and the potential for prepayments. Credit risks include consumer or corporate credits such as credit card holders and corporate obligors. Capital market risks include the general level of interest rates and the liquidity for these securities in the market place.

       Mortgage-Backed Securities. Mortgage-backed securities are purchased to diversify our portfolio risk characteristics from primarily corporate credit risk to a mix of credit risk and cash flow risk. The majority of the mortgage-backed securities in our investment portfolio have relatively low cash flow variability.

       The principal risks inherent in holding mortgage-backed securities are prepayment and extension risks, which will affect the timing of when cash flow will be received. Our active monitoring of our mortgage-backed securities mitigates exposure to losses from cash flow risk associated with interest rate fluctuations. Our mortgage-backed securities are principally comprised of AAA-rated pools of residential mortgages originated by Fannie Mae and the Government National Mortgage Association.

       The investment ratings (provided by major rating agencies) for fixed maturity securities held as of September 30, 2002 and the percentage of our invested assets they represented at such date were as follows (in thousands):

RATINGS                                                       FAIR VALUE   PERCENTAGE
-------                                                       ----------   ----------
U.S. government and government agencies.....................  $  410,749      31.1%
AAA/Aaa.....................................................     715,957      54.2%
AA/Aa.......................................................      53,281       4.0%
A/A.........................................................     140,672      10.7%
                                                              ----------     -----
Total.......................................................  $1,320,659     100.0%
                                                              ==========     =====

The maturity distribution for fixed maturity securities held as of September 30, 2002 was as follows (in thousands):

                                                              AMORTIZED
MATURITY                                                        COSTS      FAIR VALUE
--------                                                      ----------   ----------
Due within one year.........................................  $   --       $   --
Due after one year through five years.......................     422,368      440,716
Due after five years through ten years......................     118,950      129,989
Due after ten years.........................................      45,142       47,070
Mortgage-backed securities..................................     522,674      534,571
Asset-backed securities.....................................     162,917      168,313
                                                              ----------   ----------
Total.......................................................  $1,272,051   $1,320,659
                                                              ==========   ==========

Our investment returns for the nine months ended September 30, 2002 were as follows (in thousands):

Net investment income.......................................  $29,355
Net realized gains on sales of investments..................    3,688
Net increase in unrealized gains............................   48,608
                                                              -------
Total net investment return.................................  $81,651
                                                              =======
Total return(1).............................................    6.63%

------------

(1) Total return for our investment portfolio is calculated using beginning and ending market values adjusted for external cash flows and includes unrealized gains and losses.

       Our investment committee establishes investment guidelines and supervises our investment activity. The investment committee regularly monitors our overall investment results, reviews compliance with our investment objectives and guidelines, and ultimately reports our overall investment results to the board of directors. Our investment guidelines specify minimum criteria on the overall credit quality and liquidity characteristics of the portfolio. They include limitations on the size of certain holdings as well as restrictions on purchasing certain types of securities or investing in certain industries. Currently our investment guidelines restrict the purchase of financial futures, options, swaps, and other derivatives for investment purposes, subject to approval of our investment committee and our board of directors. Our investment managers may be instructed to invest some of the investment portfolio in currencies other than U.S. dollars based upon the business we have written, the currency in which our loss reserves are denominated on our books or regulatory requirements.

       We have engaged BlackRock and Wellington to provide investment advisory and management services. We have agreed to pay investment management fees based on the month-end market values held under their respective custody. The fees, which vary depending on the amount of assets under management, are included in net investment income. These agreements may be terminated by either party upon 30 days written notice. In the nine months ended September 30, 2002, fees of $0.6 million were earned by BlackRock and Wellington.

RATINGS

       Ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. A.M. Best assigned to each of Endurance Bermuda and Endurance U.K. a financial strength rating of "A-" (Excellent), which is the fourth highest of fifteen rating levels. The objective of A.M. Best's rating system is to provide an opinion of an insurer's or reinsurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect A.M. Best's opinion of Endurance Bermuda's and Endurance U.K.'s initial capitalization, management and sponsorship, and is not an evaluation directed to investors in our ordinary shares and is not a recommendation to buy, sell or hold our ordinary shares. These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of A.M. Best.

       Our other insurance subsidiary, Endurance U.S., has not yet received a rating from any rating agency.

COMPETITION

       The insurance and reinsurance industries are mature and highly competitive. Insurance and reinsurance companies compete on the basis of many factors, including premium charges, general reputation and perceived financial strength, the terms and conditions of the products offered, ratings assigned by independent rating agencies, speed of claims payments and reputation and experience in the particular risk to be underwritten.

       We expect to compete directly with numerous other parties, including established global insurance and reinsurance companies, other start-up insurance and reinsurance entities, as well as potential capital markets and securitization structures aimed at managing catastrophe and other risks.

       Many of these entities have significantly larger amounts of capital and more employees than the Company.

EMPLOYEES

       As of December 2, 2002, we had 104 full-time employees. 87 of these employees are employed by Endurance Bermuda. We believe that our employee relations are satisfactory. None of our employees are subject to collective bargaining agreements.

PROPERTIES

       We currently lease office space in Hamilton, Bermuda at two locations. One property of approximately 12,547 square feet is governed by a three-year sub-lease that extends until September 29, 2005 and the other space, comprising approximately 8,995 square feet, operates under a month to month extension of a six-year lease that extends until January 31, 2004.

       Endurance U.S. Holdings Corp. leases temporary space in Tarrytown, New York for a term ending on February 1, 2003. Endurance U.S. Holdings Corp. has entered into a tentative agreement for the lease of office space located in White Plains, New York.

       Endurance Worldwide Holdings Limited leases office space in London, England under two leases, one that expires on August 26, 2003 and a second that expires on November 7, 2003.

LEGAL PROCEEDINGS

       We are not currently aware of any pending or threatened material litigation. In the normal course of business, we may become involved in various claims and legal proceedings.

                               REGULATORY MATTERS

GENERAL

       The business of insurance and reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Reinsurers are generally subject to less direct regulation than primary insurers. In Bermuda, we operate under relatively less intensive regulatory regimes. However, in the United States and in the United Kingdom licensed insurers and reinsurers must comply with financial supervision standards comparable to those governing primary insurers. Accordingly, Endurance U.S. will be subject to extensive financial regulation under applicable statutes once it is licensed in the U.S. Endurance U.K. is already licensed in the U.K. and therefore subject to U.K. regulation.

       We are aware of new legislative changes that may impact the worldwide demand for insurance and reinsurance. In response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the World Trade Center tragedy, the Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law establishes a federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. This law could adversely affect our business by increasing underwriting capacity for our competitors as well as by requiring that coverage for terrorist acts be offered by insurers. We are in the process of evaluating this legislation and have not yet determined how it will affect our future operations. We are currently unable to predict the extent to which the foregoing new initiative may affect the demand for our products or the risks which may be available for us to consider underwriting.

BERMUDA

       The Insurance Act 1978 of Bermuda and related regulations, as amended (the "Insurance Act"), regulates the insurance business of Endurance Bermuda and provides that no person may carry on any insurance business in or from within Bermuda unless registered as an insurer by the BMA under the Insurance Act. Endurance Bermuda has been registered as a Class 4 insurer by the BMA; however, as a holding company, Endurance Holdings is not subject to Bermuda insurance regulations. Insurance as well as reinsurance is regulated under the Insurance Act. The BMA, in deciding whether to grant registration, has broad discretion to act as it thinks fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise to operate an insurance business. The continued registration of an applicant as an insurer is subject to it complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

       An Insurance Advisory Committee appointed by the Bermuda Minister of Finance advises the BMA on matters connected with the discharge of the BMA's functions. Sub-committees of the Insurance Advisory Committee supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures. The day-to-day supervision of insurers is the responsibility of the BMA.

       The Insurance Act also imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants the BMA powers to supervise, investigate, require information and the production of documents and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

  CLASSIFICATION OF INSURERS

       The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. Endurance Bermuda, which is incorporated to carry on general insurance and reinsurance business, is registered as a Class 4 insurer in Bermuda and is regulated as such under the Insurance Act. Endurance Bermuda is not licensed to carry on long-term business.

  CANCELLATION OF INSURER'S REGISTRATION

       An insurer's registration may be canceled by the Supervisor of Insurance of the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

  PRINCIPAL REPRESENTATIVE

       An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, Endurance Bermuda's principal office is its executive offices in Hamilton, Bermuda, and Endurance Bermuda's principal representative will be James Kroner. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to BMA is given of the intention to do so. It is the duty of the principal representative, within 30 days of reaching the view that there is a likelihood that the insurer will become insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred, to make a report in writing to the BMA setting forth all the particulars of the case that are available to the principal representative. For example, the failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio would be a reportable "event."

  INDEPENDENT APPROVED AUDITOR

       Every registered insurer must appoint an independent auditor who will audit and report annually on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Endurance Bermuda, are required to be filed annually with the BMA. Endurance Bermuda's independent auditor must be approved by the BMA and may be the same person or firm that audits Endurance Holdings' consolidated financial statements and reports for presentation to its shareholders.

  LOSS RESERVE SPECIALIST

       As a registered Class 4 insurer, Endurance Bermuda is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its losses and loss expenses provisions. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the BMA. David Cash, a Fellow of the Casualty Actuaries Society, our Chief Actuary and our Chief Risk Officer, has been approved to act as Endurance Bermuda's loss reserve specialist.

  STATUTORY FINANCIAL STATEMENTS

       An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of these statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act, which financial statements, in the case of the Company, will be prepared in accordance with U.S. GAAP. As a general business insurer, Endurance Bermuda is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by BMA. Since Endurance Bermuda was capitalized on December 14, 2001 and had only a two-week operating history for the calendar year ended December 31, 2001, it obtained approval from the BMA to adopt a thirteen month fiscal year for statutory reporting purposes for its first year. Accordingly, Endurance Bermuda's first official insurance filing with the Bermuda insurance regulators will be for the period beginning November 30, 2001 and ending December 31, 2002, and therefore, it did not close its books for insurance regulatory purposes on December 31, 2001.

  ANNUAL STATUTORY FINANCIAL RETURN

       Endurance Bermuda is required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended upon application to the BMA). The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, solvency certificates, the statutory financial statements, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. The solvency certificates must be signed by the principal representative and at least two directors of the insurer certifying that the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent approved auditor is required to state whether, in its opinion, it was reasonable for the directors to make these certifications. If an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

  MINIMUM SOLVENCY MARGIN AND RESTRICTIONS ON DIVIDENDS AND DISTRIBUTIONS

       Under the Insurance Act, the value of the general business assets of a Class 4 insurer, such as Endurance Bermuda, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin.

       Endurance Bermuda:

                1. is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:

                     a.     $100,000,000;

                     b. 50% of net premiums written (being gross premiums written less any premiums ceded by Endurance Bermuda, but Endurance Bermuda may not deduct more than 25% of gross premiums when computing net premiums written); and

                     c.     15% of net losses and loss expense reserves;

                2. is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (and if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Endurance Bermuda will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year);

                3. is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files with the BMA (at least 7 days before payment of such dividends) an affidavit stating that it will continue to meet the required margins;

                4. is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements, and any application for such approval must include an affidavit stating that it will continue to meet the required margins; and

                5. is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information.

       Additionally, under the Companies Act, Endurance Holdings and Endurance Bermuda may only declare or pay a dividend if Endurance Holdings or Endurance Bermuda, as the case may be, has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of its assets would not be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

  MINIMUM LIQUIDITY RATIO

       The Insurance Act provides a minimum liquidity ratio for general business insurers, like Endurance Bermuda. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include, but are not limited to, cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

  SUPERVISION, INVESTIGATION AND INTERVENTION

       The BMA may appoint an inspector with extensive powers to investigate the affairs of Endurance Bermuda if the BMA believes that such an investigation is in the best interests of its policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct Endurance Bermuda to produce documents or information relating to matters connected with its business. If it appears to the BMA that there is a risk of Endurance Bermuda becoming insolvent, or that Endurance Bermuda is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct Endurance Bermuda
(i) not to take on any new insurance business, (ii) not to vary any insurance contract if the effect would be to increase its liabilities, (iii) not to make certain investments, (iv) to liquidate certain investments, (v) to maintain in, or transfer to the custody of a specified bank, certain assets, (vi) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (vii) to limit Endurance Bermuda's premium income. The BMA intends to meet with each Class 4 insurance company on a voluntary basis, every two years.

  DISCLOSURE OF INFORMATION

       In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to them. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

  CERTAIN OTHER BERMUDA LAW CONSIDERATIONS

       Endurance Holdings and Endurance Bermuda will each also need to comply with the provisions of the Companies Act regulating the payment of dividends and making of distributions from contributed surplus. A company is prohibited from declaring or paying a dividend, or making a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

       Although Endurance Bermuda is incorporated in Bermuda, it is classified as a non-resident of Bermuda for exchange control purposes by the BMA. Pursuant to its non-resident status, Endurance Bermuda may engage in transactions in currencies other than Bermuda dollars and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of its ordinary shares.

       Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As "exempted" companies, Endurance Holdings and Endurance Bermuda may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister of Finance, participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that held by way of lease or tenancy agreement which is required for its business and held for a term not exceeding 50 years, or which is used to provide accommodation or recreational facilities for its officers and employees and held with the consent of the Bermuda Minister of Finance, for a term not exceeding 21 years); (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000; or (3) the carrying on of business of any kind for which it is not licensed in Bermuda, except in certain limited circumstances such as doing business with another exempted undertaking in furtherance of Endurance Holdings' business or Endurance Bermuda's business (as the case may be) carried on outside Bermuda. Endurance Bermuda is a licensed insurer in Bermuda, and so may carry on activities from Bermuda that are related to and in support of its insurance business.

       Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 1998 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of shares of a Bermuda exempted company. Before the offering contemplated by this prospectus, we expect the BMA will have issued their permission for the issue and free transferability of the ordinary shares being offered pursuant to this prospectus, as long as the shares are listed on the NYSE, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

       The Bermuda government actively encourages foreign investment in "exempted" entities like Endurance Holdings and Endurance Bermuda that are based in Bermuda, but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, Endurance Holdings and Endurance Bermuda are not currently subject to taxes computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax or to any foreign exchange controls in Bermuda. See "Material Tax Considerations -- Certain Bermuda Tax Considerations."

       Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. All of our Bermuda-based professional employees who require work permits have been granted permits by the Bermuda government. The terms of these permits range from three to five years depending on the individual.

U.K. REGULATION

  GENERAL

       On December 1, 2001, the FSA assumed its full powers and responsibilities as the single statutory regulator responsible for regulating the financial services industry in respect of the carrying on of "regulated activities" (including deposit taking, insurance, investment management and most other financial services business by way of business in the U.K.), with the purpose of maintaining confidence in the U.K. financial system, providing public understanding of the system, securing the proper degree of protection for consumers and helping to reduce financial crime. It is a criminal offense for any person to carry on a regulated activity in the U.K. unless that person is authorized by the FSA and has been granted permission to carry on that regulated activity or falls under an exemption.

       Insurance business (which includes reinsurance business) is authorized and supervised by the FSA. Insurance business in the United Kingdom is divided between two main categories: long-term insurance (which is primarily investment-related) and general insurance. It is not possible for an insurance company to be authorized in both long-term and general insurance business. These two categories are both divided into "classes" (for example: permanent health and pension fund management are two classes of long-term insurance; damage to property and motor vehicle liability are two classes of general insurance). Under FSMA, effecting or carrying out contracts of insurance, within a class of general or long-term insurance, by way of business in the United Kingdom, constitutes a regulated activity requiring individual authorization. An authorized insurance company must have permission for each class of insurance business it intends to write.

       Endurance U.K. has received authorization from the FSA to effect and carry out in the United Kingdom contracts of insurance in all classes of general business (limited in the case of credit and suretyship to reinsurance only) except sickness, legal expenses and assistance business. As an authorized insurer in the United Kingdom, Endurance U.K. would be able to operate throughout the E.U., subject to certain regulatory requirements of the FSA and in some cases, certain local regulatory requirements. An insurance company with FSA authorization to write insurance business in the United Kingdom can seek consent from the FSA to allow it to provide cross-border services in other member states of the E.U. As an alternative, FSA consent may be obtained to establish a branch office within another member state.

       As an FSA authorized insurer, the insurance and reinsurance businesses of Endurance U.K. will be subject to close supervision by the FSA. The FSA is currently seeking to strengthen its requirements for senior management arrangements, systems and controls of insurance and reinsurance companies under its jurisdiction and intends to place an increased emphasis on risk identification and management in relation to the prudential regulation of insurance and reinsurance business in the United Kingdom. There are a number of proposed changes to the FSA's rules that will affect insurance and reinsurance companies authorized in the U.K. For example, the FSA is currently in consultation on a number of proposals, including the regulation of the sale of general insurance, insurance mediation and proposals aimed at ensuring adequate diversification of an insurer's or reinsurer's exposures to any credit risks of its reinsurers. Changes in the scope of the FSA's regulation may have an adverse impact on the business of Endurance U.K.

  SUPERVISION

       The FSA carries out the prudential supervision of insurance companies through a variety of methods, including the collection of information from statistical returns, review of accountants' reports, visits to insurance companies and regular formal interviews.

       The FSA has adopted a risk-based approach to the supervision of insurance companies. Under this approach the FSA performs a formal risk assessment of insurance companies or groups carrying on business in the U.K. periodically, which varies in length according to the risk profile of the insurer. The FSA performs the risk assessment by analyzing information which it receives during the normal course of its supervision, such as regular prudential returns on the financial position of the insurance company, or which it acquires through a series of meetings with senior management of the insurance company. After each risk assessment, the FSA will inform the insurer of its views on the insurer's risk profile. This will include details of any remedial action that the FSA requires and the likely consequences if this action is not taken.

  SOLVENCY REQUIREMENTS

       The Interim Prudential Sourcebook for Insurers requires that insurance companies maintain a margin of solvency at all times in respect of any general insurance undertaken by the insurance company, the calculation of which in any particular case depends on the type and amount of insurance business a company writes. The method of calculation of the solvency margin is set out in the Interim Prudential Sourcebook for Insurers, and for these purposes, all insurer's assets and liabilities are subject to specific valuation rules which are set out in the Interim Prudential Sourcebook for Insurers. Failure to maintain the required solvency margin is one of the grounds on which wide powers of intervention conferred upon the FSA may be exercised.

       Each insurance company writing property, credit insurance business, aviation, marine, business interruption or nuclear insurance or reinsurance business is required by the Interim Prudential Sourcebook for Insurers to maintain an equalization reserve in respect of business written in the financial years ending on or after December 23, 1996 calculated in accordance with the provisions of the Interim Prudential Sourcebook for Insurers where the amount of premiums for such classes exceed the minimum threshold set forth in the provisions.

       These solvency requirements are likely to be amended when the Interim Prudential Sourcebook for Insurers is replaced by the proposed Integrated Prudential Sourcebook.

       In addition, an insurer (other than a pure reinsurer) that is part of a group, is required to perform and submit to the FSA a solvency margin calculation return in respect of its ultimate parent undertaking, in accordance with the FSA's rules. This return is not part of an insurer's own solvency return and hence will not be publicly available. Although there is no requirement for the parent undertaking solvency calculation to show a positive result, the FSA is required to take action where it considers that the solvency of the insurance company is or may be jeopardized due to the group solvency position. Further, an insurer is required to report in its annual returns to the FSA all material related party transactions (e.g., intra group reinsurance, whose value is more than 5% of the insurer's general insurance business amount).

  RESTRICTIONS ON DIVIDEND PAYMENTS

       U.K. company law prohibits Endurance U.K. from declaring a dividend to its shareholders unless it has "profits available for distribution." The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the United Kingdom insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the FSA strictly controls the maintenance of each insurance company's solvency margin within its jurisdiction. The FSA's rules require Endurance U.K., in its early years of trading, to notify the FSA of any proposed or actual payment of a dividend that is greater than forecast in the business plans submitted by Endurance U.K. with its application for authorization. Any such payment or proposal could result in regulatory intervention. In addition, the FSA requires authorized insurance companies to notify the FSA in advance of any significant dividend payment.

  REPORTING REQUIREMENTS

       U.K. insurance companies must prepare their financial statements under the Companies Act of 1985 (as amended), which requires the filing with Companies House of audited financial statements and related reports. In addition, U.K. insurance companies are required to file with the FSA regulatory returns, which include a revenue account, a profit and loss account and a balance sheet in prescribed forms. Under the Interim Prudential Sourcebook for Insurers, audited regulatory returns must be filed with the FSA within two months and 15 days (or three months where the delivery of the return is made electronically).

  SUPERVISION OF MANAGEMENT

       The FSA closely supervises the management of insurance companies through the approved persons regime, by which any appointment of persons to perform certain specified "controlled functions" within a regulated entity, must be approved by the FSA.

  CHANGE OF CONTROL

       FSMA regulates the acquisition of "control" of any U.K. insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a U.K. authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. A purchaser of 10% or more of the ordinary shares would therefore be considered to have acquired "control" of Endurance U.K.

       Under FSMA, any person proposing to acquire "control" over a U.K. authorized insurance company must give prior notification to the FSA of his intention to do so. The FSA would then have three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA must be satisfied that both the acquirer is a fit and proper person to have such "control" and that the interests of consumers would not be threatened by such acquisition of "control." Failure to make the relevant prior application could result in action being taken against the Company by the FSA.

  INTERVENTION AND ENFORCEMENT

       The FSA has extensive powers to intervene in the affairs of an authorized person, culminating in the ultimate sanction of the removal of authorization to carry on a regulated activity. FSMA imposes on the FSA statutory obligations to monitor compliance with the requirements imposed by FSMA, and to enforce the provisions of FSMA related rules made by the FSA. The FSA has power, among other things, to enforce -- and take disciplinary measures in respect of -- breaches of both the Interim Prudential Sourcebook for Insurers and breaches of the conduct of business rules generally applicable to authorized persons.

       The FSA also has the power to prosecute criminal offenses arising under FSMA, and to prosecute insider dealing under Part V of the Criminal Justice Act of 1993, and breaches of money laundering regulations. The FSA's stated policy is to pursue criminal prosecution in all appropriate cases.

U.S. REGULATION

       Endurance U.S. was organized on September 5, 2002. On December 4, 2002, Endurance Bermuda contributed $335 million in cash and invested assets to Endurance U.S. Holdings Corp., which in turn, subsequently contributed such amount as statutory surplus of Endurance U.S. On December 18, 2002, Endurance U.S. received a license to write certain lines of insurance and reinsurance business from the New York Department.

 U.S. INSURANCE HOLDING COMPANY REGULATION OF ENDURANCE HOLDINGS

       Endurance Holdings, as the indirect parent of Endurance U.S., and Endurance U.S. Holdings Corp., as the direct parent of Endurance U.S., are subject to the insurance holding company laws of New York, where Endurance U.S. is organized and domiciled. These laws generally require the insurance holding company and each insurance company directly or indirectly owned by the holding company to register with the New York Department and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all material transactions among companies in the holding company system affecting Endurance U.S., including sales, loans, reinsurance agreements, service agreements and dividend payments, must be fair and, if material or of a specified category, require prior notice and approval or non-disapproval by the New York Superintendent.

  CHANGES OF CONTROL

       These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Endurance Holdings, including through transactions, and in particular unsolicited transactions, that some or all of the shareholders of Endurance Holdings might consider to be desirable.

       Before a person can acquire control of a domestic insurer or reinsurer, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner where the insurer is domiciled will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's board of directors and executive officers, the acquiror's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. Generally, state statutes provide that "control" over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, ten percent or more of the voting securities of the domestic insurer. Because a person acquiring ten percent or more of Endurance Holdings' ordinary shares would indirectly acquire the same percentage of Endurance U.S.'s common stock, the U.S. insurance change of control laws will likely apply to such a transaction.

  STATE INSURANCE REGULATION OF ENDURANCE U.S.

       The terms and conditions of reinsurance agreements generally are not subject to regulation by any U.S. state insurance department with respect to rates or policy terms. This contrasts with primary insurance agreements, the rates and policy terms of which are generally closely regulated by state insurance departments. As a practical matter, however, the rates charged by primary insurers do have an effect on the rates that can be charged by reinsurers.

       State insurance authorities have broad regulatory powers with respect to various aspects of the reinsurance business, including: licensing to transact business, admittance of assets to statutory surplus, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, and regulating investments and dividends. State insurance laws and regulations require Endurance U.S. to file financial statements with insurance departments everywhere it will be licensed or authorized or accredited to conduct insurance business; and the operations of Endurance U.S. are subject to examination by those departments at any time. Endurance U.S. will prepare statutory financial statements in accordance with STATUTORY ACCOUNTING PRACTICES and procedures prescribed or permitted by these departments. State insurance departments also conduct periodic examinations of the books and records, financial reporting, policy filings and market conduct of insurance companies domiciled in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the NAIC.

  NEW YORK STATE DIVIDEND LIMITATIONS

       Under the New York Insurance Law, the ability of Endurance U.S. to declare or pay any dividend to us which, together with all dividends declared or distributed by it during the next preceding twelve months, exceeds the lesser of:

       1. 10% of Endurance U.S.'s surplus to policyholders as shown on its latest statement on file with the New York Superintendent; or

       2. 100% of Endurance U.S.'s adjusted net investment income during that period will be subject to the prior approval of the New York Superintendent.

       The extraordinary dividend limitation imposed by the New York Insurance Law is based on the statutory financial results of Endurance U.S. determined by using statutory accounting practices which differ in certain respects from accounting principles used in financial statements prepared in conformity with U.S. GAAP. The significant differences relate to DEFERRED ACQUISITION EXPENSES, deferred income taxes, required investment reserves, reserve calculation assumptions and surplus notes. The Company has agreed with the New York Department to not take a dividend from Endurance U.S. for two years after its license is issued without prior regulatory approval.

  NEW YORK STATE RISK-BASED CAPITAL REGULATIONS

       The New York Insurance Law requires that New York insurers report their risk-based capital ("RBC") based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The New York Department uses the formula only as an early warning regulatory tool to identify possibly inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. The New York Insurance Law imposes broad confidentiality requirements on those engaged in the insurance business (including insurers, agents, brokers and others) and on the New York Department as to the use and publication of RBC data. The New York Superintendent has explicit regulatory authority to require various actions by, or take various actions against, insurers whose total adjusted capital does not exceed certain RBC levels.

  STATUTORY ACCOUNTING PRINCIPLES

       Statutory accounting, or "SAP," is a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. It is primarily concerned with measuring an insurer's surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer's domiciliary state.

       U.S. GAAP is concerned with a company's solvency, but it is also concerned with other financial measurements, such as income and cash flows. Accordingly, U.S. GAAP gives more consideration to appropriate matching of revenue and expenses and accounting for management's stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with U.S. GAAP as opposed to SAP.

       Statutory accounting practices established by the NAIC and adopted, in part, by the New York Department, determine, among other things, the amount of statutory surplus and statutory net income of our U.S. insurance subsidiary and thus determine, in part, the amount of funds they have available to pay dividends to us.

  OPERATIONS OF ENDURANCE U.K. AND ENDURANCE BERMUDA

       Endurance U.K. and Endurance Bermuda are not admitted to do business in the United States. However, the insurance laws of each state of the United States and of many other countries regulate or prohibit the sale of insurance and reinsurance within their jurisdictions by non-domestic insurers and reinsurers such as Endurance U.K. and Endurance Bermuda, which are not admitted to do business within such jurisdictions. We do not intend that Endurance Bermuda or Endurance U.K. maintain an office or solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda -- or, in the case of Endurance U.K., London -- where the conduct of such activities would require Endurance U.K. and Endurance Bermuda to be so admitted.

       In addition to the regulatory requirements imposed by the jurisdictions in which they are licensed, reinsurers' business operations are affected by regulatory requirements in various states of the United States governing "credit for reinsurance" which are imposed on their ceding companies. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction or state in which the reinsurer files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the liability for unearned premiums (which are that portion of premiums written which applies to the unexpired portion of the policy period) and loss reserves and loss expense reserves ceded to the reinsurer. Endurance U.K. and Endurance Bermuda are not licensed, accredited or approved in any state in the U.S. The great majority of states, however, permit a credit to statutory surplus resulting from reinsurance obtained from a non-licensed or non-accredited reinsurer to be offset to the extent that the reinsurer provides a letter of credit or other acceptable security arrangement. A few states do not allow credit for reinsurance ceded to non-licensed reinsurers except in certain limited circumstances and others impose additional requirements that make it difficult to become accredited.

       We do not believe that Endurance U.K. and Endurance Bermuda are in violation of insurance laws of any jurisdiction in the U.S. There can be no assurance, however, that inquiries or challenges to Endurance U.K.'s or Endurance Bermuda's reinsurance activities will not be raised in the future.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

       Set forth below are the names, ages and positions of the directors and executive officers of Endurance Holdings as of the date hereof. All of our directors hold office until the next annual meeting of our shareholders and until their successors are duly elected and qualified. Executive officers serve at the request of the board of directors.

NAME                                   AGE   OFFICE
----                                   ---   ------
Kenneth J. LeStrange(1)..............  45    Chairman of the Board of Directors,
                                             President, Chief Executive Officer and Director
Steven W. Carlsen....................  45    President, Endurance Reinsurance Corporation of America
James R. Kroner(2)...................  41    Chief Financial Officer and Director
David S. Cash........................  37    Chief Actuary/Chief Risk Officer
Thomas Bell..........................  47    Executive Vice President, Reinsurance Operations
William H. Bolinder(4)...............  59    Director
David L. Cole(3).....................  55    Director
Jonathan J. Coslet(4)................  38    Director
Anthony J. DiNovi(4).................  40    Director
Bryon Ehrhart(1).....................  38    Director
Charles Froland(2)...................  54    Director
Richard Perry(3).....................  47    Director
Robert A. Spass(3)...................  46    Director
Richard J. Sterne(2).................  56    Director

------------
(1) Denotes Class I Director with term expiring in 2003.
(2) Denotes Class II Director with term expiring in 2004.
(3) Denotes Class III Director with term expiring in 2005.
(4) Denotes Class IV Director with term expiring in 2006.

       Set forth below is certain information concerning our directors and executive officers as of the date of this prospectus. At least three independent
directors will serve on our Audit Committee. No later than      months after we
are listed on the NYSE, our board of directors will appoint      additional
directors that will satisfy the requirements for independent directors contained in the rules governing companies listed on the NYSE.

       Kenneth J. LeStrange has been our Chairman, President and Chief Executive Officer since the Company's formation. Mr. LeStrange has over twenty-four years of experience in property and casualty underwriting. He has significant experience as a treaty and facultative underwriter and manager of treaty underwriting operations at Swiss Reinsurance Company and American Re Corporation. He began his underwriting career with Hartford Insurance Group and held several underwriting management positions at Swiss Re. During his tenure at American Re from 1984 to December 1997, he served as Executive Vice President of American Re and as President of its alternative market subsidiary from 1984 to December 1997, Am Re Managers, Inc. In December 1997, he joined Aon Corporation as Chairman and CEO of its alternative market operations and was later named Chairman and CEO of Aon's retail brokerage operations for the Americas. Mr. LeStrange remained with Aon until he joined us in 2001.

       Steven W. Carlsen became the President of Endurance U.S. in November 2002. From the Company's formation until assuming this new position, Mr. Carlsen was the Company's Chief Underwriting Officer. Mr. Carlsen began his career as a property facultative underwriter in 1979 and later as a treaty account executive for Swiss Reinsurance Company. He joined NAC Re in 1986, ultimately heading their Property and Miscellaneous Treaty Department (which includes aviation, marine, surety and finite business). He managed NAC Re's retrocessions and was involved in the formation of their U.K. company. In 1994, Mr. Carlsen left NAC Re to join CAT Limited as their Chief Underwriter-North America and in 1997 was co-founder of CAT Limited's finite insurer, Enterprise Re. From 1999 until he joined us in 2001, Mr. Carlsen worked with three of Morgan Stanley Private Equity's insurance ventures, including Response Insurance and Homesite Insurance in the United States and The Underwriter Insurance Company Ltd. in the United Kingdom. He is a director of the Underwriter Insurance Company Ltd.

       James R. Kroner has been our Chief Financial Officer and director since December 2002, and has been our Chief Investment Officer since December 2001. Mr. Kroner joined us from the private equity firm, Fox Paine & Co. LLC, where he was a Managing Director since February 2000. From 1998 to 2000, Mr. Kroner served as a Managing Director and co-head of insurance investment banking in the Americas at JP Morgan & Co. Incorporated. From 1997 to 1998, he was a Managing Director and head of the insurance mergers and acquisitions practice at Salomon Smith Barney. Prior to 1997 Mr. Kroner served as Senior Vice President, Treasurer, and a member of the executive committee of American Re Corporation. He is a member of the board of directors of ACMI Circon Corporation and Maxxim Medical, Inc.

       David S. Cash has been our Chief Actuary/Chief Risk Officer since December 2001. Mr. Cash joined us from Centre Solutions Ltd. in Bermuda where he was a Vice President focused on structured finance and insurance programs since 1996. Mr. Cash was a member of the board of directors Centre Life
Finance -- Centre Solutions' senior settlement financing company. From 1993 to 1996, Mr. Cash was Vice President and Underwriter at Zurich Re Centre. Prior to Zurich Re, Mr. Cash served as a consulting actuary at Tillinghast-Towers Perrin in New York. Mr. Cash received an Msc. in mathematics from Oxford University, which he attended as a Rhodes Scholar. Mr. Cash is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries and is a native of Bermuda.

       Thomas Bell has been our Executive Vice President, Reinsurance Operations since December 2001. Prior to joining the Company, Mr. Bell spent a total of 21 years at American Re Corporation beginning in 1978, where he was most recently Senior Vice President responsible for the Regional Middle Markets Marketing Group. During this time, he also held various posts within American Re, ranging from property, casualty and ocean marine treaty and facultative underwriter to Senior Vice President and Eastern Region Manager. From 1984 to 1986, he served as a property underwriter at North American Re Insurance Company and with the Hartford Insurance Company in various underwriting capacities from 1973 to 1978.

       William H. Bolinder has been a director since December 2001. Mr. Bolinder is a retired Senior Executive of Zurich Financial Services Group. He was a member of the Group Management Board and head of the Business Development Division Corporate and Commercial for Zurich Financial Services Group. He has been head of the business division North America (excluding US Personal Lines) and Latin America as well as the Corporate Customer Division of Zurich Financial Services Group since 1998. In 1994 he was elected to the Group Executive Board at Zurich Financial Services Group's home office and became responsible for managing the Zurich Financial Services Group companies in the United States and Canada as well as Corporate/Industrial Insurance, Zurich International (Group) and Risk Engineering. Mr. Bolinder joined Zurich American Insurance Company, USA in 1986 as Chief Operating Officer and became Chief Executive Officer in 1987.

       David L. Cole has been a director since December 2001. He has served as Chairman, President and Chief Executive Officer of Virginia Surety Company, Inc., Aon Corporation's principal property and casualty company serving the U.S. domestic market since March 1995. Mr. Cole also has served as Chairman of Aon Warranty Group, which was formed to develop and take advantage of Aon's position in the consumer extended warranty business on a global basis. In that capacity, Mr. Cole has been responsible for Aon's expansion into foreign markets, including Asia, Australia, Europe and South America. Mr. Cole joined Aon Corporation in 1976 and held numerous executive positions until 1989. From 1989 to 1994, Mr. Cole served as President of Ryan Insurance Group Europe and London General

Insurance Company, Ltd., Aon Corporation's principal property and casualty company serving the European market.

       Jonathan J. Coslet has been a director since December 2001. Mr. Coslet joined Texas Pacific Group in 1993. He is now a Senior Partner responsible for the Texas Pacific Group's generalist and healthcare investment activities. Mr. Coslet is also a member of Texas Pacific Group's Investment Committee and Management Committee. Prior to joining the Texas Pacific Group, Mr. Coslet was in the Investment Banking department of Donaldson, Lufkin & Jenrette, specializing in leveraged acquisitions and high yield finance from 1991-1993. Mr. Coslet serves on the board of directors of Oxford Health Plans, Inc., Magellan Health Services, Inc., PETCO Animal Supplies, Inc. and Brite Now Dental.

       Anthony J. DiNovi has been a director since December 2001. Mr. DiNovi is a Managing Director of Thomas H. Lee Advisors, LLC, the general partner of Thomas H. Lee Partners, L.P. Mr. DiNovi joined THL in 1988. Prior to joining THL, Mr. DiNovi was in the corporate finance departments of Goldman, Sachs & Co. and Wertheim Schroder & Co., Inc. Mr. DiNovi is currently a director of Eye Care Centers of America, Inc., FairPoint Communications, Inc., Fisher Scientific International, Inc., US LEC Corp., National Waterworks, Inc., Vertis, Inc. and various private corporations.

       Bryon Ehrhart has been a director since December 2001. Mr. Ehrhart is an Executive Vice President of Aon Re Inc., Aon's reinsurance brokerage operations in the United States. Mr. Ehrhart is also the President of Aon Re Services, Inc., a division of Aon Re Inc. that provides actuarial, financial advisory, tax planning, catastrophe modeling and other services to clients of Aon Re Inc. He is also a Managing Director of Aon Capital Markets, a division of Aon Securities Corporation that specializes in risk transfer securitizations and contingent capital products. Prior to joining Aon in 1994, Mr. Ehrhart practiced for eight years in public accounting at the firm Coopers & Lybrand, and left the firm as a senior manager.

       Charles Froland has been a director since December 2001. Mr. Froland has been responsible for all of General Motors Investment Management Corporation's internally and externally managed domestic and international private market equity and debt securities since 1998. His prior responsibility at the General Motors Asset Management was managing director of North American Fixed Income Investments. Before joining General Motors Asset Management in 1995, Mr. Froland was a managing director with Stanford University Management Company.

       Richard Perry has been a director since December 2001. Mr. Perry founded Perry Capital in 1988 and since then the firm has grown to $4.5 billion under management. Prior to 1988, Mr. Perry developed and implemented investment strategies in the equity trading area of Goldman, Sachs & Co. He was also an adjunct associate professor at the Stern School of Business at New York University. He serves as chairman of the board of directors of IOS BRANDS (formerly FTD Corporation) and FTD.COM, and a member of the boards of trustees of the Allen Stevenson School, Milton Academy, and Facing History and Ourselves.

       Robert A. Spass has been a director since December 2001. Mr. Spass is Chairman of the board of directors of Capital Z Partners, Ltd., the general partner of Capital Z, and Capital Z Management, LLC, the management company of Capital Z, and co-founded Capital Z in 1998. Prior to 1998, Mr. Spass was the Managing Partner and co-founder of Insurance Partners, L.P. Mr. Spass also was President and CEO of International Insurance Advisors, Inc., the management company of International Insurance Investors, L.P. Prior to joining International Insurance Investors, Mr. Spass was a Director of Investment Banking at Salomon Brothers with responsibility for corporate finance relationships with the insurance industry. He currently serves on the board of directors of U.S.I. Holdings Corporation, Universal American Financial Corp., British Marine Holdings, Ceros Group, Inc., LendingTree, Inc., Highlands Insurance Group, Inc. and Aames Financial Corporation.

       Richard J. Sterne has been a director since November 2002. Mr. Sterne has been a managing director of Lightyear Capital, LLC since January 2001. From 1999 until joining Lightyear, he was a managing director at PaineWebber Incorporated in the Principal Transactions Group, responsible for the firm's proprietary investments. From 1995 until joining PaineWebber, Mr. Sterne was the chairman and Chief Executive Officer of Links Securities, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

       The standing committees of the board of directors are:

       Audit Committee. The Audit Committee is comprised of Messrs. Bolinder, Cole, Spass and Sterne and is chaired by Mr. Spass. The Audit Committee:

              (1) reviews the audit plans and findings of the independent auditors and will review the audit plans and findings of our internal audit and risk review staff, and the results of regulatory examinations and tracks management's corrective actions plans where necessary;

              (2) reviews our accounting policies and controls, compliance programs, and significant tax and legal matters;

              (3) recommends to the board the annual appointment of independent auditors; and

              (4) reviews our risk management processes.

       Compensation Committee. The Compensation Committee is comprised of Messrs. Coslet, DiNovi, Ehrhart, Froland and Spass and is chaired by Mr. DiNovi. This committee oversees our compensation and benefit policies, including administration of annual bonus awards and long-term incentive plans.

       Underwriting Committee. The Underwriting Committee is comprised of Messrs. Bolinder, Cole and Coslet and is chaired by Mr. Bolinder. This committee oversees our underwriting policies and approves any exceptions thereto.

       Nominating Committee. The Nominating Committee is comprised of Messrs. Coslet, DiNovi and Ehrhart, and nominates candidates for positions on the board of directors.

       Investment Committee. The Investment Committee is comprised of Messrs. DiNovi, Ehrhart, Coslet and Perry and is chaired by Mr. Perry. This committee establishes investment guidelines and supervises our investment activity. The Investment Committee regularly monitors our overall investment results, reviews compliance with our investment objectives and guidelines, and ultimately reports the overall investment results to our board of directors. These guidelines specify minimum criteria on the overall credit quality and liquidity characteristics of the Company's portfolio. They include limitations on the size of certain holdings as well as restrictions on purchasing certain types of securities or investing in certain industries.

BOARD AND BOARD COMMITTEE DESIGNATIONS UNDER THE SHAREHOLDERS AGREEMENT

       Pursuant to the terms of our shareholders agreement, certain of our current investors have designated the following persons to the Nominating Committee of the board of directors who have subsequently been elected as directors and to committees of our board:

       - David Cole, a member of our board of directors and a member of both the Audit Committee and the Underwriting Committee of our board of directors, is the Chairman, President and Chief Executive Officer of Combined Specialty Insurance Co., an affiliate of Aon;

       - Jonathan Coslet, a member of our board of directors and of the Compensation, Nominating and Underwriting Committees of our board of directors, is a senior partner of TPG;

       - Anthony J. DiNovi, a member of our board of directors, chairman of the Compensation Committee of our board of directors and a member of the Nominating Committee and Investment Committee, is a managing director of Thomas H. Lee Advisors, LLC, the general partner of THL;

       - Bryon Ehrhart, a member of our board of directors and a member of the Nominating Committee, Compensation Committee and the Investment Committee of our board of directors, is the Executive Vice President of Aon Re Inc. and President of Aon Re Services, Inc., each of which are affiliates of Aon;

       - Charles Froland, a member of our board of directors and of the Compensation and Investment Committees of our board of directors, is Managing Director of GM Asset Management;

       - Richard Perry, a member of our board of directors and the chairman of the Investment Committee of our board of directors, is the President and Chief Executive Officer of Perry Capital;

       - Robert A. Spass, a member of our board of directors and chairman of the Audit Committee and a member of the Compensation Committee of our board of directors, is Chairman of the Board of Directors of Capital Z Partners, Ltd., the general partner of Capital Z; and

       - Richard J. Sterne, a member of our board of directors and of the Audit Committee of our board of directors, is a managing director of Lightyear Capital, LLC.

       Another of our current investors, Metro Center Investments Pte Ltd., has similar rights to designate one director to our board of directors and to certain committees but to date has not exercised this right.

OTHER SENIOR MANAGEMENT

OTHER SENIOR MANAGEMENT                     AGE                AREAS OF RESPONSIBILITY
-----------------------                     ---                -----------------------
Louis Adanio..............................   48   Property Individual Risk
Thomas Bell...............................   47   Treaty Reinsurance Operations
Mark Boucher..............................   43   Chief Executive Officer of Endurance U.K.
David Cabral..............................   39   Excess Casualty Insurance; Professional Lines
                                                  Insurance
William Fawcett...........................   39   Claims
Judy Hart.................................   58   Healthcare
Daniel Izard..............................   58   Aerospace
Ronald Koch...............................   53   Casualty Treaty Reinsurance
Ralph Serio...............................   50   Self Insured Risks
RobLee Womack, Jr. .......................   42   Property Per Risk Treaty Reinsurance; Property
                                                  Catastrophe

       Louis Adanio -- Executive Vice President, Property Individual Risk Underwriting. Mr. Adanio joined the Company in December 2001 from Cambridge Risk Technical Underwriters, a Managing General Agent focused on large and technical commercial property risks, where he served as President and Chief Underwriting Officer from 2000 until joining us. From 1984 to 2000, Mr. Adanio had a 16-year career at SCOR Reinsurance Company, where he served as Senior Vice President and as a member of the Board of Directors. Prior to SCOR, Mr. Adanio was a practicing engineer and construction manager for commercial/industrial construction projects.

       Mark Boucher -- Chief Executive Officer of Endurance U.K. Mr. Boucher is head of Endurance U.K. He joined us in January 2002. He has over 20 years of commercial insurance experience. From 1998 to January 2002, he was head of Royal & SunAlliance's London based commercial insurance operations, which had written premiums in excess of $1 billion and had 1,300 employees. Prior to that, Mr. Boucher was Chief Operating Officer of Alexander Howden, where he served for 13 years.

       David V. Cabral -- Executive Vice President, Excess Casualty Insurance and Professional Lines Insurance. Prior to joining the Company in March 2002, Mr. Cabral was Vice President, FinPro at Marsh USA, Inc., responsible for management, program design, marketing and coordinating daily servicing of clients since April 2001. Before Marsh, Mr. Cabral was National Sales and Marketing Director,

Diversified Risk at Fireman's Fund Insurance Company where he assisted with the creation of offshore captive facilities and developing e-commerce initiatives. He also held management positions at Starr Excess Liability Insurance Co., Aon Corporation and Marsh & McLennan Companies, Inc. Mr. Cabral is a native of Bermuda.

       William F. Fawcett -- Senior Vice President, Head of Claims. Prior to joining us in December 2002, Mr. Fawcett was Managing Director, Deputy General Counsel and Head of Claims for Swiss Reinsurance Corporation in Zurich which he joined in April 2001. From 1994 to April 2001 Mr. Fawcett served in various claims and legal positions at the St. Paul Insurance Company, including Group Counsel. He began his private sector career as an attorney in the law firms of Anderson, Parkinson, Weinberg & Miller and Bromley, Brown & Walsh. Mr. Fawcett served in the United States Marine Corps, including service as Assistant Command Judge Advocate during Desert Storm.

       Judy M. Hart -- Executive Vice President, Hospital Liability
Operations. Ms. Hart joined us in April 2002. She spent the past four years as Vice President, Marketing Leader Healthcare Segment with Employers Reinsurance Corporation. She was a member of the healthcare leadership executive committee and was responsible for strategic planning and execution of healthcare strategies across Employers, The Medical Protective Company and IRI Healthcare. Prior to Employers Re, she spent most of her career at Alexander & Alexander Services Inc. ("A&A") where she was a Managing Director. Ms. Hart had a leadership role in the development of an A&A National Healthcare Practice and was responsible for setting healthcare strategies.

       Daniel Izard -- Executive Vice President, Aerospace. Mr. Izard joined the Company in July 2002. From 2000 to July 2002, Mr. Izard was a consultant focused on aviation insurance matters. From 1974 to 2000, Mr. Izard was with Associated Aviation Underwriters, Inc. ("AAU"), a managing general underwriter focused on the global aviation market, where he served as President & CEO for 15 years. At AAU, Mr. Izard led the activities of one the world's leading aviation specialist underwriters. Mr. Izard joined AAU in 1974 and held numerous positions including, Vice President and Director of Reinsurance Purchasing, Senior Vice President and Director of National Accounts, and Executive Vice President and Chief Operating Officer. Mr. Izard is currently a trustee of Embry-Riddle Aeronautical University and a member of the Board of Advisors of Duncan Aviation, Inc.

       Ronald Koch -- Senior Vice President, Casualty Treaty Reinsurance. Mr. Koch joined us in December 2001. He was an underwriting consultant at Gerling Global Financial Products, Inc. from April 2001 to September 2001. Prior to that, he was 2nd Vice President, Casualty Treaty Underwriting at Employers Reinsurance Corporation, where he managed a $200 million book of casualty treaty business consisting of higher hazard working layer and excess business. Mr. Koch also spent 18 years at Swiss Reinsurance Company, where he undertook a range of duties, including Vice President, Casualty Treaty. He began his career in the commercial casualty underwriting department of Home Insurance.

       Ralph Serio -- Executive Vice President, Self Insured Risks. Mr. Serio joined us in February 2002. From 1998 to 2001 he was the President and Chief Operating Officer of Custom Risk Solutions LLC. Prior to Custom Risk Solutions, he was corporate Senior Vice President of American Re Corporation and Executive Vice President of its alternative market subsidiary, Am-Re Managers, Inc. for five years. He led American Alternatives Insurance Company, American Re's admitted carrier and its E&S lines carrier, Princeton Excess and Surplus Lines Insurance Company, where he served as Chief Operating Officer for both companies. He was also responsible for managing American Alternative Managers, Inc. ("AAMI"), American Re's captive management company.

       RobLee Womack, Jr. -- Senior Vice President, Property Per Risk Treaty Reinsurance and Property Catastrophe. Mr. Womack joined us in February 2002. From 1998 to 2002, Mr. Womack was a Senior Vice President at Lehman Re Ltd., where he was responsible for producing and underwriting a worldwide catastrophe portfolio suitable for capital market solutions. In 1993, Mr. Womack relocated to Bermuda as Senior Vice President at CNA Bermuda Services. Mr. Womack spent ten years of his career at CNA Insurance Company. He began with CNA as Assistant Vice President responsible for accounts, targeting working layer and catastrophe business. He was also in charge of new product development and production. He was instrumental with the startup of LaSalle Re Limited, where he was in charge of model development, system analysis and marketing and yearly projections.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

 COMPENSATION OF DIRECTORS

       Directors do not receive any compensation for their services as directors but are reimbursed for out of pocket expenses incurred in connection with their services to the Company.

 EXECUTIVE COMPENSATION

       Because Endurance Bermuda commenced operations on December 17, 2001, we did not pay any executive officer compensation in excess of $100,000 during the period from November 30, 2001 (inception) through December 31, 2001. Our Chief Executive Officer, Kenneth J. LeStrange, was employed by us from December 14, 2001, the date of the private placement of Endurance Bermuda's securities, and received no compensation from us during 2001.

 EMPLOYMENT AGREEMENTS

       Kenneth J. LeStrange. Endurance Bermuda entered into an employment agreement with Mr. LeStrange that commenced as of December 14, 2001 and extended through December 14, 2002 (the "Original Agreement"). It is contemplated by the Original Agreement that we will enter into a subsequent employment agreement with Mr. LeStrange (the "Current Agreement," and, together with the Original Agreement, the "Agreements") which will commence as of December 14, 2002. The Current Agreement will be substantially similar to the Original Agreement, except that it will not contain the signing bonus, option grant, relocation allowance or ordinary share purchase requirements discussed below. We believe that the Compensation Committee of the board of directors will meet in January 2003 to discuss and consider the Current Agreement. The following description, insofar as it applies to the Current Agreement, reflects the terms of such agreement as we expect will be considered by the Compensation Committee in January 2003.

       Under the Agreements, Mr. LeStrange serves as our Chairman, President and Chief Executive Officer. The Agreements provide that Mr. LeStrange will receive an annual base salary of $900,000 and an annual incentive bonus not to exceed 150% of his salary. The Original Agreement also provided for a $2,500,000 signing bonus. The amount of the signing bonus was determined after taking into account Mr. LeStrange's options and shares of his former employer, Aon, which he forfeited upon joining the Company. In addition, we are required to provide medical and dental coverage for Mr. LeStrange and his eligible dependents, a suitable pension plan under Bermuda law, as well as participation in any other employee benefit plan made generally available to our executives. The Agreements also entitle Mr. LeStrange to travel in a private aircraft or receive reimbursement for first class air accommodations in connection with required business travel and participate in an air travel club. Mr. LeStrange is entitled to receive reimbursement for reasonable relocation expenses, other reasonable expenses incurred during the course of his employment, a housing allowance of up to $200,000 per annum plus the reasonable cost of maintenance of the house, a tax gross-up for any United States income taxes he incurs by virtue of the housing allowance or private aircraft travel, and reimbursement for memberships in a country club.

       As a condition of employment, Mr. LeStrange was required under the Original Agreement to purchase 100,000 ordinary shares for a total price of $2,000,000. Such shares are subject to restrictions on transfer or other disposition. Mr. LeStrange will forfeit these shares in the event that prior to December 14, 2006, he is terminated for serious misconduct, voluntarily terminates his employment or does not agree to enter into a renewal employment agreement. In addition, on an agreed date prior to December 14, 2003, we are required to offer Mr. LeStrange the opportunity to purchase 50,000 ordinary shares for an aggregate purchase price of $1,000,000.

       Mr. LeStrange is also entitled to participate in the Company's stock option plan. Under the terms of the Original Agreement, Mr. LeStrange has been granted nonqualified stock options to purchase 1,094,092 ordinary shares of the Company at a price of $20 per share. Mr. LeStrange may exercise these options in their entirety on December 14, 2006. If, at the end of the Current Agreement or any subsequent employment agreement, Mr. LeStrange is not offered further employment, his options will be treated as having become vested with respect to 20% of the ordinary shares covered thereby on December 14, 2001, and with respect to an additional 20% on each anniversary thereof preceding his termination of employment. Such vested options will remain exercisable for 90 days following such termination. If, prior to December 14, 2006, Mr. LeStrange is offered but does not agree to a new employment agreement, all of his options will terminate. If, on or after December 14, 2006, Mr. LeStrange is offered but does not agree to a new employment agreement, he will be entitled to exercise his options in their entirety for 90 days following his termination of employment.

       If Mr. LeStrange's employment ceases as a result of his death or disability, the Current Agreement automatically terminates, and Mr. LeStrange (or in the case of Mr. LeStrange's death, his heirs, executors and administrators) is entitled to: (i) any accrued base salary; (ii) the continuation of any health, medical and pension benefits in accordance with their terms; (iii) payment of base salary in accordance with our executive payroll policy through December 14, 2006; and (iv) full vesting of his stock options and the right to exercise them through December 14, 2007.

       If we terminate the Current Agreement as a result of serious misconduct, all of our obligations cease, and Mr. LeStrange will be entitled to receive accrued salary and other ancillary benefits. If we terminate the Current Agreement as a result of repeated misconduct, Mr. LeStrange is entitled to receive accrued salary, $450,000 during the period commencing on Mr. LeStrange's termination of employment and ending six months thereafter, and other ancillary benefits. In addition, Mr. LeStrange's options will be treated as having become vested with respect to 20% of the ordinary shares covered thereby on December 14, 2001, and with respect to an additional 20% on each anniversary thereof preceding his termination of employment. Such vested options will remain exercisable for 90 days following such termination.

       Finally, if Mr. LeStrange voluntarily terminates his employment, he is entitled to accrued base salary, the continuation of any health, medical and pension benefits in accordance with the terms of the applicable plans and programs, and his options will terminate.

       Mr. LeStrange is also subject to non-competition provisions during the term of the agreement, a one-year post-employment covenant not to solicit employees or customers, and ongoing confidentiality and inventions requirements.

       Mr. LeStrange is entitled to be indemnified from any claim, loss, damage or expense arising from the performance of his duties as an officer or director to the extent permitted by law and Endurance Holdings' bye-laws.

STOCK OPTIONS

       The following table summarizes Mr. LeStrange's options to purchase ordinary shares as of December 31, 2001:

  Option Grants in Last Fiscal Year

                                             PERCENTAGE OF
                        NUMBER OF ORDINARY       TOTAL                                      GRANT DATE
                        SHARES UNDERLYING       OPTIONS       EXERCISE                       PRESENT
                             OPTIONS          GRANTED(1)     BASE PRICE   EXPIRATION DATE     VALUE
                        ------------------   -------------   ----------   ---------------   ----------
Kenneth J.
  LeStrange...........      1,094,092             41%          $20.00     August 7, 2012      $5.59

---------------

(1) Represents the total number of options the Company contractually committed to grant as of December 31, 2001.

  2001 Aggregated Option Exercises and Year-end Option Values

                                                              NUMBER OF SHARES UNDERLYING
                                                                UNEXERCISED OPTIONS AT
                                                                   DECEMBER 31, 2001
                                                             -----------------------------
                                                             EXERCISABLE     UNEXERCISABLE
                                                             -----------     -------------
Kenneth J. LeStrange.......................................     None           1,094,092(1)

---------------

(1) Represents the total number of options the Company contractually committed to grant as of December 31, 2001.

       2002 Stock Option Plan. On August 7, 2002 our board of directors adopted, subject to approval by our shareholders, the Endurance Specialty Holdings Ltd. 2002 Stock Option Plan (the "2002 Option Plan"). Our employees and officers, as well as employees and officers of our subsidiaries, in each case, who are selected by the Compensation Committee of our board of directors or its designee, are eligible to participate in the 2002 Option Plan. The purpose of the 2002 Option Plan is to provide a means through which we and our subsidiaries, as applicable, may attract able persons to enter and remain in our and our subsidiaries' employ, and to provide a means whereby those employees upon whom the responsibilities of our successful administration and management rest, and whose present and potential contributions to our welfare are of importance, can acquire and maintain share ownership, thereby strengthening their commitment to our welfare and that of our subsidiaries, and promoting an identity of interests between our shareholders and those employees. The 2002 Option Plan authorizes the issuance of options covering up to 3,646,975 shares, subject to adjustment in certain circumstances. As of September 30, 2002, options to purchase 3,287,290 shares had been granted.

       Options may be either "Incentive Stock Options" as that term is defined in Section 422 of the Code, or options which do not qualify as Incentive Stock Options ("Non-Qualified Stock Options"). An Incentive Stock Option must expire within ten years from the date it is granted (five years in the case of options granted to holders of more than 10% of our shares). Incentive Stock Options are not exercisable until one year after the date of grant. The exercise price of an Incentive Stock Option must be at least equal to the fair market value of the shares on the date such Incentive Stock Option is granted (110% of fair market value in the case of options granted to holders of more than 10% of our shares) and must be paid in cash or in shares valued at their then fair market value. In addition, we may grant Non-Qualified Stock options, the exercise price of which may be below, equal to or above the fair market value of our shares on the date of grant.

       In addition to Incentive Stock Options and Non-Qualified Stock Options, we may grant reload options in the event a participant, while in our employ, exercises an option by the delivery of shares which the participant has held for a period of at least six months, or in the event a participant's tax withholding obligations upon the exercise of options are satisfied by the participant's delivery of shares or by our withholding shares. Such reload options entitle the participant to purchase that number of shares equal to the number of shares so delivered to, or withheld by, us, provided that the total number of shares covered by reload options may not exceed the number of shares subject to the original option. The exercise price per share subject to reload options will be the fair market value of a share on the date such reload option is granted, and the duration or reload options will be no longer than ten years from the date of grant of the underlying option to which the grant of the reload option relates. Other specific terms and conditions applicable to reload options will be determined by the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       Our Compensation Committee designs and approves all compensation policies. Our policies are designed with the goal of maximizing shareholder value over the long term. The committee believes that this goal is best realized by utilizing a compensation program which serves to attract and retain superior executive talent by providing management with performance-based incentives and closely aligning the financial interests of management with those of our shareholders. The level of compensation is based on numerous factors, including achievement of underwriting results and financial objectives established by our Compensation Committee and our board of directors. Incentive awards provide for the granting to our executive officers, and certain other principal employees, of various types of incentive awards, some of which may be stock based.

                             PRINCIPAL SHAREHOLDERS

       The following table sets forth information as of September 30, 2002 regarding beneficial ownership of our common shares and the applicable voting rights attached to such share ownership in accordance with our bye-laws by:

           - each person known by us to beneficially own on an economic basis 5% or more of our outstanding common shares;

           - each of our directors;

           - each of our executive officers; and

           - all of our directors and executive officers as a group.

                                                  BENEFICIAL OWNERSHIP OF    BENEFICIAL OWNERSHIP OF
                                                  PRINCIPAL SHAREHOLDERS     PRINCIPAL SHAREHOLDERS
                                                 PRIOR TO THE OFFERING(1)     AFTER THE OFFERING(1)
                                                 -------------------------   -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(2)            NUMBER      PERCENTAGE     NUMBER     PERCENTAGE
---------------------------------------          -----------   -----------   ---------   -----------
Aon Corporation(3).............................  15,459,200       26.2%
Capital Z Financial Services Fund II,
  L.P.(4)......................................   6,299,600       11.0%
Perry Partners, L.P.(5)........................   5,000,000        9.1%
Thomas H. Lee entities(6)......................  10,547,045       19.0%
Texas Pacific Group(7).........................  10,547,045       19.0%
Kenneth J. LeStrange(8)........................     100,000       *
Thomas Bell(9).................................      58,352       *
Steve W. Carlsen(9)............................      87,527       *
David S. Cash(9)...............................      58,352       *
James R. Kroner(9).............................      72,939       *
William H. Bolinder............................          --
David L. Cole(10)..............................          --
Jonathan J. Coslet(11).........................          --
Anthony J. DiNovi(12)..........................          --
Bryon Ehrhart(13)..............................      50,000       *
Charles Froland(14)............................          --
Richard Perry(15)..............................          --
Robert A. Spass(16)............................          --
Richard J. Sterne(17)..........................          --
All directors and executive officers as a
  group........................................     427,170       *

------------

 *   Less than 1%.

(1) Includes the outstanding ordinary shares and assumes full conversion into ordinary shares of all outstanding class A shares and the exercise of all warrants outstanding for ordinary shares and class A shares as well as the exercise of all options vested at September 30, 2002.

     The proposed amended and restated bye-laws of Endurance Holdings generally provide that any shareholder owning, directly, indirectly or by attribution, more than 9.5% of our ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. See "Description of Share Capital -- Voting Adjustments"

(2) Unless otherwise stated, the address for each beneficial owner is c/o Endurance Specialty Holdings Ltd., Crown House, 4 Par-La-Ville Road, Hamilton HM 08, Bermuda.

(3) Includes 2,170,000 ordinary shares and warrants exercisable for 785,035 ordinary shares held by Combined Insurance Company of America; 75,000 ordinary shares and warrants exercisable for 27,065 ordinary shares held by Combined Life Assurance Company of Europe Limited; 115,000 ordinary shares and warrants exercisable for 41,495 ordinary shares held by London General Insurance Company; 150,000 ordinary shares and warrants exercisable for 54,125 ordinary shares held by Resource Life Insurance Company; 100,000 ordinary shares and warrants exercisable for 36,085 ordinary shares held by Sterling Life Insurance Company, Inc.; and 8,750,000 ordinary shares and warrants exercisable for 3,157,395 ordinary shares held by Virginia Surety Company, Inc. The address of the beneficial owner is 1000 North Milwaukee Avenue, Sixth Floor, Glenview, Illinois 60025.

(4) Includes 4,223,500 ordinary shares and warrants exercisable for 2,049,600 ordinary shares held by Capital Z Financial Services Fund II, LP and 26,500 ordinary shares held by Capital Z Financial Services Private Fund II, LP. The address of the beneficial owner is 54 Thompson Street, New York, New York 10012.

(5) Includes 176,700 ordinary shares held by Perry European Fund, L.P.; 823,300 ordinary shares held by Perry European Fund, Ltd.; 2,824,000 ordinary shares held by Perry Partners International, Inc.; and 1,176,000 ordinary shares held by Perry Partners, L.P. The address of the beneficial owner is 599 Lexington Avenue, 36th Floor, New York, New York 10022.

(6) Includes 7,708,020 ordinary shares and warrants exercisable for 421,665 class A shares held by Thomas H. Lee (Alternative) Fund V, L.P.; 1,999,920 ordinary shares and warrants exercisable for 109,405 class A shares held by Thomas H. Lee (Alternative) Parallel Fund V, L.P.; 106,210 ordinary shares and warrants exercisable for 5,810 class A shares held by Thomas H. Lee (Alternative) Cayman Fund V, L.P. 15,340 ordinary shares and warrants exercisable for 840 class A shares held by State Street Bank and Trust Company as Trustee under the 1997 Thomas H. Lee Nominee Trust; 12,350 ordinary shares and warrants exercisable for 675 class A shares held by Thomas H. Lee Investors Limited Partnership; 51,750 ordinary shares and warrants exercisable for 2,825 class A shares held by Putnam Investments Employees' Securities Co. I LLC; 46,205 ordinary shares and warrants exercisable for 2,530 class A shares held by Putnam Investments Employees' Securities II LLC; and 60,205 ordinary shares and warrants exercisable for 3,295 class A shares held by Putnam Investments Holdings, LLC. The address for the Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Parallel Fund V, L.P. and Thomas H. Lee (Alternative) Cayman Fund V, L.P. is c/o Walkers, Walker House, Mary Street, George Town, Grand Cayman, Cayman Islands. The address for the 1997 Thomas H. Lee Nominee Trust and Thomas H. Lee Investors Limited Partnership is 75 State Street, Boston, Massachusetts 02109. The address for Putnam Investments Employees' Securities Company I, LLC, Putnam Investments Employees' Securities Company II, LLC and Putnam Investments Holdings LLC is One Post Office Square, Boston, Massachusetts 02109.

(7) Includes 157,210 class A shares and warrants exercisable for 11,465 class A shares held by TPG Dutch Parallel III, C.V.; 781,605 class A shares and warrants exercisable for 42,420 class A shares held by TPG Endurance Investments (Cayman), L.P.; and 9,061,185 ordinary shares and warrants exercisable for 493,160 ordinary shares held by TPG Endurance Partners (Cayman), L.P. The address of the beneficial owner is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(8) The Company has granted Mr. LeStrange options to purchase 1,094,092 ordinary shares. As of September 30, 2002, none of these options had vested. See "Compensation of Directors and Executive Officers -- Employment Agreements."

(9) Represents vested options exercisable for ordinary shares as of September 30, 2002. No additional options granted to these individuals vest within the 60 day period following September 30, 2002.

(10) Mr. Cole, one of our Directors, is the Chairman, President and Chief Executive Officer of Combined Specialty Insurance Co., an affiliate of Aon. Mr. Cole disclaims beneficial ownership of any of the common shares owned by Aon.

(11) Mr. Coslet, one of our directors, is a senior partner of TPG. Mr. Coslet disclaims beneficial ownership of any of the common shares owned by TPG.

(12) Mr. DiNovi, one of our directors, is a managing director of Thomas H. Lee Advisors, LLC, the general partner of THL. Mr. DiNovi disclaims beneficial ownership of any of the common shares owned by THL.

(13) Mr. Ehrhart, one of our directors, is the Executive Vice President of Aon Re Inc. and President of Aon Re Services, Inc., each of which are affiliates of Aon. Mr. Ehrhart disclaims beneficial ownership of any of the common shares owned by Aon. Mr. Ehrhart has been granted an option by Aon to purchase 50,000 ordinary shares owned by Aon.

(14) Includes 851,940 common shares held by First Plaza Group Trust and 1,148,060 common shares held by GM Capital Partners I, L.P. Mr. Froland, one of our directors, is a Managing Director of GM Asset Management. Mr. Froland disclaims beneficial ownership of any of the common shares owned by the GM entities.

(15) Mr. Perry, one of our directors, is the President and Chief Executive Officer of Perry Capital. Mr. Perry disclaims beneficial ownership of any of the common shares owned by Perry.

(16) Mr. Spass, one of our directors, is a partner at Capital Z Financial Services, an affiliate of Capital Z. Mr. Spass disclaims beneficial ownership of any of the common shares owned by Capital Z.

(17) Includes 2,500,000 common shares held by LY-Endurance, LLC. Mr. Sterne, one of our directors, is a managing director of Lightyear Capital, LLC, an affiliate of LY-Endurance. Mr. Sterne disclaims beneficial ownership of any of the common shares owned by LY-Endurance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS AND RELATIONSHIPS WITH INITIAL INVESTORS

       Aon and Zurich participated in our initial private placement, investing $200 million and $100 million, respectively. In addition, Aon was granted warrants to purchase 4,099,200 ordinary shares and Zurich was granted warrants to purchase 2,049,600 ordinary shares. On September 27, 2002, we repurchased Zurich's interests in the Company. See "Description of Share
Capital -- Warrants."

       The Company is party to agreements with various affiliates of Aon and Zurich as follows:

       Underwriting Activities. In the normal course of business, the Company enters into reinsurance contracts with various subsidiaries of Aon and Zurich. Such contracts resulted in gross premiums written of $65.0 million, losses and loss expenses of $7.5 million and acquisition expenses of $3.2 million for the nine months ended September 30, 2002. During the nine months ended September 30, 2002, affiliates of Aon produced 42.6% of the Company's gross premiums written. Gross premiums written excludes $88.6 million of gross premiums acquired from LaSalle.

       Analytical Services. The Company utilized certain analytical services and licensed technology from an affiliate of Aon during the period ended September 30, 2002. Fees incurred of $109,000 pursuant to the agreement were included in general and administrative expenses.

       Financial Accounting and Administrative Services. An affiliate of Aon performed certain financial accounting and administrative services for the Company during the period ended September 30, 2002. Fees incurred of $289,000 pursuant to the agreement were included in general and administrative expenses.

       Investment Management Services. The Company utilized the services of a wholly-owned subsidiary of Zurich to perform portions of its short-term investment and cash management functions and provide investment accounting services. Under the terms of the investment management agreement, which is subject to the Company's investment guidelines and other restrictions, the Company pays a fee based on the value of its cash and investment portfolio. The Company expensed related investment management and accounting fees of $227,000 during the nine months ended September 30, 2002. The Company expensed related investment management and accounting fees of $22,000 during the period ended December 31, 2001.

       Office Services. The Company rented office space and received limited administrative services from various Bermuda based subsidiaries of Zurich until April 5, 2002. Rent and office services fees for the nine months ended September 30, 2002 of $419,000 were paid and the expense is recorded in general and administrative expenses. Rent and office services fees of $40,000 were expensed during the period ended December 31, 2001.

TRANSACTIONS AND RELATIONSHIPS WITH UNDERWRITERS

       DLJ Growth Capital Overseas Partners, C.V. and Donaldson, Lufkin & Jenrette Securities Corporation, affiliates of Credit Suisse First Boston Corporation, one of the underwriters in this offering, invested $18.9 million and $6.1 million, respectively, in our initial private placement.

       JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., one of the underwriters in this offering, participates and acts as the administrative agent and/or a lender in our revolving credit facility and term loan facility. J.P. Morgan Securities Inc. served as sole advisor, sole lead manager and sole book manager in both facilities. Under these facilities, we have a revolving credit line with a $108 million borrowing limit and have borrowed a three-year term loan of $192 million.

                          DESCRIPTION OF SHARE CAPITAL

       Prior to the completion of this offering, we intend to amend and restate the bye-laws of Endurance Holdings. Our board of directors has approved the submission of these proposed amended and restated bye-laws to a vote of our existing shareholders. The following summary of our proposed amended and restated bye-laws is qualified in its entirety by the provisions of such bye-laws, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part once they have been approved by our existing shareholders. As of September 30, 2002, there were 55 record holders of our ordinary shares, 2 record holders of our class A shares, 8 record holders of warrants currently exercisable for ordinary shares and 10 record holders of warrants currently exercisable for class A shares.

       Endurance Holdings has authorized share capital of 120,000,000 shares, par value $1.00 per share, of which 54,061,185 ordinary shares and 938,815 class A shares had been issued as of September 30, 2002 after giving effect to the share premium issuance in December 2002. In this prospectus, references to common shares refer to both the ordinary shares and the class A shares.
Immediately after completion of this offering,        ordinary shares (
ordinary shares if the underwriters exercise their over-allotment option in full) and 938,815 class A shares will be outstanding. The following summary of our share capital is qualified in its entirety by reference to our memorandum of association and bye-laws, the shareholders agreement, the registration rights agreement and the warrants, copies of which will be filed as an exhibit to the registration statement.

         ORDINARY SHARES

       In general, subject to the adjustments regarding voting set forth in "-- Voting Adjustments" below, holders of our ordinary shares have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. Holders of our ordinary shares are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Holders of our ordinary shares have no preemptive, redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding-up, the holders of our ordinary shares are entitled to share equally and ratably in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares.

       Pursuant to our shareholders agreement, certain of our shareholders have certain rights with respect to the nomination of directors for election by all shareholders of Endurance Holdings. See "Shareholders Agreement."

         CLASS A SHARES

       Holders of our class A shares have the same rights as the holders of ordinary shares, except that they have no right to vote on any matters put before the shareholders of Endurance Holdings. The holders of class A shares may convert their class A shares into ordinary shares at any time, provided that certain voting percentage limits are not breached and that adverse tax consequences to Endurance Holdings do not result from such conversion.

         VOTING ADJUSTMENTS

       In general, and except as provided below, shareholders have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. If, and so long as, the "controlled shares" (as defined below) of any person would otherwise represent more than 9.5% of the voting power of all of the shares entitled to vote generally at a meeting of shareholders, then the votes conferred by the shares of such person's "control group" (as defined below) shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the controlled shares of such person shall not exceed such 9.5% limitation. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group". "Controlled shares" in reference to any person means all ordinary shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code) or, in the case of a U.S. person

(as defined in our bye-laws), constructively (within the meaning of Section 958(b) of the Code). "Control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person.

       In addition, if, and so long as, the shares held directly by any "related group" would otherwise exceed the 9.5% limitation, then the votes conferred by the shares held directly by members of such "related group" shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares held directly by such related group shall not exceed the 9.5% limitation. The reduction in votes is generally to be applied proportionately among all directly held shares of such related group. "Related group" means a group of shareholders that are investment vehicles and are under common control or management.

       For purposes of applying these provisions, shareholders will be entitled to direct that our board (i) treat them (and certain affiliates) as U.S. persons, and/or (ii) treat them (and certain related shareholders) as one person for purposes of determining a shareholder's control group.

       The amount of any reduction of votes that occurs by operation of the above limitations will generally be allocated proportionately among all other shareholders of Endurance Holdings. Consequently, under these provisions certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share.

       In addition, our board may adjust a shareholder's voting rights to the extent that the board reasonably determines in good faith that it is necessary to do so to avoid adverse tax consequences or materially adverse legal or regulatory treatment to us, any subsidiary or any shareholder or its affiliates. This adjustment may result in a shareholder having voting rights in excess of one vote per share. Therefore, a shareholder's voting rights might increase above 5% of the aggregate voting power of the outstanding ordinary shares, thereby possibly resulting in the shareholder becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act. In addition, the reallocation of your votes could result in you becoming subject to filing requirements under Section 16 of the Exchange Act. The bye-laws of Endurance Holdings also provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders.

       We also have the authority under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated pursuant to the bye-laws. If, after a reasonable cure period, a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, Endurance Holdings, in its reasonable discretion, may reduce or eliminate the shareholder's voting rights.

         SHAREHOLDERS AGREEMENT

       General. We entered into a shareholders agreement with all of our existing shareholders at the time of the exchange offer in July of 2002. Except for specific provisions described below which survive termination under certain conditions, the shareholders agreement will generally terminate upon the earliest of (i) this initial public offering, (ii) consent among us and holders of 75% of the aggregate number of our shares outstanding held by parties to the agreement at the time or (iii) our liquidation or dissolution.

       The shareholders agreement, together with the bye-laws, define the rights and obligations of existing shareholders party to the shareholders agreement with respect to our corporate governance, the transfer of our ordinary shares and related matters. The shareholders agreement may be amended only with our consent and the consent of the holders of at least 66 2/3% of the ordinary shares held by shareholders and warrant holders who are parties to that agreement. Amendments require the prior written consent of each shareholder or warrant holder who is a party to the shareholders agreement if such amendment or waiver would (i) rescind, alter, amend or waive any of the provisions governing the requirements for amending or waiving the agreement, (ii) provide a benefit to the consenting shareholders and/or warrant holders not shared on a proportionate basis with all shareholders and/or warrant holders at that time or (iii) operate to the detriment of the shareholders and/or warrant holders that do not consent relative to the shareholders and/or warrant holders that do consent.

       Composition of Board and Board Committees. Pursuant to the shareholders agreement, affiliates of Aon, THL, TPG, GM, Lightyear Capital, Capital Z, Perry Capital and Metro Center Investments Pte Ltd. have the right to designate, through the Nominating Committee of the board of directors, nine of the twelve members of our board of directors. In addition, the shareholders agreement requires the establishment of a nominating committee of our board of directors comprised of three directors, with each of Aon, THL and TPG having the right to designate one member of this committee. The shareholders agreement also sets the size of the underwriting committee of the board of directors at three, with THL and TPG having the right to designate two of these members. Finally, the shareholders agreement also requires the establishment of an audit committee and a compensation committee, each of which must have at least one member designated by each of Aon, Capital Z, THL and TPG, provided that Aon and Capital Z cannot designate a majority of the members of these committees. See
"Management -- Board and Board Committee Designations."

         REGISTRATION RIGHTS AGREEMENT

       We entered into a registration rights agreement in conjunction with our exchange offer in July of 2002 with all of our existing shareholders at the time. Pursuant to the terms of this agreement, after the consummation of this offering, shareholders that collectively hold at least 10% of the securities eligible for registration rights outstanding as of the date of the agreement will have the rights to require us, subject to specified exceptions, on five occasions, to register under the Securities Act any common shares owned by such shareholders. Under certain circumstances, after the consummation of this offering, if we propose to register the sale of any of our securities under the Securities Act, shareholders who are a party to the registration rights agreement and so request will have the right to participate proportionately in such sale.

       If the managing underwriters advise us that, in their opinion, the number of securities requested to be included in an offering pursuant to the shareholders agreement exceeds the number which can be sold without adversely affecting the marketability of the offering and within a price range acceptable to the holders of a majority of the securities requesting registration, we will first include those securities requested to be included, that in the opinion of the underwriters, can be sold without adversely affecting the marketability of the offering, pro rata among the holders thereof on the basis of the amount of securities owned by each holder. Under certain circumstances, we may postpone the filing or the effectiveness of a registration statement if we reasonably believe that, in the absence of such postponement, we would be required under state or federal securities laws to disclose any material non-public information.

       The registration rights agreement also provides, that as required by the managing underwriters, neither we, nor the existing shareholders party to that agreement, will offer, sell, or otherwise dispose of any ordinary shares or other securities convertible or exchangeable for ordinary shares for 180 days after the effective date of the registration statement for this offering or, in the case of all other offerings, 90 days following the date of the corresponding underwriting agreement.

         BYE-LAWS

       In addition to the provisions of the bye-laws described above under "-- Voting Adjustments," the following summarizes some of the other important provisions of the proposed amended and restated bye-laws of Endurance Holdings.

       Our Board of Directors and Corporate Action. Endurance Holdings' bye-laws provide that the board of directors shall consist of not less than two nor more than 20 directors, as determined by the shareholders at an annual general meeting of the shareholders, divided into four approximately equal classes. Pursuant to the shareholders agreement, our board of directors consists of 12 directors. The board of directors has three Class I directors whose initial term expires at our next annual meeting, three Class II directors whose initial term expires at the annual shareholders' meeting in the year following our next annual shareholders' meeting, three Class III directors whose initial term expires at the annual shareholder meeting in the second year following our next annual meeting and three Class IV directors whose initial term expires at the annual shareholders' meeting in the third year following our next annual shareholders' meeting. After the initial terms of these directors, the term of each class of directors elected shall be four years. Directors may only be removed prior to the expiration of such director's term at a special meeting of shareholders called for that purpose. The appointment or removal of a director requires the simple majority of votes cast, in person or by proxy, at the general meeting at which the proposal is put forth.

       A special meeting of shareholders may be convened by Endurance Holdings' board of directors or the President of Endurance Holdings. Pursuant to the Companies Act a special meeting of shareholders may also be convened at the request of shareholders holding at the date of the deposit of the request not less than 10% of the paid up voting share capital of Endurance Holdings.

       Generally, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be required to authorize corporate action. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. Unless otherwise fixed at a different number, a majority of the directors in office shall constitute a quorum, but in no event may a quorum consist of less than two directors.

       Shareholder Action. At any general meeting, four or more persons present in person or by proxy and representing more than 50% of our shareholders' aggregate voting power shall constitute a quorum for the transaction of business. In general, any action that we may take by resolution in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws.

       Acquisition of Ordinary Shares by Endurance Holdings. Endurance Holdings' bye-laws provide that we have the option, but not the obligation, to require a shareholder to sell its ordinary shares for their fair market value to us, to other shareholders or to third parties if we determine, based on the written advice of legal counsel, that failure to exercise our option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares. Our right to require a shareholder to sell its ordinary shares to us will be limited to the purchase of a number of ordinary shares that will permit avoidance of those adverse tax consequences.

       Transfer Restrictions. Endurance Holdings' directors may decline to register the transfer of any ordinary shares if the transfer is in favor of five persons or more jointly, the shares have not been fully paid or the transferor fails to comply with all applicable laws and regulations governing the transfer. No shareholder may transfer any non-publicly traded ordinary shares unless the transfer is approved by a majority of either the board of directors or the appropriately delegated committee, and the transferring shareholder complies with various other requirements, including providing the directors 30 days' written notice, obtaining an agreement by the proposed transferee to be bound by the terms of the shareholders agreement, obtaining a letter certifying that the transfer may be effected without registration and that the transferee will adhere to all applicable laws and rules. Unless such a transfer will result in adverse tax consequences to either Endurance Holdings, its subsidiaries or certain of its shareholders, the directors may not unreasonably withhold their consent to any transfer.

       Tax Liability Resulting from Acts of Shareholders. Our bye-laws provide certain protections against adverse tax consequences to us resulting from laws that apply to our shareholders. If a shareholder's death or non-payment of any tax or duty payable by the shareholder, or any other act or thing involving the shareholder, causes any adverse tax consequences to us, (i) the shareholder or its executor or administrator is required to indemnify us against any tax liability that we incur as a result, (ii) we will have a lien on any dividends or any other distributions payable to the shareholder by us to the extent of the tax liability, and (iii) if any amounts not covered by our lien on dividends and distributions are owed to us by the shareholder as a result of our tax liability, we have the right to refuse to register any transfer of the shareholder's shares.

       Certain Subsidiaries. Endurance Holdings' bye-laws require that the boards of directors of Endurance Holdings' non-U.S. subsidiaries be comprised of the persons who have been elected as director designees by the shareholders of Endurance Holdings. A majority of the director designees for each of Endurance Holdings' non-U.S. subsidiaries must be directors of Endurance Holdings.

       Endurance Holdings' shareholders will elect separate slates of director designees for each of our non-U.S. subsidiaries. Under Endurance Holdings' bye-laws, Endurance Holdings must vote shares it holds in its non-U.S. subsidiaries to elect the slates of director designees as the directors of these non-U.S. subsidiaries. Accordingly, the only persons eligible to be elected as directors of Endurance Holdings' non-U.S. subsidiaries are those persons who first have been elected by the shareholders of Endurance Holdings (including new shareholders who buy ordinary shares being offered by this prospectus) as director designees in accordance with our bye-laws (including after giving effect to any limitation on voting rights). The bye-law provisions addressing the removal of directors of Endurance Holdings' non-U.S. subsidiaries also obligate Endurance Holdings to vote shares it holds in these non-U.S. subsidiaries in favor of removal of any director designees in accordance with a resolution duly adopted by the shareholders of Endurance Holdings.

         WARRANTS

       The following table shows the number of warrants outstanding to purchase ordinary shares and class A shares at September 30, 2002:

                           WARRANTS TO      PERCENTAGE OF
                             ACQUIRE           COMMON
WARRANT HOLDER           COMMON SHARES(1)     SHARES(2)     EXERCISE PRICE      EXPIRATION
--------------           ----------------   -------------   --------------   -----------------
Aon(3).................     4,099,200             6.6%          $20.00       December 14, 2011
Capital Z(4)...........     2,049,600             3.3%           20.00       December 14, 2011
TPG(5).................       547,045             0.9%           20.00       December 14, 2001
Thomas H. Lee
  entities(6)..........       547,045             0.9%           20.00       December 14, 2001
                            ---------           -----
     Total.............     7,242,890            11.7%

------------

(1) Includes warrants exercisable for ordinary shares and warrants exercisable for class A shares as of September 30, 2002.

(2) Percentages are based upon 55,000,000 common shares outstanding as of September 30, 2002 plus 7,242,890 common shares issuable upon exercise of outstanding warrants, not including the exercise of options to purchase ordinary shares. If all outstanding warrants were immediately exercised for cash, Aon, TPG, Thomas H. Lee entities and Capital Z would own, on an economic basis, 24.8%, 16.9%, 16.9% and 10.1% of common shares outstanding,
    respectively (     %,      %,      % and      % of common shares,
    respectively, following the offering, assuming the over-allotment option is not exercised and the warrant holders make no additional purchases).

(3) Includes warrants exercisable for 783,035 ordinary shares held by Combined Insurance Company of America; warrants exercisable for 27,065 ordinary shares held by Combined Life Assurance Company of Europe Limited; warrants exercisable for 41,495 ordinary shares held by London General Insurance Company Limited; warrants exercisable for 54,125 ordinary shares held by Resource Life Insurance Company; warrants exercisable for 36,085 ordinary shares held by Sterling Life Insurance Company; and warrants exercisable for 3,157,395 ordinary shares held by Virginia Surety Company, Inc.

(4) Includes warrants exercisable for 2,049,600 ordinary shares held by Capital Z Investments, LLC.

(5) Includes warrants exercisable for 493,160 ordinary shares held by TPG Endurance Partners (Cayman), L.P. Includes warrants exercisable for 11,465 class A shares held by TPG Dutch Parallel III, C.V.; and warrants exercisable for 42,420 class A shares held by TPG Endurance Investments (Cayman), L.P.

(6) Includes warrants exercisable for 421,665 class A shares held by Thomas H. Lee (Alternative) Fund V, L.P.; warrants exercisable for 109,405 class A shares held by Thomas H. Lee (Alternative) Parallel Fund V, L.P.; warrants exercisable for 5,810 class A shares held by Thomas H. Lee (Alternative) Cayman Fund V, L.P.; warrants exercisable for 2,530 class A shares held by State Street Bank and Trust Company as Trustee under the 1997 Thomas H. Lee Nominee Trust; warrants exercisable for 675 class A shares held by Thomas H. Lee Investors Limited Partnership; and warrants exercisable for 2,825 class A shares held by Putnam Investments Employees' Securities Company I LLC.

       The holders of warrants for ordinary shares may exercise their warrants in whole or in part for ordinary shares or, under certain circumstances, for class A shares. The holders of class A warrants may exercise their warrants in whole or in part for class A shares only. Warrant holders also have the option to exercise their warrants on a cashless basis, in which case the warrant holder will receive a reduced number of ordinary shares or class A shares, as applicable, which have an aggregate fair value equal to the total exercise price of the warrant shares being purchased upon conversion. The exercise price and number of shares issuable upon exercise of each warrant will be subject to adjustment in respect of events that may have a dilutive effect on its underlying share ownership interest. The registration rights agreement contains registration rights for warrant holders similar to those applicable to holders of our common shares. See "-- Registration Rights Agreement."

       ANTI-TAKEOVER PROVISIONS

       Endurance Holdings' bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging changes in management and takeover attempts in the future.

    For example, our bye-laws contain the following provisions that could have such an effect:

    - election of our directors is staggered, meaning that the members of only one of four classes of our directors are elected each year;

    - the total voting power of any shareholder owning more than 9.5% of our ordinary shares will be reduced to 9.5% of the total voting power of our ordinary shares;

    - our directors may, in their discretion, decline to record the transfer of any ordinary shares on our share register, unless the instrument of transfer is in favor of less than five persons jointly or if they are not satisfied that all required regulation approvals for such transfer have been obtained; and

    - we have the option, but not the obligation, to require a shareholder to sell the shareholder's ordinary shares to us, to another shareholder or to third parties at fair market value if we determine, based on the advice of legal counsel, that failure to exercise such option would result in adverse tax consequences to us or certain U.S. Persons as to which the shares held by such shareholder constitute controlled shares.

       INSURANCE REGULATIONS CONCERNING CHANGE OF CONTROL

       Many insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by insurance authorities of any proposed acquisition of an insurance company that is domiciled or, in some cases, having such substantial business that it is deemed to be commercially domiciled in that jurisdiction. See "Regulatory
Matters -- U.K. Regulation -- Change of Control," and "Regulatory
Matters -- U.S. Regulation -- Change of Control."

       DIFFERENCES IN CORPORATE LAW

       You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to United States corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us which differ in certain respects from provisions of the State of Delaware corporate law. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

       Duties of Directors. Under Bermuda law, at common law, members of a board of directors owe a fiduciary due to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

       -     a duty to act in good faith in the best interests of the company;

       - a duty not to make a personal profit from opportunities that arise from the office of director;

       -     a duty to avoid conflicts of interest; and

       - a duty to exercise powers for the purpose for which such powers were intended. The Companies Act imposes a duty on directors and officers of a Bermuda company:

       - to act honestly and in good faith with a view to the best interests of the company; and

       - to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

       In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

       The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Endurance Holdings' bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Endurance Holdings, against any director or officer of Endurance Holdings for any act or failure to act in the performance of such director's or officer's duties, except this waiver does not extend to any claims or rights of action that would render the waiver void pursuant to the Companies Act, that arise out of fraud or dishonesty on the part of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.

       Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.

       The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

       A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

       Interested Directors. Under Bermuda law and Endurance Holdings' bye-laws, any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be accountable to us for any benefit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, Endurance Holdings' bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest, but the resolution will fail unless it is approved by a majority of the disinterested directors voting on the resolution. Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

       Voting Rights and Quorum Requirements. Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, four or more persons present in person or by proxy and representing more than 50% of our shareholders' aggregate voting power shall constitute a quorum for the transaction of business. In general, any action that we may take by resolution in a general meeting may, without a meeting, be taken by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws.

       Any individual who is a shareholder of Endurance Holdings and who is present at a meeting may vote in person, as may any corporate shareholder which is present by a duly authorized representative. Our bye-laws also permit votes by proxy, provided the instrument appointing the proxy, together with evidence of its due execution, is satisfactory to our board of directors.

       In order to avoid adverse tax consequences to us and our shareholders, our bye-laws provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. Person by attribution, more than 9.5% of our ordinary shares will have the voting rights attached to such ordinary shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group". A "control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person. "Controlled shares" means all ordinary shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code), or, in the case of a U.S. person, constructively (within the meaning of Section 958(b) of the Code). A similar limitation is to be applied to shares held directly by members of a "related group." A "related group" means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes is generally allocated proportionately among members of the shareholder's "control group" or "related group", as the case may be. The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of Endurance

Holdings who were not members of these groups so long as such reallocation does not cause any person to become a 9.5% shareholder.

       Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. The bye-laws of Endurance Holdings also provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders. See "-- Voting Adjustments."

       Under Delaware law, unless otherwise provided in the company's certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

       Dividends. Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up for unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, Endurance Bermuda's ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints. See "Regulatory Matters -- Bermuda -- Minimum Solvency Margin and Restrictions on Dividends and Distributions."

       Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

       Amalgamations, Mergers and Similar Arrangements. We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit the Company and would be conducive to attaining the Company's objectives contained within its memorandum of association. We may, with the approval of a majority of votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.

       Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

       Takeovers. Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

       Shareholders' Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Endurance Holdings' bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Endurance Holdings, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to claims or rights of action that would render the waiver void pursuant to the Companies Act, that arise out of any fraud or dishonesty of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

       Indemnification of Directors and Officers. Under Bermuda law and Endurance Holdings' bye-laws, Endurance Holdings may indemnify its directors, officers or any other person appointed to a committee of the board of directors and any resident representative (and their respective heirs, executors or administrators) against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by law, incurred or suffered by such person by reason of any act done, conceived in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

       Inspection of Corporate Records. Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

       Shareholder Proposals. Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

       Calling of Special Shareholders Meetings. Under Endurance Holdings' bye-laws, a special general meeting may be called by the board of directors or by the President of Endurance Holdings. Under Bermuda law a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of Endurance Holdings as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bye-laws to call a special meeting of stockholders.

       Staggered Board of Directors. Bermuda law does not contain statutory provisions specifically mandating staggered board of directors arrangements for a Bermuda exempted company. Such provisions, however, may validly be provided for in the bye-laws governing the affairs of such a company. Delaware law permits corporations to have a staggered board of directors.

       Amendment of Memorandum of Association. Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters the company's business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

       Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

       Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company's stock, the holders of the outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, should be entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

       Amendment of Bye-laws. Consistent with the Companies Act, Endurance Holdings' bye-laws provide that the bye-laws may only be rescinded, altered or amended, upon approval by a resolution of Endurance Holdings' board of directors and by a simple majority of votes cast by its shareholders.

       Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

LISTING

       We intend to apply to have our ordinary shares approved for listing on the NYSE under the trading symbol "ENH."

TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for the ordinary shares will be
               .

                              CERTAIN INDEBTEDNESS

       On August 13, 2002, Endurance Holdings entered into a $108 million revolving credit facility with a syndicate of lenders led by The Bank of New York, and a $192 million term loan facility with a syndicate led by JPMorgan Chase Bank. Under the revolving credit facility, we may request up to an additional $42 million of revolving commitments. Proceeds of the revolving credit facility and the term loan facility may be used by us or our subsidiaries for general corporate purposes and working capital requirements. The revolving credit facility also provides for the issuance of standby letters of credit. The amounts due under each facility are unsecured obligations. Endurance Holdings guaranteed the obligations of any of our subsidiaries under the revolving credit facility.

       The revolving credit facility requires that the outstanding principal of revolving loans be repaid in full or converted to term loans on August 11, 2003. The interest rate for revolving loans under the revolving credit facility is the prime rate or LIBOR plus an applicable margin that ranges from 0.41% to 0.85%, based upon the LEVERAGE RATIO of the Company on a consolidated basis and other conditions provided in the credit agreement. Term loans under the revolving credit facility must be repaid in full on February 11, 2004. The interest rate for term loans under the revolving credit facility is an applicable margin over the prime rate that ranges from 0.00% to 0.10% or LIBOR plus an applicable margin that ranges from 0.66% to 1.10%, in each case based upon the Company's leverage ratio on a consolidated basis and other conditions provided in the credit agreement. In addition, the revolving credit facility requires payment of a facility fee ranging from 0.09% to 0.15% of the revolving credit facility commitments or the outstanding amount under term loans and letters of credit, as applicable, depending upon the leverage ratio on a consolidated basis and other conditions provided in the credit agreement. We must also pay a utilization fee equal to 0.125% of the total amount outstanding on the revolving credit facility or term loans, as applicable, at any time the aggregate amount of any such loans exceeds $40 million. We are also required to pay a fee with respect to the daily stated amount of letters of credit issued under the revolving credit facility calculated in the same manner as the interest rate for revolving LIBOR loans. As of September 30, 2002, we had letters of credit outstanding of $2.8 million.

       As of September 30, 2002, we had $100 million of principal outstanding under our term loan facility. On November 21, 2002, we borrowed the remaining $92 million available under the term loan facility. This term loan facility requires repayment of outstanding principal in three installments. The first installment equals 20% of all outstanding principal and is due one year after initial borrowing under the term loan facility or September 30, 2003, whichever occurs first. The second installment equals 40% of all outstanding principal and is due two years after the initial borrowing or September 30, 2004, whichever occurs first. The final installment equals all remaining outstanding principal and is due three years after initial borrowing or September 30, 2005, whichever occurs first. The term loan facility bears interest at either the prime rate plus an applicable margin that ranges from 0.000% to 0.375% or LIBOR plus an applicable margin that ranges from 0.875% to 1.375%, in each case based upon the Company's leverage ratio on a consolidated basis and other conditions provided in the credit agreement. Currently, the $100 million outstanding under the term loan bears interest at the rate of 2.81% per annum; the remaining $92 million outstanding under the term loan bears interest at 2.5% per annum. We must apply all of the cash proceeds, net of the underwriting discount and our estimated offering expenses, of any public debt we or any of our subsidiaries issue and 50% of the cash proceeds of any equity securities we or any of our subsidiaries may issue to the outstanding principal of term loans outstanding under the term
loan facility. Therefore, based on an initial offering price of $          (the
midpoint of the range stated on the cover page of the prospectus), we plan to
apply approximately $          million, based on net proceeds from this offering
of approximately $          million after deducting the estimated underwriting
discount and on estimated offering expenses (assuming no exercise of the
underwriter's over-allotment option) or $          million, based on net
proceeds from this offering of $          million (assuming the full exercise of
the underwriter's over-allotment option) to the repayment of amounts outstanding under the term loan facility.

       The revolving credit facility and the term loan facility require compliance with certain customary restrictive covenants. These include certain financial covenants, such as a leverage ratio (no greater than

0.35:1.00 at any time), a consolidated tangible net worth covenant (no less than $750 million at any time), and a consolidated fixed charge coverage ratio (no less than 2.0:1.0 as of the end of any fiscal quarter). In addition, each of the Company's regulated insurance subsidiaries that has a claims paying rating from A.M. Best must maintain a rating of at least B++ at all times. The terms of these facilities restrict the declaration or payment of dividends if the Company is already in default or the payment or declaration would cause a default under the terms of the loan facilities. These facilities also include other covenants restricting such activities as:

       -     changes in business;
       -     consolidation or merger with another entity;
       -     disposal of assets;
       -     incurrence of additional indebtedness;
       -     incurrence of liens on our property;
       -     issuance of preferred or preference equity securities;
       -     dissolution or liquidation;
       -     transactions with affiliates; and
       -     changes of control.

       Endurance Holdings has entered into an interest rate swap agreement whereby it has exchanged floating rate payments for fixed rate payments (2.62% per annum) on a declining notional amount corresponding to the outstanding principal amount under the term loan facility.

                        SHARES ELIGIBLE FOR FUTURE SALE

       We can make no prediction as to the effect, if any, that market sales of our ordinary shares or the availability of ordinary shares for sale will have on the market price prevailing from time to time. The sale of substantial amounts of ordinary shares in the public market could adversely affect the prevailing market price of the ordinary shares and our ability to raise equity capital in the future.

         SALE OF RESTRICTED SHARES

       As of September 30, 2002, we had an aggregate of 54,061,185 outstanding ordinary shares and 938,815 outstanding class A shares. We expect to issue an
additional        ordinary shares to be sold in this offering, or
ordinary shares if the U.S. underwriters' over-allotment option is exercised in full. All of the ordinary shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer.

         LOCK-UP AGREEMENTS

       Endurance Holdings' directors, executive officers, all of its warrantholders and certain of its current shareholders have agreed not to directly or indirectly, dispose of or hedge any of their ordinary shares or securities convertible into or exchangeable for ordinary shares, whether owned currently or acquired later, for a period of 180 days from the date of this
prospectus without the prior written consent of Endurance Holdings,    and    ,
subject to certain exceptions. Immediately following this offering, shareholders
subject to lock-up agreements will own        ordinary shares and
warrants exercisable for        ordinary shares, representing approximately
     % of the then outstanding ordinary shares, or approximately      % if the
underwriters' over-allotment option is exercised in full.

       Endurance Holdings may, however, grant options to purchase ordinary shares under its existing stock option plan and issue ordinary shares upon the conversion of outstanding class A shares, the exercise of warrants for ordinary shares or class A shares, or the exercise of outstanding options under the existing stock option plan as long as the holder of such ordinary shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement.

         RULE 144

       In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our ordinary shares for at least one year, including a person who is an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

       -     1% of the number of shares of ordinary shares then outstanding; or

       - the average weekly trading volume of the ordinary shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to a sale, subject to restrictions specified in Rule 144.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

         RULE 144(K)

       Under Rule 144(k), a person who has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without regard to the volume, manner-of-sale or other limitations contained in Rule 144.

         STOCK OPTIONS

       The Company had granted options to purchase a total of 438,640 ordinary shares that were fully vested as of September 30, 2002.

       We intend to file one or more registration statements on Form S-8 under the Securities Act to register ordinary shares issued or reserved for issuance under our stock option plan. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

         SHAREHOLDERS AGREEMENT

       We entered into a shareholders agreement with all of our existing shareholders at the time of the exchange offer in July of 2002. Except for specific provisions described below which survive termination under certain conditions, the shareholders agreement will generally terminate upon the earliest of (i) this initial public offering, (ii) consent among us and shareholders and warrant holders of 75% of the aggregate number of our shares outstanding, on a fully diluted basis, held by parties to the agreement at the time or (iii) our liquidation or dissolution.

       The shareholders agreement, together with the bye-laws, define the rights and obligations of existing shareholders party to the shareholders agreement with respect to the transfer of ordinary shares, our corporate governance and related matters. The shareholders agreement may be amended only with our consent and the consent of the holders of at least 66 2/3% of the common shares, on a fully diluted basis, held by shareholders and warrant holders party to that agreement. Amendments require the prior written consent of each holder or warrant holder at the time if such amendment or waiver would (i) rescind, alter, amend or waive any of the provisions governing the method of amending or waiving the agreement, (ii) provide a benefit to the consenting shareholders and/or warrant holders not shared on a proportionate basis with all shareholders and/or warrant holders at that time or (iii) operate to the detriment of the shareholders and/or warrant holders that do not consent relative to the shareholders and/or warrant holders that do consent.

         REGISTRATION RIGHTS AGREEMENT

       We entered into a registration rights agreement in conjunction with our exchange offer in July of 2002 with all of our existing shareholders at the time. Pursuant to the terms of this agreement, after the consummation of this offering, shareholders that collectively hold at least 10% of the securities eligible for registration rights outstanding as of the date of the agreement will have the rights to require us, subject to specified exceptions, on five occasions, to register under the Securities Act any common shares owned by such shareholders. Under certain circumstances, after the consummation of this offering, if we propose to register the sale of any of our securities under the Securities Act, shareholders who are a party to the registration rights agreement and so request will have the right to participate proportionately in such sale.

       If the managing underwriters advise us that, in their opinion, the number of securities requested to be included in an offering pursuant to the shareholders agreement exceeds the number which can be sold without adversely affecting the marketability of the offering and within a price range acceptable to the holders of a majority of the securities requesting registration, we will first include those securities requested to be included, that in the opinion of the underwriters, can be sold without adversely affecting the marketability of the offering, pro rata among the holders thereof on the basis of the amount of securities owned by each holder. Under certain circumstances, we may postpone the filing or the effectiveness of a registration statement if we reasonably believe that, in the absence of such postponement, we would be required under state or federal securities laws to disclose any material non-public information.

       The registration rights agreement also provides, that as required by the managing underwriters, neither we, nor the existing shareholders party to that agreement, will offer, sell, or otherwise dispose of any ordinary shares or other securities convertible or exchangeable for ordinary shares for 180 days after the effective date of the registration statement for this offering or, in the case of all other offerings, 90 days following the date of the corresponding underwriting agreement.

                          MATERIAL TAX CONSIDERATIONS

       This following summary does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase ordinary shares. Prospective investors should consult their professional advisors concerning the possible tax consequences of the subscription, purchase, ownership, sale or redemption of ordinary shares under the laws of their countries of citizenship, residence, ordinary residence or domicile.

         CERTAIN BERMUDA TAX CONSIDERATIONS

       The following is a summary of certain Bermuda income tax considerations under current law and is based upon the advice of Appleby Spurling & Kempe, our Bermuda counsel.

       Currently, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. Currently, there is no Bermuda withholding or other tax on principal interest or dividends paid to holders of the ordinary shares, other than holders ordinarily resident in Bermuda, if any. There can be no assurance that we or our shareholders will not be subject to any such tax in the future.

       Endurance Bermuda has received written assurance dated December 7, 2001 and Endurance Holdings has received written assurance dated July 18, 2002 from the Bermuda Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, that if there is enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of that tax would not be applicable to Endurance Bermuda or Endurance Holdings or to any of their respective operations, shares, debentures or obligations until March 28, 2016; provided, that the assurance is subject to the condition that it will not be construed to prevent the application of such tax to people ordinarily resident in Bermuda, or to prevent the application of any taxes payable by Endurance Bermuda or Endurance Holdings in respect of real property or leasehold interests in Bermuda held by them. There can be no assurance that we will not be subject to any such tax after March 28, 2016.

         CERTAIN UNITED KINGDOM TAX CONSIDERATIONS

       Endurance U.K. is a company incorporated in the United Kingdom and is, therefore, resident in the United Kingdom for United Kingdom corporation tax purposes and will be subject to United Kingdom corporation tax on its worldwide profits (including revenue profits and capital gains). The current rate of United Kingdom corporation tax is generally 30% on profits of whatever description. Currently, no United Kingdom withholding tax applies to dividends paid by Endurance U.K.

         CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

       The following discussion is a summary of certain U.S. federal income tax considerations relating to Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. and the ownership of our ordinary shares by investors who acquire such shares in the offering.

       This summary is based upon the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, U.S. counsel to Endurance Holdings ("Skadden Arps"). The advice of such firm does not include any factual or accounting matters, determinations or conclusions such as RPII (as defined below), amounts and computations and amounts of components thereof or facts relating to the business or activities of Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. The opinion of Skadden Arps relies upon and is premised on the accuracy of factual statements and representations made by Endurance Holdings, Endurance Bermuda, Endurance U.K. and Endurance U.S. concerning their respective businesses, properties, ownership, organization, source of income and manner of operation.

       This summary is also based upon the Code, the regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, judicial decisions, the tax treaty between the

United States and Bermuda (the "Bermuda Treaty") and the tax treaty between the United States and the United Kingdom (the "U.K. Treaty"), all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this registration statement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of such investor's investment or tax circumstances, or to investors subject to special tax rules, such as shareholders who own directly, or indirectly through certain foreign entities or through the constructive ownership rules of the Code, 10% or more of the voting power or value of Endurance Holdings, tax-exempt organizations, dealers in securities, banks, insurance companies, persons that hold ordinary shares that are a hedge or that are hedged against interest rate or insurance risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. This summary assumes that an investor will acquire our ordinary shares in this offering and hold our ordinary shares as capital assets, which generally means as property held for investment. Prospective investors should consult their tax advisors concerning the consequences, in their particular circumstances, of the ownership of ordinary shares under U.S. federal, state, local and other tax laws.

       For U.S. federal income tax purposes and purposes of the following discussion, a "U.S. Person" means (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any of its political subdivisions, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust.

         UNITED STATES TAXATION OF ENDURANCE HOLDINGS, ENDURANCE BERMUDA, ENDURANCE U.K. AND ENDURANCE U.S.

       We intend to operate Endurance Holdings, Endurance Bermuda and Endurance U.K. in such a manner that they will not be considered to be conducting business within the United States for purposes of U.S. federal income taxation. Whether business is being conducted in the United States is an inherently factual determination. Because the Code, regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, there can be no assurance that the IRS will not contend successfully that Endurance Holdings, Endurance Bermuda and/or Endurance U.K. are or will be engaged in a trade or business in the United States. A foreign corporation deemed to be so engaged would be subject to U.S. federal income tax (at a current maximum rate of 35%), as well as a 30% branch profits tax in certain circumstances, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is entitled to deductions and credits only if it timely files a U.S. federal income tax return. Endurance Holdings, Endurance Bermuda and Endurance U.K. intend to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax.

       If Endurance Bermuda is entitled to the benefits under the Bermuda Treaty, it will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Endurance Bermuda intends to conduct its activities so as not to have a permanent establishment in the United States, although there can be no assurance that it will achieve this result. An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or

Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens.

       Foreign insurance companies that conduct an insurance business within the United States must maintain a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If Endurance Bermuda is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Treaty, either because it fails to satisfy one of the limitations on Bermuda Treaty benefits described above or because Endurance Bermuda is considered to have a U.S. permanent establishment, a significant portion of Endurance Bermuda's premium and investment income could be subject to U.S. federal income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is not clear whether it applies to other income, such as investment income. If Endurance Bermuda is considered to be engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty, but the Bermuda Treaty is interpreted so as not to apply to investment income, a significant portion of Endurance Bermuda's investment income could be subject to U.S. federal income tax even if Endurance Bermuda does not maintain a permanent establishment in the United States.

       Under the current U.K. Treaty, Endurance U.K., if entitled to the benefits of the current U.K. Treaty, will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Endurance U.K. intends to conduct its activities in a manner so that it does not have a permanent establishment in the United States, although there can be no assurance that it will achieve this result.

       The United States and the United Kingdom have signed a new income tax treaty which is not yet in force. As with the current U.K. Treaty, under the provisions of the new treaty, Endurance U.K., if entitled to the benefits of the new U.K. Treaty, will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Endurance U.K. will be entitled to the benefits of the new U.K. Treaty if (i) during at least half of the days during the relevant taxable period, at least 50% of Endurance U.K.'s stock is beneficially owned, directly or indirectly, by citizens or residents of the United States and the United Kingdom, and less than 50% of Endurance U.K.'s gross income for the relevant taxable period is paid or accrued, directly or indirectly, to persons who are not U.S. or U.K. residents in the form of payments that are deductible for purposes of U.K. taxation or (ii) with respect to specific items of income, profit or gain derived from the United States, if such income, profit or gain is considered to be derived in connection with, or incidental to, Endurance U.K.'s business conducted in the United Kingdom. The new U.K. Treaty will enter into force upon the exchange of instruments of ratification and will apply with respect to U.S. federal income taxes for taxable periods beginning on or after the first day of January next following the date on which the new U.K. Treaty enters into force.

       Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. withholding tax at a rate of 30% of the gross amount of certain "fixed or determinable annual or periodical gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments), subject to reduction by applicable treaties.

       The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rate of tax applicable to premiums paid to Endurance Bermuda is 4% for casualty insurance premiums and 1% for reinsurance premiums. The excise tax does not apply to premiums paid to Endurance U.K., provided that Endurance U.K. is entitled to the benefits of the current U.K. Treaty (or to the benefits of the new U.K. Treaty once that treaty comes into force), both as described above, and certain other requirements are met.

       Endurance U.S. is a New York State corporation and will be subject to taxation in the United States at regular corporate rates. Dividends paid by Endurance U.S. Holdings Corp. to Endurance Bermuda will be subject to U.S. withholding tax at the rate of 30%.

       Personal Holding Companies. Endurance Holdings and/or any of its subsidiaries could be subject to U.S. tax on a portion of its income earned from U.S. sources if any of them are considered to be a PHC for U.S. federal income tax purposes. A corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation's gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of "PHC income." PHC income includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents. For purposes of the 50% test, each partner of an investment partnership who is an individual will be treated as owning his/her proportionate share of any stock owned by the partnership. Additionally, certain entities (such as tax-exempt organizations and pension funds) will be treated as individuals. The PHC rules contain an exception for foreign corporations that are classified as Foreign Personal Holding Companies (as discussed below).

       If Endurance Holdings or any subsidiary were a PHC in a given taxable year, such corporation would be subject to PHC tax (at the highest marginal rate on ordinary income applicable to individuals) on its "undistributed PHC income."

       Although Endurance Holdings does not believe it or any of its subsidiaries will be a PHC immediately following the offering, there can be no assurance that they will not become PHCs immediately following the offering or in the future because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of Endurance Holdings' shareholder base and the gross income of Endurance Holdings or any of its subsidiaries and other circumstances that could change the application of the PHC rules to Endurance Holdings and its subsidiaries. In addition, if Endurance Holdings or any of its subsidiaries were to become PHCs there can be no assurance that the amount of PHC income will be immaterial.

         UNITED STATES TAXATION OF HOLDERS OF ORDINARY SHARES

        SHAREHOLDERS WHO ARE U.S. PERSONS

       Dividends. Distributions with respect to ordinary shares will be treated as ordinary dividend income to the extent of Endurance Holdings' current or accumulated earnings and profits as determined for U.S. federal income tax purposes, subject to the discussion below relating to the potential application of the "controlled foreign corporation," "related person insurance income," "passive foreign investment company" and "foreign personal holding company" rules. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations under the Code. The amount of any distribution in excess of the current and accumulated earnings and profits of Endurance Holdings will first be applied to reduce a holder's tax basis in the ordinary shares, and any amount in excess of tax basis will be treated as gain from the sale or exchange of such holder's ordinary shares.

       Classification of Endurance Holdings, Endurance U.K. or Endurance Bermuda as a Controlled Foreign Corporation. Each "10% U.S. Shareholder" of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if "10% U.S. Shareholders" own more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or the total value of all stock of such corporation. A 10% U.S. Shareholder is a U.S. Person who owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign corporation in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. For purposes of determining whether a corporation is a CFC, and therefore whether the 50% (or 25%, in the case of insurance income) and 10% ownership tests have been satisfied, "own" means owned directly, indirectly through foreign entities or is considered as owned by application of certain constructive ownership rules. Endurance Holdings believes that it is currently, and after the offering that it could be, considered a CFC under the 25% ownership test. Endurance Holdings believes, however, that due to the anticipated dispersion of its share ownership among holders, its bye-law provisions that impose limitations on the concentration of voting power of its voting shares, that authorize the board to repurchase such shares under certain circumstances and other factors, no U.S. Person that owns shares in Endurance Holdings directly or indirectly through foreign entities should be subject to treatment as a 10% U.S. Shareholder of a CFC. (These bye-law provisions are described in "Risk Factors -- Risks Related to Ownership of Ordinary Shares" and "Description of Share Capital -- Bye-laws."). There can be no assurance, however, that the IRS will not challenge the effectiveness of these provisions for purposes of preventing CFC and 10% U.S. Shareholder status and that a court will not sustain such challenge.

       RPII Companies. The CFC rules also apply to certain insurance companies that earn "related person insurance income." For purposes of applying the CFC rules to foreign corporations that earn RPII, a different definition of "controlled foreign corporation," as discussed below, applies.

       RPII is defined as any "insurance income" attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII Shareholder" of the foreign corporation or a "related person" to such RPII Shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company.

       For purposes of the RPII rules, "related person" means someone who controls or is controlled by the RPII Shareholder or someone who is controlled by the same person or persons which control the RPII Shareholder. "Control" is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of constructive ownership rules, more than 50%, measured by vote or value, of the stock of the corporation.

       For purposes of inclusion of Endurance U.K.'s or Endurance Bermuda's RPII in the income of a RPII Shareholder, to the extent required under the RPII rules, the term "RPII Shareholder" means any U.S. Person who owns, directly or indirectly through foreign entities, any amount (rather than stock possessing 10% or more of the total combined voting power) of Endurance U.K.'s or Endurance Bermuda's stock. Endurance U.K. or Endurance Bermuda will be treated as a CFC for RPII purposes if such persons collectively own directly, indirectly through foreign entities or by application of the constructive ownership rules 25% or more of the stock of Endurance U.K. or Endurance Bermuda by vote or value.

       RPII Exceptions. The special RPII rules do not apply if (i) direct or indirect insureds and persons related to such insureds, whether or not U.S. Persons, own, directly or indirectly, less than 20% of the voting power and less than 20% of the value of the stock of Endurance U.K. or Endurance Bermuda, as applicable (the "20% Ownership Exception"), (ii) RPII, determined on a gross basis, is less than 20% of Endurance U.K.'s or Endurance Bermuda's gross insurance income for the taxable year, as applicable (the "20% Gross Income Exception"), (iii) Endurance U.K. or Endurance Bermuda elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business and to waive all treaty benefits with respect to RPII and meets certain other requirements or (iv) Endurance

U.K. or Endurance Bermuda elects to be treated as a U.S. corporation. Endurance Bermuda and Endurance U.K. intend to operate in a manner that is intended to ensure that each qualifies for the 20% Gross Income Exception. No assurances, however, can be given that either of Endurance Bermuda or Endurance U.K. will be successful in qualifying under this exception.

       If none of these exceptions applies, each U.S. Person who owns shares in Endurance Holdings (and therefore, indirectly in Endurance U.K. and Endurance Bermuda) on the last day of Endurance Holdings' taxable year, will be required to include in its gross income for U.S. federal income tax purposes its share of RPII of Endurance U.K. and/or Endurance Bermuda for the entire taxable year. This inclusion will be determined as if such RPII were distributed proportionately only to such U.S. Persons holding ordinary shares at that date. The inclusion will be limited to the current-year earnings and profits of Endurance U.K. or Endurance Bermuda, as applicable, reduced by the shareholder's pro rata share, if any, of certain prior-year deficits in earnings and profits.

       Computation of RPII. In order to determine how much RPII each of Endurance U.K. and Endurance Bermuda has earned in each taxable year, Endurance Holdings intends to obtain and rely upon information from Endurance U.K.'s and Endurance Bermuda's insureds and reinsureds to determine whether any of the insureds, reinsureds or other persons related to such insureds or reinsureds own Endurance Holdings' ordinary shares and are U.S. Persons. Endurance Holdings may not be able to determine whether any of the underlying insureds of the insurance companies to which Endurance U.K. and Endurance Bermuda provide insurance or reinsurance are U.S. shareholders or related persons to such shareholders. Consequently, Endurance Holdings may not be able to determine accurately the gross amount of RPII earned by Endurance U.K. or Endurance Bermuda in a given taxable year. For any taxable year in which Endurance U.K.'s or Endurance Bermuda's gross RPII is 20% or more of its gross insurance income for the year, Endurance Holdings may also seek information from its shareholders to determine whether direct or indirect owners of Endurance Holdings' ordinary shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons. To the extent Endurance Holdings is unable to determine whether a direct or indirect owner of shares is a U.S. Person, Endurance Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all shareholders identified as U.S. Persons.

       Apportionment of RPII to United States Shareholders. Every RPII Shareholder who owns shares of Endurance Holdings on the last day of any taxable year of Endurance Holdings in which Endurance U.K.'s or Endurance Bermuda's, as the case may be, RPII for that year equals or exceeds 20% of Endurance U.K.'s or Endurance Bermuda's gross insurance income and to whom the 20% Ownership Exception does not apply should expect that for such year it will be required to include in gross income its share of Endurance U.K.'s or Endurance Bermuda's RPII for the portion of the taxable year during which Endurance U.K. or Endurance Bermuda, as the case may be, was a CFC under the RPII provisions, even if such RPII Shareholder did not own the shares throughout such period. A RPII Shareholder who owns Endurance Holdings' shares during the taxable year, but not on the last day of such taxable year will not be required to include any RPII into income, whether or not distributed.

       Basis Adjustments. A RPII Shareholder's tax basis in its Endurance Holdings ordinary shares will be increased by the amount of any RPII that the shareholder includes in income. Any distributions made by Endurance Holdings out of previously taxed RPII income will be exempt from further tax in the hands of the RPII Shareholder. The RPII Shareholder's tax basis in its Endurance Holdings ordinary shares will be reduced by the amount of any distributions that are excluded from income under this rule.

       Information Reporting. Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required with respect to (i) a person who is treated as a RPII Shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation, and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which Endurance Holdings determines that gross RPII constitutes 20% or more of Endurance U.K.'s or Endurance Bermuda's gross insurance income and the 20% Ownership Exception does not apply, Endurance Holdings intends to mail to all U.S. Persons registered as holders of its ordinary shares IRS Form 5471, completed with information from Endurance Holdings, for attachment to the U.S. federal income tax returns of such shareholders. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described above. Failure to file IRS Form 5471 may result in penalties.

       Tax-Exempt Shareholders. Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income.

       Dispositions of Ordinary Shares. Subject to the discussion below relating to the potential application of Code section 1248 or the "PFIC" rules, any gain or loss realized by a U.S. Person on the sale or other disposition of ordinary shares of Endurance Holdings will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized upon such sale or exchange and such person's tax basis in the shares. If the holding period for these ordinary shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 20% for individuals and 35% for corporations. Moreover, gain, if any, generally will be U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

       Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned directly, indirectly through certain foreign entities or constructively 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as ordinary income to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. Section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes and would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% U.S. Shareholder or whether RPII constitutes 20% or more of the corporation's gross insurance income or the 20% Ownership Exception applies. Existing U.S. Department of the Treasury (the "U.S. Treasury") regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC or that would be taxed as an insurance company if it were a domestic corporation. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of ordinary shares.

       Uncertainty as to Application of RPII. Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes might ultimately be made or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and their application to Endurance U.K. and Endurance Bermuda is uncertain. These provisions include the grant of authority to the U.S. Treasury to prescribe "such regulations as may be necessary to carry out the purposes of this subsection, including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." In addition, there can be no assurance that the IRS will not challenge any determinations by Endurance U.K. or Endurance Bermuda as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Prospective investors should consult their tax advisors as to the effects of these uncertainties.

       Passive Foreign Investment Companies. In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" or (ii) 50% or more of its assets produce passive income.

       If Endurance Holdings were characterized as a PFIC during a given year, U.S. Persons owning ordinary shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such shareholders made a "qualified electing fund election" or "mark-to-market" election. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period.

       For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions, however, contain an express exception for income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.

       This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. Endurance Holdings expects for purposes of the PFIC rules, that each of Endurance U.K. and Endurance Bermuda will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business. Accordingly, Endurance Holdings believes that neither should be treated as a PFIC for U.S. federal income tax purposes. The PFIC statutory provisions contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received "directly its proportionate share of the income . . ." and as if it "held its proportionate share of the assets . . ." of any other corporation in which it owns at least 25% by value of the shares. While no explicit guidance is provided by the statutory language, under this look-through rule Endurance Holdings should be deemed to own the assets and to have received the income of its insurance subsidiaries directly for purposes of determining whether it qualifies for the insurance exception. Consequently, Endurance Holdings believes that it should not be treated as a PFIC for U.S. federal income tax purposes. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of PFIC provision. There can be no assurance, however, that the IRS will not challenge this position or that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

       Foreign Personal Holdings Companies. A foreign corporation will be classified as a FPHC for U.S. federal income tax purposes if, (i) at any time during the taxable year, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of the corporation's shares measured by voting power or value and (ii) at least 60% of its gross income for the year is FPHC income. For purposes of the 50% test, each partner of an investment partnership who is an individual will be treated as owning his/her proportionate share of any shares owned by the partnership. If Endurance Holdings or any of its subsidiaries were to become FPHCs, shareholders of Endurance Holdings who are U.S. Persons would be taxed on their proportionate share of the "undistributed foreign personal holding company income" of each such FPHC as a dividend, even if no cash dividend were actually paid. In such event, subsequent cash distributions would first be treated as a tax-free return of any previously taxed and undistributed amounts. Moreover, each shareholder who owns, directly or indirectly, 10% or more of the value of a FPHC is required to file IRS Form 5471.

       Although Endurance Holdings does not believe it or any of its subsidiaries will be a FPHC immediately following the offering, there can be no assurance that they will not become FPHCs immediately following the offering or in the future because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of Endurance Holdings' shareholder base, the gross income of Endurance Holdings or any of its subsidiaries and other circumstances that could change the application of the FPHC rules to Endurance Holdings and its subsidiaries. In addition, if Endurance Holdings or any of its subsidiaries were to become FPHCs there can be no assurance that the amount of FPHC income will be immaterial.

       Other. Except as discussed below with respect to backup withholding, dividends paid by Endurance Holdings will not be subject to U.S. withholding tax.

  SHAREHOLDERS WHO ARE NON-U.S. PERSONS

       Subject to certain exceptions, non-U.S. Persons will be subject to U.S. federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, ordinary shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the United States. Nonresident alien individuals will not be subject to U.S. estate tax with respect to the ordinary shares.

  ALL SHAREHOLDERS

       Information reporting to the IRS by paying agents and custodians located in the United States will be required with respect to payments of dividends on the ordinary shares to U.S. Persons. Thus, you may be subject to backup withholding with respect to dividends paid by such persons unless you (i) are a corporation, non-U.S. Person or come within certain other exempt categories and, when required, demonstrate this fact, or (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

       Backup withholding is not an additional tax and may be credited against your regular U.S. federal income tax liability or otherwise you may be entitled to a refund for any such tax withheld.

PROPOSED U.S. TAX LEGISLATION

       Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. While there is no currently pending legislative proposal which, if enacted, would have a material adverse effect on us, our subsidiaries or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, our subsidiaries or our shareholders.

                                  UNDERWRITING

       Endurance Holdings and the underwriters named below have entered into a purchase agreement with respect to the ordinary shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ordinary shares indicated in the following table. Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint bookrunning managers of this offering and, together with J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation and Deutsche Bank Securities Inc., are acting as the representatives of the underwriters.

                       UNDERWRITERS                           NUMBER OF ORDINARY SHARES
                       ------------                           -------------------------
Goldman, Sachs & Co. ......................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated..................................
J.P. Morgan Securities Inc. ...............................
Credit Suisse First Boston Corporation.....................
Deutsche Bank Securities Inc. .............................

                                                                      --------
     Total.................................................
                                                                      ========

       The underwriters are committed to take and pay for all of the ordinary shares being offered, if any are taken, other than the ordinary shares covered by the option described below unless and until this option is exercised.

       The underwriters are offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ordinary shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

       If the underwriters sell more ordinary shares than the total number set forth in the table above, the underwriters have an option to buy up to an
additional           ordinary shares from Endurance Holdings to cover such
sales. They may exercise that option for 30 days. If any ordinary shares are purchased pursuant to this option, the underwriters will severally purchase ordinary shares in approximately the same proportion as set forth in the table above.

       The following table shows the per ordinary share and the total underwriting discount to be paid to the underwriters by Endurance Holdings. Such amounts are shown assuming both no exercise and full exercise of the
underwriters' option to purchase an additional           ordinary shares.

                                                               PER       NO        FULL
                                                              SHARE   EXERCISE   EXERCISE
                                                              -----   --------   --------
Public offering price.......................................  $        $          $
Underwriting discount.......................................  $        $          $
Proceeds, before expenses, to Endurance Holdings............  $        $          $

       Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ordinary shares sold by the underwriters to securities dealers
may be sold at a discount of up to $     per ordinary share from the initial
public offering price. Any such securities dealers may resell any ordinary shares purchased from the underwriters to certain other brokers or dealers at a
discount of up to $     per ordinary share from the initial public offering
price. If all the ordinary shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

       Endurance Holdings, its directors and officers, all its warrantholders and certain of its shareholders prior to the offering have agreed with the underwriters not to, directly or indirectly, dispose of or hedge any of their ordinary shares or securities convertible into or exchangeable for ordinary shares, whether owned currently or acquired later, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Endurance Holdings, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, subject to certain exceptions. The Company may grant options to purchase ordinary shares under its existing stock option plan and issue ordinary shares upon the conversion of outstanding class A shares, the exercise of warrants for ordinary shares or class A shares, or the exercise of outstanding options under the existing stock option plan as long as the holder of such ordinary shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

       Prior to this offering, there has been no public market for the ordinary shares. The initial public offering price was determined by negotiations between Endurance Holdings and the representatives of the underwriters. The factors considered in determining the initial public offering price include the future prospects of the Company and its industry in general, premiums, earnings and other financial and operating information in recent periods, and the price-earnings ratios, ratios of price to book value, market prices of securities and financial and operating information of companies engaged in activities similar to those of Endurance Holdings.

       Endurance Holdings intends to apply to have its ordinary shares approved for listing on the NYSE under the symbol "ENH." In connection with the listing of the ordinary shares on the NYSE, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

       The underwriters do not expect to sell more than 5% of the ordinary shares in the aggregate to accounts over which they exercise discretionary authority.

       In connection with the offering, the underwriters may purchase and sell ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ordinary shares from the Company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriters in the open market prior to the completion of the offering.

       The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

       These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Neither Endurance Holdings nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares.

       Endurance Holdings estimates that its share of the total expenses of the offering, excluding the estimated underwriting discount, will be approximately
$          .

       Endurance Holdings has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to these liabilities.

       The underwriters and their affiliates have from time to time, and expect to provide in the future, investment banking and commercial banking and financial advisory services to Endurance Holdings in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. An affiliate of J.P. Morgan Securities Inc. is a lender and/or administrative agent under our revolving credit facility and term loan facility and will receive a portion of the amounts repaid under the term loan facility with a portion of the net proceeds of this offering. Because more than 10% of the net proceeds of the offering may be paid to affiliates of the underwriters, this offering is being made in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

       Credit Suisse First Boston Corporation, which is a member of the National Association of Securities Dealers, owns, either directly or indirectly, or has affiliates that own securities of Endurance Holdings and are subject to the venture capital restrictions of the Conduct Rules. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2710(c)(7)(C) of the Conduct Rules. In accordance with this rule, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, has assumed the responsibilities of acting as a qualified independent underwriter and recommended a price in compliance with the requirements of Rule
2720 of the Conduct Rules.           , in its role as qualified independent
underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration
statement of which this prospectus is a part.           will receive no
compensation for acting in this capacity; however, Endurance Holdings has agreed
to indemnify           for acting as a qualified independent underwriter against
specified liabilities under the Securities Act.

                                 LEGAL MATTERS

       Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York is representing us in connection with this offering. The validity of the issuance of the ordinary shares under Bermuda law will be passed upon by Appleby Spurling & Kempe, Hamilton, Bermuda. LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York, will act as counsel for the underwriters. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has in the past performed, and continues to perform, legal services for us. The underwriters are being advised as to certain legal matters with respect to Bermuda law by Conyers Dill & Pearman, Hamilton, Bermuda.

                                    EXPERTS

       Ernst & Young, independent auditors, have audited our consolidated financial statements at December 31, 2001, and for the period from November 30, 2001 to December 31, 2001, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

       We have filed a Registration Statement on Form S-1 with the Securities and Exchange Commission (the "Commission") regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, the related exhibits and the reports, and other information we file with the Commission at the Commission's public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., in Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission. The site's internet address is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows:

                       Endurance Specialty Holdings Ltd.
                            Office of the Secretary
                                  Crown House
                              4 Par-la-Ville Road
                            Hamilton, HM 08 Bermuda
                                  441-278-0400

       Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports, proxy statements and other information with the Commission. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the Commission at the address noted above. You also will be able to obtain copies of this material from the public reference room of the Commission as described above, or inspect them without charge at the Commission's website.

                      ENFORCEABILITY OF CIVIL LIABILITIES
         UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

       Endurance Holdings was incorporated under the laws of Bermuda. In addition, some of its directors and officers reside outside the United States, and all or a substantial portion of their assets and its assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. based directors and officers or to recover against Endurance Holdings, or such directors and officers or obtain judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws against them. However, Endurance Holdings may be served with process in the United States with respect to actions against it arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of ordinary shares made hereby by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent irrevocably appointed for that purpose.

       We have been advised by Appleby Spurling & Kempe, our Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. Federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

       In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a United States Federal securities law that is either penal or contrary to public policy. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. Federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

                             ---------------------

       Before this offering, we expect the BMA will have issued their permission for the issue and free transferability of the ordinary shares being offered pursuant to this prospectus, as long as the shares are listed on the NYSE, to and among persons who are non-residents of Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors..............................    F-2
Consolidated Balance Sheet at December 31, 2001.............    F-3
Consolidated Statement of Income for the period from
  November 30, 2001 to December 31, 2001....................    F-4
Consolidated Statement of Changes in Shareholders' Equity
  for the period from November 30, 2001 to December 31,
  2001......................................................    F-5
Consolidated Statement of Cash Flows for the period from
  November 30, 2001 to December 31, 2001....................    F-6
Notes to the Consolidated Financial Statements for the
  period from November 30, 2001 to December 31, 2001........    F-7
Consolidated Balance Sheets at September 30, 2002
  (unaudited) and December 31, 2001.........................   F-14
Consolidated Statement of Income and Comprehensive Income
  for the nine months ended September 30, 2002
  (unaudited)...............................................   F-15
Consolidated Statement of Changes in Shareholders' Equity
  for the nine months ended September 30, 2002
  (unaudited)...............................................   F-16
Consolidated Statement of Cash Flows for the nine months
  ended September 30, 2002 (unaudited)......................   F-17
Notes to the Consolidated Financial Statements for the nine
  months ended September 30, 2002 (unaudited)...............   F-18

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Endurance Specialty Holdings Ltd.

     We have audited the accompanying consolidated balance sheet of Endurance Specialty Holdings Ltd. and subsidiary as of December 31, 2001 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the period from November 30, 2001 to December 31, 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Endurance Specialty Holdings Ltd. and subsidiary at December 31, 2001 and the consolidated results of their operations and their cash flows for the period from November 30, 2001 to December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young

Hamilton, Bermuda
November 27, 2002,
except Note 12(d), as to which the date is December 17, 2002.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 2001
         (IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AMOUNTS)

                                 ASSETS
Cash and cash equivalents...................................  $1,162,498
Premiums receivable, net....................................         320
Deferred acquisition costs..................................          56
Other assets................................................       2,225
                                                              ----------
Total assets................................................  $1,165,099
                                                              ==========
                              LIABILITIES
Reserve for unearned premiums...............................  $      375
Accounts payable and accrued liabilities....................       2,412
                                                              ----------
Total liabilities...........................................  $    2,787
                                                              ----------
                          SHAREHOLDERS' EQUITY
Common shares
  Ordinary -- 59,061,185 issued and outstanding.............  $   59,061
  Class A -- 938,815 issued and outstanding.................         939
Additional paid-in capital..................................   1,102,000
Retained earnings...........................................         312
                                                              ----------
Total shareholders' equity..................................   1,162,312
                                                              ----------
Total liabilities and shareholders' equity..................  $1,165,099
                                                              ==========

        See accompanying notes to the consolidated financial statements

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                        CONSOLIDATED STATEMENT OF INCOME
                     FOR THE PERIOD FROM NOVEMBER 30, 2001
                              TO DECEMBER 31, 2001
  (IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

Revenues
  Gross premiums written....................................  $       376
  Change in unearned premiums...............................         (375)
                                                              -----------
  Net premiums earned.......................................            1
  Net investment income.....................................          838
                                                              -----------
Total revenues..............................................          839
                                                              -----------
Expenses
  General and administrative expenses.......................          527
                                                              -----------
Total expenses..............................................          527
                                                              -----------
Net income..................................................  $       312
                                                              ===========
Per share data
  Weighted average number of common and common equivalent
     shares outstanding:
     Basic..................................................   39,629,630
                                                              ===========
     Diluted................................................   39,629,630
                                                              ===========
  Basic earnings per share..................................  $      0.01
                                                              ===========
  Diluted earnings per share................................  $      0.01
                                                              ===========

        See accompanying notes to the consolidated financial statements

                       ENDURANCE SPECIALTY HOLDINGS LTD.
                      CONSOLIDATED STATEMENT OF CHANGES IN
                              SHAREHOLDERS' EQUITY
                     FOR THE PERIOD FROM NOVEMBER 30, 2001
                              TO DECEMBER 31, 2001
                    (IN THOUSANDS OF UNITED STATES DOLLARS)

Common shares
  Issuance of common shares.................................  $   60,000
                                                              ----------
Balance, end of period......................................      60,000
                                                              ----------
Additional paid-in capital
  Issuance of common shares.................................   1,140,000
  Fair value of warrants issued.............................      51,945
  Private offering costs....................................     (89,945)
                                                              ----------
Balance, end of period......................................   1,102,000
                                                              ----------
Retained earnings
  Net income................................................         312
                                                              ----------
Balance, end of period......................................         312
                                                              ----------
Total shareholders' equity..................................  $1,162,312
                                                              ==========

        See accompanying notes to the consolidated financial statements

                       ENDURANCE SPECIALTY HOLDINGS LTD.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                     FOR THE PERIOD FROM NOVEMBER 30, 2001
                              TO DECEMBER 31, 2001
                    (IN THOUSANDS OF UNITED STATES DOLLARS)

Cash flows used in operating activities:
  Net income................................................   $      312
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Premiums receivable, net...............................         (320)
     Deferred acquisition costs.............................          (56)
     Other assets...........................................       (2,225)
     Reserve for unearned premiums..........................          375
     Accounts payable and accrued liabilities...............          548
                                                               ----------
Net cash used in operating activities.......................       (1,366)
                                                               ----------
Cash flows provided by financing activities:
  Issuance of common shares.................................    1,200,000
  Offering costs paid.......................................      (36,136)
                                                               ----------
Net cash provided by financing activities...................    1,163,864
                                                               ----------
Net increase in cash and cash equivalents...................    1,162,498
Cash and cash equivalents, beginning of period..............           --
                                                               ----------
Cash and cash equivalents, end of period....................   $1,162,498
                                                               ==========

        See accompanying notes to the consolidated financial statements

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE PERIOD FROM NOVEMBER 30, 2001
                              TO DECEMBER 31, 2001
                            (UNITED STATES DOLLARS)

1.     ORGANIZATION

       Endurance Specialty Holdings Ltd. ("Endurance Holdings") was incorporated on June 27, 2002 under the laws of Bermuda to act as a holding company of providers of property and casualty insurance and reinsurance on a worldwide basis.

       Endurance Holdings' wholly-owned subsidiary, Endurance Specialty Insurance Ltd. ("Endurance Bermuda"), was incorporated in Bermuda on November 30, 2001. On December 14, 2001, Endurance Bermuda completed a private offering of 60 million common shares for gross cash proceeds of $1.2 billion. Under the terms of an Exchange Offer dated July 22, 2002, the shareholders of Endurance Bermuda transferred their interest in Endurance Bermuda to Endurance Holdings in exchange for an identical shareholding in Endurance Holdings. This Exchange Offer represents a business combination of companies under common control and has been accounted for at historical cost.

       Endurance Holdings, through Endurance Bermuda, intends to write specialty lines of insurance and reinsurance on a global basis.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States ("U.S. GAAP") and include the accounts of Endurance Holdings and Endurance Bermuda, which are collectively referred to herein as the "Company". All intercompany transactions and balances have been eliminated on consolidation. The following are the significant accounting policies adopted by the Company:

                (a) Premiums and related expenses. Premiums written and ceded are earned on a pro-rata basis over the terms of the underlying contracts and policies. Premiums written and ceded include estimates based on information received from brokers, ceding companies and insureds, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. The portion of the premiums written and ceded applicable to the unexpired terms of the underlying contracts and policies are recorded as unearned premiums and prepaid reinsurance premiums, respectively.

                Acquisition expenses are costs that vary with and are directly related to the production of new and renewal business, and consist principally of commissions and brokerage expenses. These costs are deferred and amortized over the periods in which the related premiums are earned. Deferred acquisition costs are limited to their estimated realizable value based on the related unearned premiums. Anticipated net investment income is considered in determining the recoverability of deferred acquisition costs.

                (b) Reserve for losses and loss expenses. The reserve for losses and loss expenses includes reserves for unpaid reported losses and for losses incurred but not reported. The reserve for unpaid reported losses and loss expenses is established by management based on reports from brokers, ceding companies and insureds and consultations with independent legal counsel, and represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company. The reserve for incurred but not reported losses and loss expenses is established by management based on estimates of ultimate losses and loss expenses. Inherent in the estimates of ultimate losses and loss expenses are expected trends in claim severity and frequency and other factors which may vary significantly as claims are settled. Accordingly,

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                     FOR THE PERIOD FROM NOVEMBER 30, 2001
                              TO DECEMBER 31, 2001
                            (UNITED STATES DOLLARS)

       ultimate losses and loss expenses may differ materially from the amounts recorded in the consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in earnings in the period in which they become known.

                (c) Investments. Investments in fixed maturity securities are designated as available for sale and are carried at fair value, with related net unrealized gains or losses excluded from earnings and included in shareholders' equity as a component of accumulated other comprehensive income. Fair value is generally based on listed market prices. If listed market prices are not available, fair value is determined based on other relevant factors, including broker or dealer price quotations and valuation pricing models that take into account time value and volatility factors underlying the financial instruments. Realized gains and losses on the sale of investments are recognized in earnings using the specific identification method. Investments are reviewed for declines in value that are considered to be other-than-temporary, and if applicable, such adjustments are included in earnings as a component of realized losses. Interest on fixed maturity securities is recorded in net investment income when earned and adjusted for any amortization of premium or discount.

                (d) Cash equivalents. Cash equivalents include highly liquid short-term deposits and securities with maturities of ninety days or less at the time of purchase.

                (e) Intangible assets. Identifiable intangible assets and goodwill that arise from business combinations are accounted for in accordance with Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". Identifiable intangible assets are amortized in accordance with their useful lives. Goodwill and intangible assets with indefinite useful lives are not amortized but are tested for impairment annually or more often if impairment indicators arise.

                (f) Offering and incorporation costs. Offering costs incurred in connection with common share offerings, including investment banking fees, legal fees and the fair value of warrants issued to certain sponsors, are deducted from the proceeds of the offerings. Incorporation costs not related to the raising of capital are expensed as incurred and are included in general and administrative expenses.

                (g) Foreign exchange. Assets and liabilities of foreign operations whose functional currency is not the United States dollar are translated at exchange rates in effect at the balance sheet date. Revenues and expenses of such foreign operations are translated at average exchange rates during the year. The effect of the translation adjustments for foreign operations is included in accumulated other comprehensive income.

                Other monetary assets and liabilities denominated in foreign currencies are revalued at the exchange rates in effect at the balance sheet date with the resulting foreign exchange gains and losses included in earnings. Revenues and expenses denominated in foreign currencies are translated at the prevailing exchange rate on the transaction date.

                (h) Stock-based employee compensation plans. Stock-based compensation is accounted for using the intrinsic value-based method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees".

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                     FOR THE PERIOD FROM NOVEMBER 30, 2001
                              TO DECEMBER 31, 2001
                            (UNITED STATES DOLLARS)

                (i) Earnings per share. Basic earnings per common share are based on the weighted average number of common shares outstanding and exclude any dilutive effects of options and warrants. Diluted earnings per common share are based on the weighted average number of common shares and common share equivalents outstanding, using the treasury stock method. Common share equivalents include options and warrants which are dilutive when the book value of the Company exceeds the exercise price of the options and warrants.

                (j) Use of estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.     RESERVE FOR LOSSES AND LOSS EXPENSES

       The Company uses statistical and actuarial methods to reasonably estimate ultimate expected losses and loss expenses. The period of time from the occurrence of a loss, the reporting of the loss to the Company, and the settlement of the Company's liability may be several years. During this period, additional facts and trends will be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of incurred but not reported reserves to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and there can be no assurance that losses and loss expenses will not exceed the total reserves.

       The Company was incorporated on November 30, 2001 and wrote only three insurance policies during the period ended December 31, 2001. Given the absence of reported loss events during the period, the Company did not establish a reserve for losses and loss expenses at December 31, 2001.

       In the period to December 31, 2001, the Company did not purchase reinsurance.

4.     SEGMENT REPORTING

       The determination of the Company's business segments is based on how the Company monitors the performance of its underwriting operations. The Company has six reportable business segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk and other specialty lines.

       - Property Per Risk Treaty Reinsurance -- reinsures individual property risks of ceding companies on a treaty basis.

       - Property Catastrophe Reinsurance -- reinsures catastrophic perils for ceding companies on a treaty basis.

       - Casualty Treaty Reinsurance -- reinsures third party liability exposures from ceding companies on a treaty basis.

       - Property Individual Risk -- insurance and facultative reinsurance of commercial properties.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                     FOR THE PERIOD FROM NOVEMBER 30, 2001
                              TO DECEMBER 31, 2001
                            (UNITED STATES DOLLARS)

       - Casualty Individual Risk -- insurance and facultative reinsurance of third party liability exposures.

       - Other Specialty Lines -- insurance and reinsurance of unique opportunities, including Aerospace, Self Insured Risks and a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others.

       Because the Company does not manage its assets by segment, investment income and total assets are not allocated to the individual segments. Management measures segment results on the basis of the combined ratio which is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. During the period ended December 31, 2001, the Company wrote three insurance policies, all of which are included in the property individual risk business segment.

5.     COMMITMENTS AND CONTINGENCIES

       (a) Concentrations of credit risk. As at December 31, 2001, substantially all of the Company's cash and cash equivalents were held by one custodian.

       (b) Employment agreements. The Company has entered into employment agreements with certain officers that provide for option awards, executive benefits and severance payments under certain circumstances.

6.     SHAREHOLDERS' EQUITY

       The Company's share capital at December 31, 2001 is comprised as follows:

       Authorized:
         120,000,000 common shares of $1.00 par value each

       Issued, outstanding and fully paid:
          59,061,185 Ordinary common shares of $1.00 par
            value each......................................  $59,061,185
          938,815 Class A common shares of $1.00 par value
            each............................................      938,815
                                                              -----------
                                                              $60,000,000
                                                              ===========

       Class A common shares have no voting rights and are convertible on a one-for-one basis into Ordinary common shares.

       In conjunction with the capitalization of the Company, certain shareholders have been issued warrants. The fair value of the warrants issued on December 14, 2001 was $51.9 million. The fair value of each warrant issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumption used, of approximately 19%, was derived from an average of the historical ten-year volatility of two insurance industry indices. An allowance of 30% was provided to recognize the start-up nature of the Company's operations and for the potential illiquidity associated with the private trading of the Company's shares. The other assumptions used in the option pricing model were as follows: risk-free interest rate of 4.5%, expected life of ten years and a dividend yield of nil.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                     FOR THE PERIOD FROM NOVEMBER 30, 2001
                              TO DECEMBER 31, 2001
                            (UNITED STATES DOLLARS)

       The warrants are exercisable for Ordinary and Class A common shares as follows:

Ordinary common shares......................................  8,691,560
Class A common shares.......................................    600,930
                                                              ---------
Total common shares.........................................  9,292,490
                                                              =========

       These warrants, which have an exercise price of $20 per share, became exercisable upon capitalization of the Company on December 14, 2001, and expire on December 14, 2011.

7.     EARNINGS PER SHARE

       The Company follows SFAS No. 128, "Earnings per Share", to account for its weighted average shares. The numerator and denominator in both the Company's basic and diluted earnings per share calculation is identical. There were no dilutive securities at December 31, 2001. The Company's basic and diluted weighted average number of shares outstanding throughout the period from November 30, 2001 to December 31, 2001 was 39.6 million.

8.     RELATED PARTY TRANSACTIONS

       The Company is party to agreements with an affiliate of a founding shareholder, Zurich Financial Services Group ("Zurich") as follows:

                Investment management services. The Company utilized the services of a wholly-owned subsidiary of Zurich to perform portions of its short-term investment and cash management and provide investment accounting services. Under the terms of the investment management agreement, which is subject to the Company's investment guidelines and other restrictions, the Company pays a fee based on the value of its cash and investment portfolio. The Company expensed investment management and accounting fees of $22,000 during the period ended December 31, 2001.

                Office services. The Company rented office space and received limited administrative services from various Bermuda based subsidiaries of Zurich during the period ended December 31, 2001. Rent and office services fees of $40,000 were expensed during the period.

       In addition to warrants (see note 6), certain founding shareholders received $29 million for assistance with the Company's private offering completed on December 14, 2001.

9.     STOCK OPTIONS

       The Company reserved a total of 3,646,975 common shares for issuance under management incentive plans and at December 31, 2001, the Company had granted 2,662,290 options. The exercise price for the options granted during the period ended December 31, 2001 is $20 per share and all such options expire in 2011. There were 313,640 options exercisable at December 31, 2001. There were no options exercised, forfeited or that expired during the period ended December 31, 2001.

       The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and as a result, no stock compensation expense has been recognized. If compensation expense for options granted had been recognized based on the provisions

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                     FOR THE PERIOD FROM NOVEMBER 30, 2001
                              TO DECEMBER 31, 2001
                            (UNITED STATES DOLLARS)

of SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's results for the period ended December 31, 2001 would have been as follows:

Net loss (in thousands of U.S. dollars).....................  $(7,200)
Basic net loss per share....................................  $ (0.18)
Diluted net loss per share..................................  $ (0.18)

       The weighted average fair value used to calculate pro-forma compensation expense for the period was $5.59 per share. The fair value of each option issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumption used, of approximately 19%, was derived from an average of the historical ten year volatility of two insurance industry indices. An allowance of 30% was made to recognize the start-up nature of the Company's operations and for the potential illiquidity associated with the private trading of the Company's shares. The other assumptions used in the option pricing model were as follows: risk free interest rate of 4.5%, expected life of 10 years and a dividend yield of nil.

10.     STATUTORY REQUIREMENTS AND DIVIDEND RESTRICTIONS

       Endurance Bermuda's ability to pay dividends and make capital distributions is subject to certain regulatory restrictions. Endurance Bermuda is licensed as a Class 4 insurer under the Bermuda Insurance Act 1978, amendments thereto and related regulations. The minimum amount of statutory capital and surplus required by license as a Class 4 insurer is $100 million. At December 31, 2001, Endurance Bermuda's statutory capital and surplus was $1.16 billion. In addition, a minimum statutory liquidity ratio must be maintained.

11.     TAXES

       Currently, the Company is not required to pay any income or capital gains taxes in Bermuda. The Company has received an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 of Bermuda, as amended, that in the event any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to the Company until March 28, 2016 provided that the assurance is subject to the condition that it will not prevent the application of any taxes payable by the Company in respect of real property or leasehold interests in Bermuda held by it. Endurance Bermuda intends to operate in a manner such that it will owe no United States tax other than premium excise tax and withholding taxes on certain investments.

12.     SUBSEQUENT EVENTS

       (a) Business combination. On May 16, 2002, the Company completed a transaction with LaSalle Re Limited ("LaSalle"), its parent, LaSalle Re Holdings Limited, and the ultimate parent of LaSalle, Trenwick Group Ltd. LaSalle is a Bermuda domiciled reinsurance company. The transaction was structured as a bordereaux quota share retrocession agreement effective April 1, 2002, a purchase of renewal rights, a transfer and purchase agreement and an administrative services agreement. The Company did not assume any of LaSalle's historical reinsurance liabilities. The primary reasons for the transaction were to increase the Company's presence in the property catastrophe marketplace and to increase the Bermuda-based staff of the Company. The transaction was accounted for as a purchase method business combination in accordance with SFAS 141, "Business Combinations".

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                     FOR THE PERIOD FROM NOVEMBER 30, 2001
                              TO DECEMBER 31, 2001
                            (UNITED STATES DOLLARS)

       (b) Debt and financing arrangement. On August 13, 2002, the Company entered into a $192 million three-year term loan agreement and a $108 million letter of credit and revolving credit facility with a syndicate of commercial banks. Interest rates on the term loan are LIBOR plus a spread which is based on the Company's debt to capital ratio. On September 27, 2002, the Company drew down $100 million of the term loan. On November 21, 2002, the Company drew down the remaining $92 million.

       (c) Repurchase of common shares. On September 27, 2002, the Company repurchased 5,000,000 of its Ordinary common shares at $20 per share and cancelled 2,049,600 warrants to purchase Ordinary common shares.

       (d) Share premium issuance. On December 17, 2002, the Company effected a share premium issuance to its shareholders. Immediately after the share premium issuance was effected, the Company's shareholders held five Ordinary common shares for each Ordinary common share previously held, and held five Class A common shares for each Class A common share previously held. The share premium issuance has been reflected in the December 31, 2001 financial statements and all applicable references as to the number of common shares and per share information have been restated. Appropriate adjustments have been made in the exercise price and number of shares subject to warrants and stock options.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                          CONSOLIDATED BALANCE SHEETS
         (IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AMOUNTS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2002            2001
                                                              -------------   ------------
                                                               (UNAUDITED)
                                          ASSETS
Cash and cash equivalents...................................   $  132,575      $1,162,498
Fixed maturity investments available for sale, at fair value
  (amortized cost: $1,272,051)..............................    1,320,659              --
Premiums receivable, net....................................      265,508             320
Deferred acquisition costs..................................       76,053              56
Prepaid reinsurance premiums................................       16,197              --
Accrued investment income...................................       12,296              --
Other assets................................................       29,795           2,225
                                                               ----------      ----------
Total assets................................................   $1,853,083      $1,165,099
                                                               ==========      ==========
                                       LIABILITIES
Reserve for losses and loss expenses........................   $  114,779      $       --
Reserve for unearned premiums...............................      402,803             375
Reinsurance balances payable................................       14,243              --
Bank debt...................................................      100,000              --
Investments pending settlement..............................       36,086              --
Other liabilities...........................................       10,764           2,412
                                                               ----------      ----------
Total liabilities...........................................      678,675           2,787
                                                               ----------      ----------
                                   SHAREHOLDERS' EQUITY
Common shares:
  Ordinary -- 54,061,185 issued and outstanding
     (2001 -- 59,061,185)...................................       54,061          59,061
  Class A -- 938,815 issued and outstanding
     (2001 -- 938,815)......................................          939             939
Additional paid-in capital..................................    1,007,000       1,102,000
Accumulated other comprehensive income......................       48,608              --
Retained earnings...........................................       63,800             312
                                                               ----------      ----------
Total shareholders' equity..................................    1,174,408       1,162,312
                                                               ----------      ----------
Total liabilities and shareholders' equity..................   $1,853,083      $1,165,099
                                                               ==========      ==========

        See accompanying notes to the consolidated financial statements

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                      CONSOLIDATED STATEMENT OF INCOME AND
                              COMPREHENSIVE INCOME
                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
  (IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)

Revenues
  Gross premiums written and acquired.......................   $   623,472
                                                               ===========
  Net premiums written and acquired.........................   $   590,513
  Change in unearned premiums...............................      (386,231)
                                                               -----------
  Net premiums earned.......................................       204,282
                                                               -----------
  Net investment income.....................................        29,355
  Net foreign exchange gains................................         1,107
  Net realized gains on sales of investments................         3,688
                                                               -----------
Total revenues..............................................       238,432
                                                               -----------
Expenses
  Losses and loss expenses..................................       115,146
  Acquisition expenses......................................        33,304
  General and administrative expenses.......................        26,494
                                                               -----------
Total expenses..............................................       174,944
                                                               -----------
Net income..................................................        63,488
                                                               -----------
Other comprehensive income
  Net change in unrealized gains on investments.............        48,608
                                                               -----------
Comprehensive income........................................   $   112,096
                                                               ===========
Per share data
  Weighted average number of common and common equivalent
     shares outstanding:
     Basic..................................................    59,945,055
                                                               ===========
     Diluted................................................    60,088,229
                                                               ===========
  Basic earnings per share..................................   $      1.06
                                                               ===========
  Diluted earnings per share................................   $      1.06
                                                               ===========

        See accompanying notes to the consolidated financial statements

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                      CONSOLIDATED STATEMENT OF CHANGES IN
                              SHAREHOLDERS' EQUITY
                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                    (IN THOUSANDS OF UNITED STATES DOLLARS)

Common shares
  Balance, beginning of period..............................   $   60,000
  Repurchase of common shares...............................       (5,000)
                                                               ----------
  Balance, end of period....................................       55,000
                                                               ----------
Additional paid-in capital
  Balance, beginning of period..............................    1,102,000
  Repurchase of common shares...............................      (95,000)
                                                               ----------
  Balance, end of period....................................    1,007,000
                                                               ----------
Accumulated other comprehensive income
  Balance, beginning of period..............................           --
  Net change in unrealized gains on investments.............       48,608
                                                               ----------
  Balance, end of period....................................       48,608
                                                               ----------
Retained earnings
  Balance, beginning of period..............................          312
  Net income................................................       63,488
                                                               ----------
  Balance, end of period....................................       63,800
                                                               ----------
Total shareholders' equity..................................   $1,174,408
                                                               ==========

        See accompanying notes to the consolidated financial statements

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
                    (IN THOUSANDS OF UNITED STATES DOLLARS)

Cash flows provided by operating activities:
  Net income................................................  $    63,488
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................        5,960
     Net realized gains on sales of investments.............       (3,688)
     Premiums receivable, net...............................     (176,631)
     Deferred acquisition costs.............................      (64,485)
     Prepaid reinsurance premiums...........................        5,292
     Accrued investment income..............................      (12,296)
     Other assets...........................................       (9,243)
     Reserve for losses and loss expenses...................      114,779
     Reserve for unearned premiums..........................      313,870
     Reinsurance balances payable...........................      (21,557)
     Other liabilities......................................        8,567
                                                              -----------
Net cash provided by operating activities...................      224,056
                                                              -----------
Cash flows used in investing activities:
  Proceeds from sales of fixed maturity investments.........      218,981
  Purchases of fixed maturity investments...................   (1,455,780)
  Purchases of fixed assets.................................       (4,256)
  Purchase of net assets -- LaSalle.........................      (11,060)
                                                              -----------
Net cash used in investing activities.......................   (1,252,115)
                                                              -----------
Cash flows used in financing activities:
  Offering costs paid.......................................       (1,864)
  Proceeds from bank debt...................................      100,000
  Repurchase of common shares...............................     (100,000)
                                                              -----------
Net cash used in financing activities.......................       (1,864)
                                                              -----------
Net decrease in cash and cash equivalents...................   (1,029,923)
Cash and cash equivalents, beginning of period..............    1,162,498
                                                              -----------
Cash and cash equivalents, end of period....................  $   132,575
                                                              -----------

        See accompanying notes to the consolidated financial statements

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                                    AMOUNTS)

1.     ORGANIZATION

       Endurance Specialty Holdings Ltd. ("Endurance Holdings") was incorporated on June 27, 2002 under the laws of Bermuda to act as a holding company of providers of property and casualty insurance and reinsurance on a worldwide basis.

       Endurance Holdings' wholly-owned subsidiary, Endurance Specialty Insurance Ltd. ("Endurance Bermuda"), was incorporated in Bermuda on November 30, 2001. On December 14, 2001, Endurance Bermuda completed a private offering of 60 million common shares for gross cash proceeds of $1.2 billion. Under the terms of an Exchange Offer dated July 22, 2002, the shareholders of Endurance Bermuda transferred their interest in Endurance Bermuda to Endurance Holdings in exchange for an identical shareholding in Endurance Holdings. This Exchange Offer represents a business combination of companies under common control and has been accounted for at historical cost.

       Endurance Holdings writes specialty lines of insurance and reinsurance on a global basis through its three wholly-owned operating subsidiaries: Endurance Bermuda, based in Bermuda; Endurance Worldwide Insurance Limited, based in London, England; and Endurance Reinsurance Corporation of America, based in New York.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States ("U.S. GAAP") and include the accounts of Endurance Holdings and its wholly-owned subsidiaries, which are collectively referred to herein as the "Company". All intercompany transactions and balances have been eliminated on consolidation. In the opinion of management, these financial statements reflect all the normal recurring adjustments necessary for a fair presentation of the Company's financial position as of September 30, 2002 and its results of operations and cash flows for the nine-month period then ended. These consolidated financial statements should be read in conjunction with the 2001 audited consolidated financial statements and related notes thereto. The following are the significant accounting policies adopted by the Company:

                (a) Premiums and related expenses. Premiums written and ceded are earned on a pro-rata basis over the terms of the underlying contracts and policies. Premiums written and ceded include estimates based on information received from brokers, ceding companies and insureds, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. The portion of the premiums written and ceded applicable to the unexpired terms of the underlying contracts and policies are recorded as unearned premiums and prepaid reinsurance premiums, respectively.

                Acquisition expenses are costs that vary with and are directly related to the production of new and renewal business, and consist principally of commissions and brokerage expenses. These costs are deferred and amortized over the periods in which the related premiums are earned. Deferred acquisition costs are limited to their estimated realizable value based on the related unearned premiums. Anticipated net investment income is considered in determining the recoverability of deferred acquisition costs.

                (b) Reserve for losses and loss expenses. The reserve for losses and loss expenses includes reserves for unpaid reported losses and for losses incurred but not reported. The reserve for unpaid reported losses and loss expenses is established by management based on reports from brokers, ceding companies and insureds and consultations with independent legal counsel, and

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                                    AMOUNTS)

       represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company. The reserve for incurred but not reported losses and loss expenses is established by management based on estimates of ultimate losses and loss expenses. Inherent in the estimates of ultimate losses and loss expenses are expected trends in claim severity and frequency and other factors which may vary significantly as claims are settled. Accordingly, ultimate losses and loss expenses may differ materially from the amounts recorded in the consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in earnings in the period in which they become known.

                (c) Investments. Investments in fixed maturity securities are designated as available for sale and are carried at fair value, with related net unrealized gains or losses excluded from earnings and included in shareholders' equity as a component of accumulated other comprehensive income. Fair value is generally based on listed market prices. If listed market prices are not available, fair value is determined based on other relevant factors, including broker or dealer price quotations and valuation pricing models that take into account time value and volatility factors underlying the financial instruments. Realized gains and losses on the sale of investments are recognized in earnings using the specific identification method. Investments are reviewed for declines in value that are considered to be other-than-temporary, and if applicable, such adjustments are included in earnings as a component of realized losses. Interest on fixed maturity securities is recorded in net investment income when earned and adjusted for any amortization of premium or discount.

                (d) Cash equivalents. Cash equivalents include highly liquid short-term deposits and securities with maturities of ninety days or less at the time of purchase.

                (e) Intangible assets. Identifiable intangible assets and goodwill that arise from business combinations are accounted for in accordance with Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". Identifiable intangible assets are amortized in accordance with their useful lives. Goodwill and intangible assets with indefinite useful lives are not amortized but are tested for impairment annually or more often if impairment indicators arise.

                (f) Offering and incorporation costs. Offering costs incurred in connection with common share offerings, including investment banking fees, legal fees and the fair value of warrants issued to certain sponsors, are deducted from the proceeds of the offerings. Incorporation costs not related to the raising of capital are expensed as incurred and are included in general and administrative expenses.

                (g) Foreign exchange. Assets and liabilities of foreign operations whose functional currency is not the United States dollar are translated at exchange rates in effect at the balance sheet date. Revenues and expenses of such foreign operations are translated at average exchange rates during the year. The effect of the translation adjustments for foreign operations is included in accumulated other comprehensive income.

                Other monetary assets and liabilities denominated in foreign currencies are revalued at the exchange rates in effect at the balance sheet date with the resulting foreign exchange gains and losses included in earnings. Revenues and expenses denominated in foreign currencies are translated at the prevailing exchange rate on the transaction date.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                                    AMOUNTS)

                (h) Stock-based employee compensation plans. Stock-based compensation is accounted for using the intrinsic value-based method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

                (i) Earnings per share. Basic earnings per common share are based on the weighted average number of common shares outstanding and exclude any dilutive effects of options and warrants. Diluted earnings per common share are based on the weighted average number of common shares and common share equivalents outstanding, using the treasury stock method. Common share equivalents include options and warrants which are dilutive when the book value of the Company exceeds the exercise price of the options and warrants.

                (j) Use of estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported and disclosed amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.     INVESTMENTS

       The amortized cost, fair value and related gross unrealized gains and losses on fixed maturity investments at September 30, 2002 are as follows:

                                                  GROSS        GROSS
                                   AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                      COST        GAINS        LOSSES       VALUE
                                   ----------   ----------   ----------   ----------
U.S. government and agency
  securities.....................  $  395,023    $15,732        $ (6)     $  410,749
Corporate securities.............     191,437     15,589          --         207,026
Mortgage-backed securities.......     522,674     11,933         (36)        534,571
Asset-backed securities..........     162,917      5,397          (1)        168,313
                                   ----------    -------        ----      ----------
                                   $1,272,051    $48,651        $(43)     $1,320,659
                                   ==========    =======        ====      ==========

       The following table summarizes the composition of the fixed maturity portfolio by investment ratings assigned by rating agencies:

                                                          FAIR VALUE   PERCENTAGE
                                                          ----------   ----------
U.S. government and agency securities...................  $  410,749      31.1%
AAA/Aaa.................................................     715,957      54.2%
AA/Aa...................................................      53,281       4.0%
A/A.....................................................     140,672      10.7%
                                                          ----------     -----
Total...................................................  $1,320,659     100.0%
                                                          ==========     =====

       Contractual maturities of fixed maturity securities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                                    AMOUNTS)

                                                          SEPTEMBER 30, 2002
                                                        -----------------------
                                                        AMORTIZED       FAIR
                                                           COST        VALUE
                                                        ----------   ----------
Due within one year...................................  $       --   $       --
Due after one year through five years.................     422,368      440,716
Due after five years through ten years................     118,950      129,989
Due after ten years...................................      45,142       47,070
Mortgage-backed securities............................     522,674      534,571
Asset-backed securities...............................     162,917      168,313
                                                        ----------   ----------
                                                        $1,272,051   $1,320,659
                                                        ==========   ==========

       The components of net investment income for the nine months ended September 30, 2002 are as follows:

Fixed maturity investments..................................  $30,148
Cash and cash equivalents...................................       93
                                                              -------
                                                               30,241
Investment expenses.........................................     (886)
                                                              -------
Net investment income.......................................  $29,355
                                                              =======

       The analysis of realized gains (losses) on sales of investments for the nine months ended September 30, 2002 is as follows:

Gross realized gains........................................  $3,822
Gross realized losses.......................................    (134)
                                                              ------
Net realized gains on sales of investments..................  $3,688
                                                              ======

4.     RESERVE FOR LOSSES AND LOSS EXPENSES

       Reserves for losses and loss expenses are based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss expenses resulting from catastrophic events based upon the Company's historical claim experience is inherently difficult because of the Company's short operating history and the possible severity of catastrophe claims. Therefore, the Company utilizes both proprietary and commercially available models, as well as historical reinsurance industry catastrophe claims experience, for purposes of evaluating future trends and providing an estimate of ultimate claims costs.

       Several aspects of the Company's casualty insurance and reinsurance operations complicate the actuarial reserving techniques for loss reserves as compared to other insurance and reinsurance operations. Among these aspects are the differences in the Company's policy forms from more traditional forms, the lack of complete historical data for losses of the same type intended to be covered by the policies and contracts, and the expectation that losses in excess of the Company's attachment levels will be low frequency and high severity in nature, limiting the utility of claims experience of other insureds for similar claims.

       The Company uses statistical and actuarial methods to reasonably estimate ultimate expected losses and loss expenses. The period of time from the occurrence of a loss, the reporting of the loss to the

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                                    AMOUNTS)

Company, and the settlement of the Company's liability may be several years. During this period, additional facts and trends will be revealed. As these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in the overall reserves of the Company, and at other times requiring a reallocation of incurred but not reported reserves to specific case reserves. These estimates are reviewed regularly, and such adjustments, if any, are reflected in earnings in the period in which they become known. While management believes that it has made a reasonable estimate of ultimate losses, the ultimate claims experience may not be as reliably predicted as may be the case with other insurance and reinsurance operations, and there can be no assurance that losses and loss expenses will not exceed the total reserves.

5.     REINSURANCE

       Reinsurance ceded contracts do not relieve the Company from its obligations to policyholders. The Company remains primarily liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet the obligations assumed under the reinsurance agreements.

6.     DEBT AND FINANCING ARRANGEMENTS

       On August 13, 2002, the Company entered into a $192 million three-year term loan agreement and a $108 million letter of credit and revolving credit facility with a syndicate of commercial banks. As at September 30, 2002, the Company had $100 million on the term loan and letters of credit totaling $2.8 million outstanding. Under the terms of the loan agreement, the Company is committed to making repayments of $20 million on September 27, 2003 and $40 million on September 27, 2004 and 2005 each, respectively.

       Interest rates on the term loan are LIBOR plus a spread which is based on the Company's debt to capital ratio. On September 27, 2002, the Company drew down $100 million of the term loan and the interest rate applied to the outstanding balance averaged 2.81% during the period ended September 30, 2002. The letter of credit and revolving credit facility expires on August 11, 2003, at which point any revolving credit balance will be converted into a six-month term loan. The agreements contain certain covenants including requirements that debt, as defined in the agreements, to shareholders' equity does not exceed a ratio of 0.35:1; consolidated tangible net worth must exceed $750 million; and the consolidated fixed charge ratio, as defined in the agreements, must exceed 2:1. The Company was in compliance with all covenants of these agreements at September 30, 2002.

       The Company accrued interest expense of $30,000 for the period ended September 30, 2002 and at September 30, 2002 the fair value of the borrowings approximated the carrying value.

7.     SEGMENT REPORTING

       The determination of the Company's business segments is based on how the Company monitors the performance of its underwriting operations. The Company has six reportable business segments: property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risk, casualty individual risk and other specialty lines.

       - Property Per Risk Treaty Reinsurance -- reinsures individual property risks of ceding companies on a treaty basis.

       - Property Catastrophe Reinsurance -- reinsures catastrophic perils for ceding companies on a treaty basis.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                                    AMOUNTS)

       - Casualty Treaty Reinsurance -- reinsures third party liability exposures from ceding companies on a treaty basis.

       - Property Individual Risk -- insurance and facultative reinsurance of commercial properties.

       - Casualty Individual Risk -- insurance and facultative reinsurance of third party liability exposures.

       - Other Specialty Lines -- insurance and reinsurance of unique opportunities, including Aerospace, Self Insured Risks and a limited number of other reinsurance programs such as surety, marine, energy, personal accident, terrorism and others.

       Because the Company does not manage its assets by segment, investment income and total assets are not allocated to the individual segments. Management measures segment results on the basis of the combined ratio which is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. General and administrative expenses are allocated to segments based on the segment's proportional share of gross premiums written and acquired.

       The following table provides a summary of the segment revenues and results for the nine month period ended September 30, 2002:

                                              PROPERTY PER    PROPERTY      CASUALTY
                                              RISK TREATY    CATASTROPHE     TREATY
                                              REINSURANCE    REINSURANCE   REINSURANCE
                                              ------------   -----------   -----------
REVENUES
  Gross premiums written and acquired.......    $123,585      $170,185      $143,481
                                                --------      --------      --------
  Net premiums written and acquired.........     123,585       138,099       143,481
                                                --------      --------      --------
  Net premiums earned.......................      28,448        77,257        35,405
                                                --------      --------      --------
EXPENSES
  Losses and loss expenses..................      14,657        45,937        20,820
  Acquisition expenses......................       6,019        11,419         8,452
  General and administrative expenses.......       5,252         7,232         6,097
                                                --------      --------      --------
  TOTAL EXPENSES............................      25,928        64,588        35,369
                                                --------      --------      --------
  UNDERWRITING INCOME.......................    $  2,520      $ 12,669      $     36
                                                ========      ========      ========
  Loss ratio................................        51.5%         59.5%         58.8%
  Acquisition expense ratio.................        21.2%         14.8%         23.9%
  General and administrative expense
     ratio..................................        18.5%          9.4%         17.2%
                                                --------      --------      --------
  Combined ratio............................        91.2%         83.7%         99.9%
                                                ========      ========      ========

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                                    AMOUNTS)

                                                    PROPERTY     CASUALTY      OTHER
                                                   INDIVIDUAL   INDIVIDUAL   SPECIALTY
                                                      RISK         RISK        LINES
                                                   ----------   ----------   ---------
REVENUES
  Gross premiums written and acquired............   $50,989      $66,289      $68,943
                                                    -------      -------      -------
  Net premiums written and acquired..............    50,116       66,289       68,943
                                                    -------      -------      -------
  Net premiums earned............................    19,263       21,525       22,384
                                                    -------      -------      -------
EXPENSES
  Losses and loss expenses.......................     4,661       16,425       12,646
  Acquisition expenses...........................     1,909        1,894        3,611
  General and administrative expenses............     2,167        2,817        2,929
                                                    -------      -------      -------
  TOTAL EXPENSES.................................     8,737       21,136       19,186
                                                    -------      -------      -------
  UNDERWRITING INCOME............................   $10,526      $   389      $ 3,198
                                                    =======      =======      =======
  Loss ratio.....................................      24.2%        76.3%        56.5%
  Acquisition expense ratio......................       9.9%         8.8%        16.1%
  General and administrative expense ratio.......      11.2%        13.1%        13.1%
                                                    -------      -------      -------
  Combined ratio.................................      45.3%        98.2%        85.7%
                                                    =======      =======      =======

       The following table reconciles total segment results to consolidated net income for the nine months ended September 30, 2002:

TOTAL UNDERWRITING INCOME...................................  $29,338
Net investment income.......................................   29,355
Net foreign exchange gains..................................    1,107
Net realized gains on sales of investments..................    3,688
                                                              -------
NET INCOME..................................................  $63,488
                                                              =======

8.     BUSINESS COMBINATION

       On May 16, 2002, the Company completed a transaction with LaSalle Re Limited ("LaSalle"), its parent, LaSalle Re Holdings Limited, and the ultimate parent of LaSalle, Trenwick Group Ltd. LaSalle is a Bermuda domiciled reinsurance company. The transaction was structured as a bordereaux quota share retrocession agreement effective April 1, 2002, a purchase of renewal rights, a transfer and purchase agreement and an administrative services agreement. The Company did not assume any of LaSalle's historical reinsurance liabilities. The primary reasons for the transaction were to increase the Company's presence in the property catastrophe marketplace and to increase the Bermuda-based staff of the Company. The transaction was accounted for as a purchase method business combination in accordance with SFAS 141, "Business Combinations".

       The initial purchase price payable by the Company was $25.6 million and the fair value of the net assets acquired was $24.7 million, resulting in $0.9 million of goodwill.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                                    AMOUNTS)

The fair value of net assets acquired is summarized as follows:

                                ASSETS
Premiums receivable, net....................................  $ 72,643
Prepaid reinsurance premiums................................    21,490
Acquisition cost of in-force contracts......................    11,513
Other identifiable intangible assets........................    14,205
Other assets................................................       440
                                                              --------
     Assets acquired........................................   120,291
                                                              --------
                             LIABILITIES
Unearned premiums...........................................    88,558
Reinsurance balances payable................................     5,575
Accrued liabilities.........................................     1,410
                                                              --------
     Liabilities acquired...................................    95,543
                                                              --------
     Net assets acquired....................................  $ 24,748
                                                              ========

       Other identifiable intangible assets include the fair value of the underwriters' relationships, customer lists and the non-solicit and non-compete rights purchased. These other identifiable assets are estimated to have finite lives of up to ten years and they are being amortized over such periods. The amortization expense in the nine months to September 30, 2002 of $0.3 million was recorded in general and administrative expenses in the consolidated statement of income. The acquisition expenses of the in-force contracts are included in deferred acquisition costs in the consolidated balance sheet and are amortized pro-rata over the remaining terms of the related in-force contracts, and the related amortization expense in the period of $7.2 million is included in acquisition expenses in the consolidated statement of income.

       In addition to the initial purchase price, the Company may be required to pay further amounts to LaSalle. Such contingent amounts are based on the renewal and profitability of the April 1, 2002 in-force contracts acquired, and will be recorded in the period in which they are determined to be payable.

       Operating results of the LaSalle business acquired have been included in the consolidated financial statements from April 1, 2002, which is the effective date of the retrocession agreement. As required by SFAS 141, the following selected pro forma information is being provided to present a summary of the combined results of the Company and the LaSalle business acquired assuming the transaction had been effected on January 1, 2002. The pro forma data is for informational purposes only and does not necessarily represent results that would have occurred if the transaction had taken place on the basis assumed above.

NINE MONTHS ENDED SEPTEMBER 30, 2002
Total revenues..............................................  $263,525
Net income..................................................    77,197
Earnings per share -- basic.................................      1.29
Earnings per share -- diluted...............................      1.29

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                                    AMOUNTS)

9.     COMMITMENTS AND CONTINGENCIES

       Concentrations of credit risk. As at September 30, 2002, substantially all of the Company's cash and investments were held by one custodian. The Company's investment guidelines limit the amount of credit exposure to any one issuer other than the U.S. treasury.

       Major production sources. During the nine months to September 30, 2002, the Company obtained 70.7% of its gross premiums written through two brokers, Aon Corporation ("Aon") -- 42.6%, Marsh & McLennan Companies, Inc. -- 28.1%. Gross premiums written excludes $88.6 million of gross premiums acquired from LaSalle (see note 8).

       Letters of credit. As of September 30, 2002, the Company's bankers have issued letters of credit of approximately $2.8 million in favor of certain ceding companies.

       Employment agreements. The Company has entered into employment agreements with certain officers that provide for option awards, executive benefits and severance payments under certain circumstances.

10.     SHAREHOLDERS' EQUITY

       The Company's share capital at September 30, 2002 is comprised as follows:

Authorized:
  120,000,000 common shares of $1.00 par value each
Issued, outstanding and fully paid:
  54,061,185 Ordinary common shares of $1.00 par value
     each...................................................  $54,061
  938,815 Class A common shares of $1.00 par value each.....      939
                                                              -------
                                                              $55,000
                                                              =======

       Class A common shares have no voting rights and are convertible on a one-for-one basis into Ordinary common shares.

       In conjunction with the capitalization of the Company, certain shareholders have been issued warrants. The fair value of the warrants issued on December 14, 2001 was $51.9 million. The fair value of each warrant issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumption used, of approximately 19%, was derived from an average of the historical ten-year volatility of two insurance industry indices. An allowance of 30% was provided to recognize the start-up nature of the Company's operations and for the potential illiquidity associated with the private trading of the Company's shares. The other assumptions used in the option pricing model are as follows: risk-free interest rate of 4.5%, expected life of ten years and a dividend yield of nil.

       The warrants are exercisable for Ordinary and Class A common shares as follows:

Ordinary common shares......................................  6,641,960
Class A common shares.......................................    600,930
                                                              ---------
Total common shares.........................................  7,242,890
                                                              =========

       These warrants, which have an exercise price of $20 per share, became exercisable upon capitalization of the Company on December 14, 2001, and expire on December 14, 2011.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                                    AMOUNTS)

       On September 27, 2002, the Company repurchased 5,000,000 of its Ordinary common shares at $20 per share and cancelled 2,049,600 warrants to purchase Ordinary common shares.

11.     EARNINGS PER SHARE

       The Company follows SFAS No. 128, "Earnings per Share", to account for its weighted average shares. The numerator in both the Company's basic and diluted earnings per share calculation is identical. The reconciliation of the denominator from basic to diluted weighted average shares outstanding for the nine-month period ended September 30, 2002 is as follows:

Weighted average shares -- basic............................  59,945,055
Share equivalents
  Warrants..................................................     105,881
  Options...................................................      37,293
                                                              ----------
Weighted average shares -- diluted..........................  60,088,229
                                                              ==========

12.     RELATED PARTY TRANSACTIONS

       The Company is party to agreements with various affiliates of two founding shareholders, Aon and Zurich Financial Services Group ("Zurich") as follows:

                Underwriting activities. In the normal course of business, the Company enters into reinsurance contracts with various subsidiaries of Aon and Zurich. Such contracts resulted in gross premiums written of $65.0 million, losses and loss expenses of $7.5 million and acquisition expenses of $3.2 million for the nine months ended September 30, 2002. As at September 30, 2002, there were related reinsurance premiums receivable of $38.3 million. During the nine months ended September 30, 2002, affiliates of Aon produced 42.6% of the Company's gross premiums written. Gross premiums written excludes $88.6 million of gross premiums acquired from LaSalle (see note 8).

                Analytical services. The Company utilized certain analytical services and licensed technology from an affiliate of Aon during the nine months ended September 30, 2002. Fees incurred of $109,000 pursuant to the agreement were included in general and administrative expenses.

                Financial accounting and administrative services. An affiliate of Aon performed certain financial accounting and administrative services for the Company during the nine months ended September 30, 2002. Fees incurred of $289,000 pursuant to the agreement were included in general and administrative expenses.

                Investment management services. The Company utilized the services of a wholly-owned subsidiary of Zurich to perform portions of its short-term investment and cash management and provide investment accounting services. Under the terms of the investment management agreement, which is subject to the Company's investment guidelines and other restrictions, the Company pays a fee based on the value of its cash and investment portfolio. The Company expensed related investment management and accounting fees of $227,000 during the nine months ended September 30, 2002.

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                                    AMOUNTS)

                Office services. The Company rented office space and received limited administrative services from various Bermuda based subsidiaries of Zurich until April 5, 2002. Rent and office services fees for the nine months ended September 30, 2002 of $419,000 were paid and the expense is recorded in general and administrative expenses.

13.     STOCK OPTIONS

       Endurance Holdings established a Stock Option Plan (the "Option Plan"), which provides for the grant of options to purchase shares of the Company's common stock to key employees. Under the terms of the Option Plan, a total of 3,646,975 common shares has been reserved for issuance. As of September 30, 2002, 3,287,290 options had been granted with dates of entitlement between December 14, 2001 and December 14, 2006. The exercise price for all options granted through September 30, 2002 under the Option Plan is $20 per share and the maximum term of an option is 10 years.

       Activity with respect to the Option Plan for the nine months ended September 30, 2002 was as follows:

Options outstanding, beginning of period....................  2,662,290
Options granted.............................................    625,000
                                                              ---------
Options outstanding, end of period..........................  3,287,290
                                                              =========
Exercisable options, end of period..........................    438,640
                                                              =========

       There were no options exercised, forfeited or that expired during the period ended September 30, 2002.

       The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and as a result, no stock compensation expense has been recognized. If compensation expense for options granted had been recognized based on the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's results for the nine months ended September 30, 2002 would have been as follows:

Net income..................................................  $60,287
Basic earnings per share....................................  $  1.01
Diluted earnings per share..................................  $  1.00

       The weighted average fair value used to calculate pro-forma compensation expense for the period was $5.68 per share. The fair value of each option issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumption used, of approximately 19%, was derived from an average of the historical ten-year volatility of two insurance industry indices. An allowance of 20% to 30% was made to recognize the start-up nature of the Company's operations and for the potential illiquidity associated with the private trading of the Company's shares. The other assumptions used in the option pricing model were as follows: risk free interest rate of 4.2% to 5.2%, expected life of ten years and a dividend yield of nil.

14.     STATUTORY REQUIREMENTS AND DIVIDEND RESTRICTIONS

       Endurance Bermuda's ability to pay dividends and make capital distributions is subject to certain regulatory restrictions. Endurance Bermuda is licensed as a Class 4 insurer under the Bermuda Insurance Act 1978, amendments thereto and related regulations. The minimum amount of statutory capital and

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002
(AMOUNTS IN TABLES EXPRESSED IN THOUSANDS OF UNITED STATES DOLLARS, EXCEPT SHARE
                                    AMOUNTS)

surplus required by license as a Class 4 insurer is $100 million. At September 30, 2002, Endurance Bermuda's statutory capital and surplus was $1.18 billion. In addition, a minimum statutory liquidity ratio must be maintained.

15.     TAXES

       Currently, the Company is not required to pay any income or capital gains taxes in Bermuda. The Company has received an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 of Bermuda, as amended, that in the event any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to the Company until March 28, 2016 provided that the assurance is subject to the condition that it will not prevent the application of any taxes payable by the Company in respect of real property or leasehold interests in Bermuda held by it. Endurance Bermuda intends to operate in a manner such that it will owe no United States tax other than premium excise tax and withholding taxes on certain investments.

       The Company's subsidiaries based in the United Kingdom and United States will be subject to income tax in their respective jurisdictions once their operations commence.

16.     SUBSEQUENT EVENTS

       (a) Debt and financing arrangement. On November 21, 2002, the Company drew down the remaining $92 million of the term loan.

       (b) Share premium issuance. On December 17, 2002, the Company effected a share premium issuance to its shareholders. Immediately after the share premium issuance was effected, the Company's shareholders held five Ordinary common shares for each Ordinary common share previously held, and held five Class A common shares for each Class A common share previously held. The share premium issuance has been reflected in the September 30, 2002 financial statements and all applicable references as to the number of common shares and per share information have been restated. Appropriate adjustments have been made in the exercise price and number of shares subject to warrants and stock options.

                 GLOSSARY OF SELECTED INSURANCE AND OTHER TERMS

Acquisition expense ratio.....   Financial ratio calculated by dividing
                                 acquisition expenses by net premiums earned.

Attachment point..............   The amount of loss retained by the cedent (per
                                 occurrence or in the aggregate, as the case may
                                 be) above which excess of loss insurance or reinsurance becomes operative.

Broker........................   An intermediary who negotiates contracts of
                                 insurance or reinsurance on behalf of an insured party, receiving a commission from the insurer or reinsurer for placement and other services rendered.

Broker-market participant.....   An insurer or reinsurer that markets and sells
                                 insurance or reinsurance principally through brokers or other intermediaries rather than through its own employees.

Capacity......................   The percentage of surplus, or the dollar amount
                                 of exposure, that an insurer or reinsurer is willing or able to place at risk. Capacity may apply to a single risk, a program, a line of business or an entire book of business.
                                 Capacity may be constrained by legal
                                 restrictions, corporate restrictions or
                                 indirect restrictions.

Captive insurance companies or
captives......................   An insurance company formed to insure the risks
                                 of its parent entity or entities.

Case reserves.................   Loss reserves, established with respect to
                                 specific, individual reported claims.

Casualty insurance or
reinsurance...................   Insurance or reinsurance which is primarily
                                 concerned with the losses caused by injuries to third persons, i.e., not the insured, or to property owned by third persons and the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, employers' liability, workers' compensation, public liability, automobile liability, personal liability and aviation liability insurance. It excludes certain types of losses that by law or custom are considered as being exclusively within the scope of other types of insurance or reinsurance, such as fire or marine.

Catastrophe...................   A severe loss, typically involving multiple
                                 claimants. Common perils include earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, explosions and other natural or man-made disasters. Catastrophe losses may also arise from acts of war, acts of terrorism and political instability.

Catastrophe loss..............   Loss and directly identified loss adjustment
                                 expenses from catastrophes.

Catastrophe reinsurance.......   A form of excess of loss reinsurance which,
                                 subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified retention with respect to an accumulation of losses resulting from a catastrophic event. The actual reinsurance document is called a "catastrophe cover." These reinsurance contracts are typically designed to cover property insurance losses but can be written to cover other types of insurance losses such as from workers' compensation policies.

Cede; cedent; ceding
company.......................   When an insurer reinsures some or all of its
                                 liability with another insurer, it "cedes" business and is referred to as the "ceding company."

Ceded premiums payable........   Reinsurance premium that a ceding company is
                                 obligated to pay to a reinsurer but which has not yet been paid.

Claim.........................   Request by an insured or reinsured for
                                 indemnification by an insurance company or a reinsurance company for loss incurred from an insured peril or event.

Claims-made basis.............   Insurance or reinsurance coverage with respect
                                 to claims reported during the policy period.

Combined ratio................   The sum of the loss ratio, the acquisition
                                 expense ratio and the general and
                                 administrative expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Correlation...................   The degree to which events or financial results
                                 tend to correspond to each other.

CRESTA zone...................   Areas worldwide where natural hazards, such as
                                 floods, hurricanes and tornadoes, occur.
                                 Insurers use them to classify areas susceptible to particular risks.

Deductible....................   The amount of loss that an insured retains.

Deferred acquisition
expenses......................   Primarily commissions and premium taxes, which
                                 vary with and are primarily related to the production of business, are deferred and amortized to achieve a matching of revenues and expenses when reported in financial statements prepared in accordance with U.S. GAAP.

Direct insurance..............   Insurance sold by an insurer that contracts
                                 with the insured, as distinguished from
                                 reinsurance.

Directors' and officers'
liability.....................   Insurance which covers liability for corporate
                                 directors and officers for wrongful acts, subject to applicable exclusions, terms and conditions of the policy.

Earned premiums or premiums
earned........................   That portion of property and casualty premiums
                                 written that applies to the expired portion of the policy term. Earned premiums are recognized as revenues under both SAP and U.S. GAAP.

Excess of loss................   Reinsurance or insurance that indemnifies the
                                 reinsured or insured against all or a specified portion of losses over a specified currency amount or "retention."

Exclusions....................   Provisions in an insurance or reinsurance
                                 policy excluding certain risks or otherwise limiting the scope of coverage.

Exposure......................   The possibility of loss. A unit of measure of
                                 the amount of risk a company assumes.

Facultative reinsurance.......   The reinsurance of all or a portion of the
                                 insurance provided by a single policy. Each policy reinsured is separately negotiated.

Frequency.....................   The number of claims occurring during a given
                                 coverage period.

General and administrative
expense ratio.................   Financial ratio calculated by dividing general
                                 and administrative expenses by net premiums earned.

Gross premiums written and
acquired......................   Total premiums for insurance written and
                                 assumed reinsurance during a given period.

Incurred but not reported
("IBNR") reserves.............   Reserves for estimated losses and loss expenses
                                 that have been incurred but not yet reported to the insurer or reinsurer.

Liability insurance...........   Same as casualty insurance.

Limits........................   The maximum amounts that an insurer or
                                 reinsurer will insure or reinsure in a given area of coverage. The term also refers to the maximum amount of benefit payable for a given situation or occurrence.

Loss; losses..................   An occurrence that is the basis for submission
                                 and/or payment of a claim. Losses may be covered, limited or excluded from coverage, depending on the terms of the policy.

Loss expenses.................   The expenses of settling claims, including
                                 legal and other fees and the portion of general expenses allocated to claim settlement costs.

Loss ratio....................   Financial ratio calculated by dividing net
                                 losses and loss expenses by net premiums earned.

Loss ratio cap................   Provision in a reinsurance contract limiting
                                 the amount of loss to be assumed by the
                                 reinsurer under any one contract.

Loss reserves.................   Liabilities established by insurers and
                                 reinsurers to reflect the estimated cost of claims incurred that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written.
                                 Reserves are established for losses and for loss expenses, and consist of case reserves and IBNR reserves. As the term is used in this prospectus, "loss reserves" is meant to include reserves for both losses and for loss expenses.

Losses incurred...............   The total losses sustained by an insurer or
                                 reinsurer under a policy or policies, whether paid or unpaid. Incurred losses include a provision for IBNR.

Losses occurring basis........   Insurance or reinsurance coverage with respect
                                 to losses that occur during the policy period.

Maximum aggregate
limitations...................   The maximum amount recoverable under an
                                 insurance or reinsurance policy, regardless of the number or size of claims.

Monoline......................   Insurance that applies to one kind of coverage.

National Association of
Insurance Commissioners
("NAIC")......................   An organization of the insurance commissioners
                                 or directors of all 50 states and the District of Columbia organized to promote consistency of regulatory practice and statutory accounting standards throughout the United States.

Net premiums earned...........   The portion of net premiums written during or
                                 prior to a given period that was actually recognized as income during such period.

Net premiums written and
acquired......................   Direct written premiums plus assumed
                                 reinsurance premiums less premiums ceded to reinsurers.

Per occurrence limitations....   The maximum amount recoverable under an
                                 insurance or reinsurance policy as a result of any one event, regardless of the number of claims.

Per risk limitations..........   The maximum amount which may be claimed in
                                 association with damage to or loss of any one
                                 "risk". A "risk" in this context may mean a building, a group of buildings or an object, based on the definition used in the particular policy.

Policies attaching basis......   Reinsurance coverage with respect to the
                                 policies written by the ceding company during the reinsurance contract period.

Policy attaching contracts....   Reinsurance contracts written on a policies
                                 attaching basis.

Potential economic loss.......   As used in this prospectus, expected ultimate
                                 net earned premiums, including reinstatement premiums, less acquisition costs and less expected ultimate net losses.

Premiums......................   The amount charged during the term on policies
                                 and contracts issued, renewed or reinsured by an insurance company or reinsurance company.

Probable maximum loss.........   The largest probable loss on any given
                                 insurance policy or coverage, as determined by past experience and information.

Professional liability........   Insurance that provides coverage for attorneys,
                                 doctors, accountants and other professionals.

Property insurance or
reinsurance...................   Insurance or reinsurance that provides coverage
                                 to a person with an insurable interest in tangible property for that person's property loss, damage or loss of use.

Property per risk treaty
reinsurance...................   Reinsurance on a treaty basis of individual
                                 property risks insured by a ceding company.

Proportional basis
reinsurance...................   A generic term describing all forms of
                                 reinsurance in which the reinsurer shares a proportional part of both the original premiums and the losses of the reinsured.

Proportional treaties.........   Reinsurance treaties which assume a
                                 proportional share of the risks and premiums taken on by the ceding company.

Quota share agreements........   Reinsurance agreements wherein the insurer
                                 cedes an agreed-upon fixed percentage of liabilities, premiums and losses for each policy covered on a pro rata basis.

Qualifying quota shares.......   A reinsurance arrangement under which premiums
                                 paid by a Lloyd's syndicate to a reinsurer qualify under the Lloyd's Bye-laws to be set-off against the syndicate's aggregate premiums received, thereby increasing the syndicate's underwriting capacity.

Rates.........................   Amounts charged per unit of insurance and
                                 reinsurance.

Reinstatement.................   A ceding company's right and, typically,
                                 obligation to reinstate the portion of coverage exhausted by prior claims. Reinstatement provisions typically limit the amount of aggregate coverage for all claims during the contract period and often require additional premium payments.

Reinsurance...................   The practice whereby one insurer, called the
                                 reinsurer, in consideration of a premium paid to that reinsurer, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more policies or contracts of insurance which it has issued.

Reinsurance agreement.........   A contract specifying the terms of a
                                 reinsurance transaction.

Reported losses...............   Claims or potential claims that have been
                                 identified to a reinsurer by a ceding company or to an insurer by an insured.

Retention.....................   The amount of exposure a policyholder company
                                 retains on any one risk or group of risks. The term may apply to an insurance policy, where the policyholder is an individual, family or business, or a reinsurance policy, where the policyholder is an insurance company.

Retrocessional coverage.......   A transaction whereby a reinsurer cedes to
                                 another reinsurer, the retrocessionaire, all or part of the reinsurance that the first reinsurer has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured.
                                 Reinsurance companies cede risks to
                                 retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance: to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity.

Risk-based Capital ("RBC")....   A measure adopted by the NAIC and enacted by
                                 states for determining the minimum statutory capital and surplus requirements of insurers with required regulatory and company actions that apply when an insurer's capital and surplus is below these minimums.

Self-insure...................   That portion of the risk retained by a person
                                 for its own account.

Statutory accounting practices
("SAP").......................   The practices and procedures prescribed or
                                 permitted by domiciliary state insurance regulatory authorities in the United States for recording transactions and preparing financial statements. Statutory accounting practices generally reflect a modified going concern basis of accounting.

Statutory policyholders'
surplus or surplus............   As determined under SAP, the amount remaining
                                 after all liabilities, including loss reserves, are subtracted from all admitted assets.
                                 Admitted assets are assets of an insurer prescribed or permitted by a state to be recognized on the statutory balance sheet.
                                 Statutory surplus is also referred to as "surplus" or "surplus as regards policyholders" for statutory accounting purposes.

Treaty reinsurance............   The reinsurance of a specified type or category
                                 of risks defined in a reinsurance agreement (a
                                 "treaty") between a primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer and the reinsurer is obligated to accept a specified portion of all of that type or category of risks originally written by the primary insurer or reinsured.

U.S. GAAP.....................   United States generally accepted accounting
                                 principles as defined by the American Institute of Certified Public Accountants or statements of the Financial Accounting Standards Board.
                                 U.S. GAAP is the method of accounting to be used by the Company for reporting to shareholders.

U.S. Person...................   For U.S. federal income tax purposes, (i) a
                                 citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any of its political subdivisions, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more
                                 U.S. persons have the authority to control all substantial decisions of the trust.

Umbrella liability............   A form of insurance protection against losses
                                 in excess of amounts covered by other liability insurance policies or amounts not covered by the usual liability policies.

Underwriter...................   An employee of an insurance or reinsurance
                                 company who examines, accepts or rejects risks and classifies accepted risks in order to charge an appropriate premium for each accepted risk. The underwriter is expected to select business that will produce an average risk of loss no greater than that anticipated for the class of business.

Underwriting..................   The insurer's or reinsurer's process of
                                 reviewing applications for insurance coverage, and the decision whether to accept all or part of the coverage and determination of the applicable premiums; also refers to the acceptance of that coverage.

Underwriting gain or
underwriting loss.............   The pre-tax profit or loss experienced by a
                                 property and casualty insurance company or reinsurance company after deducting losses and loss expenses and operating expenses from net earned premiums. This profit or loss calculation includes reinsurance assumed and ceded but excludes investment income.

Unearned premium..............   The portion of premiums written that is
                                 allocable to the unexpired portion of the policy term.

Workers' compensation.........   A system (established under state and federal
                                 laws) under which employers provide insurance for benefit payments to their employees for work-related injuries, deaths and diseases, regardless of fault.

Working layer.................   Reinsurance which absorbs the losses
                                 immediately above the reinsured's retention layer. A working layer reinsurer will pay up to a certain dollar amount of losses over the insured's retention, at which point a higher layer reinsurer (or the ceding company) will be liable for additional losses. The coverage terms of a working layer typically assume an element of loss frequency.

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--------------------------------------------------------------------------------

     THROUGH AND INCLUDING          , 2003 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO A DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO AN UNSOLD ALLOTMENT OR SUBSCRIPTION.

                                             SHARES

                                (ENDURANCE LOGO)

                       ENDURANCE SPECIALTY HOLDINGS LTD.

                                ORDINARY SHARES

                             ----------------------

                                   PROSPECTUS
                             ----------------------

                           JOINT BOOKRUNNING MANAGERS
         GOLDMAN, SACHS & CO.                       MERRILL LYNCH & CO.
                            ------------------------
                                    JPMORGAN
                            ------------------------
CREDIT SUISSE FIRST BOSTON                                         DEUTSCHE BANK
                                          , 2003

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--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth the various expenses payable by us in connection with the offering of the ordinary shares being registered hereby. All of the fees set forth below are estimates except for the SEC registration fee, the NASD fee and the NYSE listing fee.

SEC registration fee........................................   $ 18,400
NYSE listing fee............................................    250,000
NASD fee....................................................     20,500
Printing and engraving expenses.............................          *
Legal fees and expenses.....................................          *
Accounting fees and expenses................................          *
Transfer agent and registrar fees...........................          *
Miscellaneous fees and expenses.............................          *
                                                               ========
     Total..................................................   $      *

------------

* To be completed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       The Bye-laws of the Registrant provide for the indemnification of the Registrant's officers and directors, members of a (duly constituted) committee and any resident representative (and their respective heirs, executors or administrators), each referred to as an Indemnified Person, against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by Bermuda law, incurred or suffered by such party by reason of any act done, conceived in or omitted in the conduct of the Registrant's business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act 1981 (the "Companies Act") as in effect from time to time in Bermuda.

       The Registrant's bye-laws state that an Indemnified Person shall be indemnified out of the funds of the Registrant against all liabilities incurred by him or her by reason of any act done, conceived in or omitted in the conduct of the Registrant's business or in the discharge of his or her duties, in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with the application under the Companies Act in which relief is granted to him or her by the court.

       In addition, each shareholder and the Registrant agree to waive any claim or right of action he or it may have at any time, whether individually or by or in the right of the Registrant against any Indemnified Person on account of any action taken by such person in the performance of his duties with or for the Registrant; provided that such waiver shall not extend to any claims or rights of action which would render it void pursuant to the Companies Act 1981 as in effect from time to time in Bermuda, that arises out of fraud or dishonesty on the part of such Indemnified Person or with respect to the recovery of any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

       The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company's bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

       Reference is made to the form of Purchase Agreement to be filed as
Exhibit 1.1 hereto for provisions providing that the Underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of the Registrant against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

       Since its formation, the Registrant has issued unregistered securities as described below. None of the transactions involved any underwriters, underwriting discounts or commissions, or any public offering and the Registrant believes that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder, or Regulation S for offerings of securities outside of the United States. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

       On December 14, 2001, Endurance Specialty Insurance Ltd. ("Endurance Bermuda") sold 59,061,185 ordinary shares and 938,815 class A shares to certain accredited investors for an aggregate price of $1.2 billion and issued warrants exercisable for 8,691,560 ordinary shares and 600,930 class A shares. The sales of shares and warrants were made in reliance on Section 4(2) of the Exchange Act.

       On July 22, 2002, the Registrant exchanged 59,061,185 ordinary shares and 938,815 class A shares of the Registrant for an equal number of common shares of Endurance Bermuda. In addition, outstanding warrants exercisable for 8,691,560 ordinary shares and 600,930 class A shares of Endurance Bermuda were exchanged for the same number of ordinary warrants and class A warrants of the Registrant. This exchange was made in reliance on Section 4(2) of the Securities Act.

       On December 17, 2002, the Registrant issued fully paid additional shares. These shares were issued to the existing holders of ordinary shares and class A shares in the ratio of four additional shares for each existing share held by them. This issuance had the effect of increasing the number of common shares. No consideration was paid for this issuance.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       (a) Exhibits

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1      Form of Purchase Agreement*
 3.1      Amended and Restated Memorandum of Association*
 3.2      Amended and Restated Bye-laws*
 4.1      Specimen Ordinary Share Certificate*
 4.2      Specimen Class A Share Certificate*
 4.3      Form of Warrant for Ordinary Shares*
 4.4      Form of Warrant for Class A Shares*
 5.1      Opinion of Appleby, Spurling & Kempe*
 8.1      Opinion of Appleby, Spurling & Kempe as to certain tax
          matters*
 8.2      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          certain tax matters*
10.1      Shareholders Agreement, dated as of July 22, 2002 among the
          Registrant and each of the persons listed on Schedule A
          thereto*
10.2      Registration Rights Agreement, dated as of July 22, 2002,
          among the Registrant and each of the persons listed on
          Schedule A thereto*
10.3      Employment Agreement between the Registrant and Kenneth J.
          LeStrange*
10.4      Credit Agreement, dated as of August 13, 2002, among the
          Registrant, various lending institutions and JPMorgan Chase
          Bank as Administrative Agent*
10.5      Term Loan Agreement, dated as of August 13, 2002 among the
          Registrant, various lending institutions and JPMorgan Chase
          Bank as Administrative Agent, as amended on September 26,
          2002*
10.6      2002 Stock Option Plan*
21.1      Subsidiaries of the Registrant*
23.1      Consent of Appleby, Spurling & Kempe (included in Exhibits
          5.1 and 8.1)*
23.2      Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 8.2)*
23.3      Consent of Ernst & Young
24.1      Power of Attorney (included as part of the signature pages)
99.1      Form F-N*

------------

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

       (a) Insofar as indemnification for liabilities existing under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (b)     The undersigned Registrant hereby undertakes that:

                (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda on the 19th day of December, 2002.

                                          ENDURANCE SPECIALTY HOLDINGS LTD.

                                          By: /s/ KENNETH J. LESTRANGE
                                            ------------------------------------
                                              Name: Kenneth J. LeStrange
                                              Title: Chairman of the Board

                               POWER OF ATTORNEY

     We, the undersigned officers, directors and authorized representatives of Endurance Specialty Holdings Ltd., hereby severally constitute and appoint Kenneth J. LeStrange, our true and lawful attorney with full power to him, with full power of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Endurance Specialty Holdings Ltd. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney, or his substitute or substitutes, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----

/s/ KENNETH J. LESTRANGE
------------------------------------------------      Chairman of the Board, Chief     December 19, 2002
Name: Kenneth J. LeStrange                            Executive Officer, President
                                                              and Director

/s/ JAMES R. KRONER                                      Chief Financial Officer       December 19, 2002
------------------------------------------------      (Principal Financial Officer
Name: James R. Kroner                                   and Principal Accounting
                                                          Officer) and Director


/s/ WILLIAM H. BOLINDER                                         Director               December 19, 2002
------------------------------------------------
Name: William H. Bolinder


/s/ DAVID L. COLE                                               Director               December 19, 2002
------------------------------------------------
Name: David L. Cole


/s/ JONATHAN J. COSLET                                          Director               December 19, 2002
------------------------------------------------
Name: Jonathan J. Coslet

                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----


/s/ ANTHONY J. DINOVI                                           Director               December 19, 2002
------------------------------------------------
Name: Anthony J. DiNovi


/s/ BRYON EHRHART                                               Director               December 19, 2002
------------------------------------------------
Name: Bryon Ehrhart


/s/ CHARLES FROLAND                                             Director               December 19, 2002
------------------------------------------------
Name: Charles Froland


/s/ RICHARD PERRY                                               Director               December 19, 2002
------------------------------------------------
Name: Richard Perry


/s/ ROBERT A. SPASS                                             Director               December 19, 2002
------------------------------------------------
Name: Robert A. Spass


/s/ RICHARD J. STERNE                                           Director               December 19, 2002
------------------------------------------------
Name: Richard J. Sterne

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1      Form of Purchase Agreement*
 3.1      Amended and Restated Memorandum of Association*
 3.2      Amended and Restated Bye-laws*
 4.1      Specimen Ordinary Share Certificate*
 4.2      Specimen Class A Share Certificate*
 4.3      Form of Warrant for Ordinary Shares*
 4.4      Form of Warrant for Class A Shares*
 5.1      Opinion of Appleby, Spurling & Kempe*
 8.1      Opinion of Appleby, Spurling & Kempe as to certain tax
          matters*
 8.2      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          certain tax matters*
10.1      Shareholders Agreement, dated as of July 22, 2002 among the
          Registrant and each of the persons listed on Schedule A
          thereto*
10.2      Registration Rights Agreement, dated as of July 22, 2002,
          among the Registrant and each of the persons listed on
          Schedule A thereto*
10.3      Employment Agreement between the Registrant and Kenneth J.
          LeStrange*
10.4      Credit Agreement, dated as of August 13, 2002, among the
          Registrant, various lending institutions and JPMorgan Chase
          Bank as Administrative Agent*
10.5      Term Loan Agreement, dated as of August 13, 2002 among the
          Registrant, various lending institutions and JPMorgan Chase
          Bank as Administrative Agent, as amended on September 26,
          2002*
10.6      2002 Stock Option Plan*
21.1      Subsidiaries of the Registrant*
23.1      Consent of Appleby, Spurling & Kempe (included in Exhibits
          5.1 and 8.1)*
23.2      Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 8.2)*
23.3      Consent of Ernst & Young
24.1      Power of Attorney (included as part of the signature pages)
99.1      Form F-N*

------------

* To be filed by amendment.